                                                                     EXHIBIT 4.4
                                                                     -----------



================================================================================



                          CREDIT AND SECURITY AGREEMENT

                               (U.S. $32,000,000)

                            Dated as of April 1, 1998

                                      among

                         PARAGON CORPORATE HOLDINGS INC.

                                   as Borrower

                                       and

                     THE BANKS WHICH ARE SIGNATORIES HERETO

                                       and

                           KEY CORPORATE CAPITAL INC.

                                    as Agent

                                       and

                           KEY CORPORATE CAPITAL INC.

                            as Letter of Credit Bank





================================================================================

                                TABLE OF CONTENTS

Section                                                                                       Page
-------                                                                                       ----

Section 1        DEFINITIONS AND ACCOUNTING TERMS
        1.1      Certain Defined Terms........................................................  1
        1.2      Computation of Time Periods..................................................  1
        1.3      Accounting Terms.............................................................  1


Section 2        STATEMENT OF TERMS.
        2.1      Revolving Credit Facility....................................................  1
                 (a)      Revolving Credit Advances...........................................  1
                 (b)      Revolving Credit Borrowings.........................................  2
                 (c)      Revolving Credit Notes..............................................  2
                 (d)      Control Account Maintained by Agent.................................  2
        2.2      Permitted Discretion.........................................................  3
        2.3      Requests for Revolving Credit Advances.......................................  3
                 (a)      Credit Requests Executed by the Borrower............................  3
                 (b)      Requests for Borrowing Deemed Given.................................  4
        2.4      Funding of Revolving Credit Advances.........................................  4
                 (a)      Agent Election as to Funding........................................  4
                 (b)      Same Day Funding by Banks...........................................  4
                 (c)      Periodic Funding by Banks; KCCI Settlement Advances.................  5
                 (d)      Periodic Funding by Banks; Agent Special Advances...................  6
                 (e)      Settlement of Settlement Advances and Agent Special Advances........  7
        2.5      Failure of Bank to Fund......................................................  9
                 (a)      Payment Constituting Ratable Portion................................  9
                 (b)      Treatment of Defaulting Bank........................................ 10
                 (c)      Continuing Obligation of Banks to Fund.............................. 10
        2.6      Repayments and Prepayments................................................... 10
                 (a)      Repayment........................................................... 10
                 (b)      Mandatory Prepayment of Revolving Credit Advances and Agent
                          Special Advances.................................................... 10
                 (c)      Reduction of Revolving Credit Commitment............................ 11
                 (d)      Permitted Prepayments............................................... 11
                 (e)      Mandatory Application of Net Proceeds............................... 12
                 (f)      Prepayment Premium.................................................. 12
        2.7      Rate Conversion and Rate Continuation........................................ 12
        2.8      Letters of Credit............................................................ 14
                 (a)      Term; Form and Conditions of Letters of Credit...................... 14
                 (b)      Requests for Letters of Credit...................................... 14
                 (c)      Participation by Banks.............................................. 15
                 (d)      Reimbursement....................................................... 15
                 (e)      Failure to Reimburse................................................ 15



Section                                                                                       Page
-------                                                                                       ----

                 (f)      Obligations Absolute................................................ 16
                 (g)      Liability of Letter of Credit Bank.................................. 16
                 (h)      Letter of Credit Bank Indemnity..................................... 17
                 (i)      Effect of Applicable Law or Custom.................................. 17
                 (j)      Termination of Letter of Credit Commitment.......................... 17
        2.9      Fees......................................................................... 18
                 (a)      Agent's Fee......................................................... 18
                 (b)      Unused Line Fee..................................................... 18
                 (c)      Letter of Credit Fees............................................... 18
                 (d)      Collateral Management Fee........................................... 18
                 (e)      Per Diem Audit Fees................................................. 18
                 (f)      Late Charges........................................................ 19
                 (g)      Payment of Fees; NonRefundable...................................... 19
        2.10     Interest on Advances......................................................... 19
                 (a)      Interest Rate-Revolving Credit Advances............................. 19
                 (b)      Applicable Margin; Terms of Adjustment.............................. 20
        2.11     Default Interest............................................................. 21
        2.12     Interest Rate Determination.................................................. 21
        2.13     Payments and Computations.................................................... 21
                 (a)      Payments............................................................ 21
                 (b)      Payment Procedures.................................................. 22
                 (c)      Application of Payments............................................. 22
                 (d)      Authorization to Charge Account..................................... 22
                 (e)      Computations of Interest and Fees................................... 22
                 (f)      Payment not on Business Day......................................... 23
                 (g)      Presumption of Payment in Full by the Borrower...................... 23
        2.14     Change in Law; LIBOR Rate Advances Unlawful.................................. 23
        2.15     Unavailability............................................................... 24
                 (a)      Inadequate Rate..................................................... 24
                 (b)      Unavailable Quotations.............................................. 24
                 (c)      Unavailable Deposits................................................ 24
        2.16     Pro Rata Treatment........................................................... 24

Section 3        CONDITIONS OF LENDING.
        3.1      Conditions Precedent to Initial Advances..................................... 24
        3.2      Conditions Precedent to all Advances......................................... 24
                 (a)      Representation Bringdown............................................ 25
                 (b)      No Default; Compliance with Terms................................... 25
                 (c)      No Material Adverse Change.......................................... 25
                 (d)      Confirmation of Borrowing Base...................................... 25
                 (e)      Other Deliveries.................................................... 25

Section 4        SECURITY INTEREST IN COLLATERAL; COLLATERAL
                 REQUIREMENTS
        4.1      Grant of Security Interest................................................... 25

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

Section                                                                                       Page
-------                                                                                       ----

        4.2      Perfection................................................................... 26
        4.3      General Representations as to Collateral..................................... 26
        4.4      Title to Collateral; Liens; Transfers........................................ 26
        4.5      Changes Affecting Perfection................................................. 26
        4.6      Power of Attorney for Insurance.............................................. 27
        4.7      Protection of Collateral; Reimbursement...................................... 27
        4.8      Inspection; Verification..................................................... 28
        4.9      Assignments, Records and Schedules of Accounts............................... 28
        4.10     Reporting Regarding Inventory................................................ 29
        4.11     Other Collateral Reports..................................................... 29
        4.12     Status of Collateral......................................................... 30
        4.13     Reinstatement................................................................ 30
        4.14     Termination of Security Interest; Release of Collateral...................... 30

Section 5        PROCEEDS OF ACCOUNTS AND INVENTORY
        5.1      Receipt in Trust............................................................. 30
        5.2      Cash Collateral Accounts..................................................... 30
        5.3      Application of Deposits to Loan Account...................................... 31
        5.4      Crediting of Collections and Remittances..................................... 32
        5.5      Cost of Collection........................................................... 32
        5.6      Return of Funds.............................................................. 32
        5.7      Notice to Account Debtors.................................................... 33
        5.8      Appointment of Attorney-in-Fact.............................................. 33

Section 6        SPECIFIC REPRESENTATIONS, WARRANTIES AND COVENANTS
        6.1      Representations and Warranties Regarding Accounts............................ 34
        6.2      Disputes and Claims Regarding Accounts....................................... 34
        6.3      Accounts..................................................................... 34
        6.4      Compliance with Terms of Accounts............................................ 34
        6.5      No Waivers, Extensions, Amendments........................................... 35
        6.6      Lien Priority................................................................ 35
        6.7      Location of Collateral....................................................... 35
        6.8      Lien Waivers, Landlord Waivers, Warehouse Receipts........................... 35
        6.9      Maintenance of Insurance..................................................... 36
        6.10     Limitations on Dispositions of Inventory..................................... 36

Section 7        GENERAL REPRESENTATIONS AND WARRANTIES.
        7.1      Existence.................................................................... 36
        7.2      Authorization................................................................ 37
        7.3      Enforceability............................................................... 37
        7.4      Litigation; Proceedings...................................................... 37
        7.5      Taxes........................................................................ 37
        7.6      Title........................................................................ 38
        7.7      Consents; Approvals.......................................................... 38

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

Section                                                                                       Page
-------                                                                                       ----

        7.8      Lawful Operations............................................................ 38
        7.9      Environmental Compliance..................................................... 38
        7.10     Environmental Laws and Permits............................................... 40
        7.11     ERISA........................................................................ 40
        7.12     Agreements; Adverse Obligations; Labor Disputes.............................. 40
        7.13     Financial Statements......................................................... 40
        7.14     Intellectual Property........................................................ 41
        7.15     Insurance.................................................................... 41
        7.16     Value; Solvency.............................................................. 41
        7.17     Investment Company Act Status................................................ 41
        7.18     Regulation U/Regulation X Compliance......................................... 41
        7.19     Full Disclosure.............................................................. 42

Section 8        COVENANTS OF THE BORROWER.
        8.1      Reporting and Notice Covenants............................................... 42
                 (a)      Monthly Financial Statements........................................ 42
                 (b)      Quarterly Financial Statements...................................... 42
                 (c)      Annual Financial Statements......................................... 43
                 (d)      Officer's Certificate............................................... 43
                 (e)      Annual Business Plan................................................ 43
                 (f)      Intercompany Loans.................................................. 44
                 (g)      Other Information................................................... 44
                 (h)      Notices............................................................. 44
                 (i)      Notice of Default under ERISA....................................... 44
                 (j)      Environmental Reporting............................................. 45
                 (k)      Multiemployer Plan Withdrawal Liability............................. 45
        8.2      Affirmative Covenants........................................................ 45
                 (a)      Corporate Existence................................................. 45
                 (b)      Financial Records................................................... 45
                 (c)      Visitation.......................................................... 45
                 (d)      Compliance with Law................................................. 46
                 (e)      Compliance with Environmental Laws.................................. 46
                 (f)      Properties.......................................................... 47
                 (g)      Use of Proceeds; Intercompany Loans................................. 47
                 (h)      Compliance with Terms of All Material Contracts..................... 47
                 (i)      Taxes............................................................... 47
                 (j)      Insurance........................................................... 47
                 (k)      License to Third Parties and Subsidiaries........................... 48
                 (l)      Year 2000 Compliance................................................ 48
                 (m)      Refinancing......................................................... 48
        8.3      Negative Covenants........................................................... 48
                 (a)      Equity Transactions; Permitted Acquisitions......................... 48
                 (b)      Credit Extensions................................................... 49
                 (c)      Indebtedness........................................................ 49

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

Section                                                                                       Page
-------                                                                                       ----

                 (d)      Liens; Leases....................................................... 50
                 (e)      Investments......................................................... 50
                 (f)      Dividends; Management Fee........................................... 51
                 (g)      Change in Nature of Business........................................ 51
                 (h)      Charter Amendments.................................................. 51
                 (i)      Accounting Changes.................................................. 51
                 (j)      Compliance with ERISA............................................... 52
                 (k)      Additional Bank Accounts; Excess Cash............................... 53
                 (l)      Regulation U Compliance............................................. 53
                 (m)      Arm's-Length Transactions........................................... 53
        8.4      Financial Covenants.......................................................... 53
                 (a)      Minimum Consolidated EBITDA......................................... 54
                 (b)      Consolidated Fixed Charge Coverage Ratio............................ 54

Section 9        EVENTS OF DEFAULT
        9.1      Payment...................................................................... 54
        9.2      Representations and Warranties............................................... 54
        9.3      Reporting and Notice Provisions; Violation of Certain Affirmative
                 Covenants.................................................................... 54
        9.4      Violation of Negative Covenants and Financial Covenants...................... 55
        9.5      Other Loan Documents......................................................... 55
        9.6      Cross-Default................................................................ 55
        9.7      False or Misleading Reports.................................................. 55
        9.8      Destruction of Collateral.................................................... 55
        9.9      Material Adverse Effect...................................................... 55
        9.10     Termination of Existence..................................................... 55
        9.11     Control...................................................................... 55
        9.12     Failure of Enforceability of this Agreement, Credit Document; Security....... 55
        9.13     ERISA........................................................................ 56
        9.14     Judgments.................................................................... 56
        9.15     Forfeiture Proceedings....................................................... 56
        9.16     Financial Impairment......................................................... 56

Section 10       REMEDIES
        10.1     Optional Defaults............................................................ 57
        10.2     Automatic Defaults........................................................... 57
        10.3     General Rights and Remedies of Agent and the Banks........................... 57
        10.4     Additional Remedies.......................................................... 57
                 (a)      Possession of Collateral............................................ 57
                 (b)      Foreclosure of Liens................................................ 58
                 (c)      Disposition of Collateral........................................... 58
                 (d)      Application of Collateral........................................... 58
        10.5     Termination; Effect on Borrower Obligations.................................. 58
        10.6     Set-off...................................................................... 58

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

Section                                                                                       Page

        10.7     Authority to Execute Transfers............................................... 58
        10.8     Limited License to Liquidate................................................. 59
        10.9     Actions in Respect of the Letters of Credit Upon Default..................... 59
        10.10    Letter of Credit Collateral Account.......................................... 59
                 (a)      Application......................................................... 59
                 (b)      No Borrower or Third Party Claims................................... 60
                 (c)      No Liens or Transfers of Account.................................... 60
                 (d)      Reasonable Care..................................................... 60
        10.11    Equalization................................................................. 60
        10.12    Remedies Cumulative.......................................................... 60

Section 11       THE AGENT
        11.1     The Agent.................................................................... 60
        11.2     Nature of Appointment........................................................ 61
        11.3     Agent as a Bank; Other Transactions.......................................... 61
        11.4     Instructions from Banks...................................................... 61
        11.5     Bank's Diligence............................................................. 61
        11.6     No Implied Representations................................................... 61
        11.7     Sub-Agents................................................................... 62
        11.8     Agent's Diligence............................................................ 62
        11.9     Notice of Default............................................................ 62
        11.10    Agent's Liability............................................................ 62
        11.11    Agent's Indemnity............................................................ 63
        11.12    Resignation or Removal of Agent.............................................. 63

Section 12       TRANSFERS AND ASSIGNMENTS.
        12.1     Transfer of Commitments...................................................... 63
                 (a)      Prior Consent....................................................... 64
                 (b)      Agreement; Transfer Fee............................................. 64
                 (c)      Notes............................................................... 64
                 (d)      Parties............................................................. 64
        12.2     Sale of Participations....................................................... 65
                 (a)      Benefits of Participant............................................. 65
                 (b)      Rights Reserved..................................................... 65
                 (c)      No Delegation....................................................... 65
        12.3     Confidentiality.............................................................. 65

Section 13       INDEMNITIES.
        13.1     Increased Costs.............................................................. 66
        13.2     Risk-Based Capital........................................................... 67
        13.3     Taxes........................................................................ 67
                 (a)      Taxes; Withholding.................................................. 67
                 (b)      Stamp Taxes......................................................... 67
                 (c)      Other Taxes......................................................... 68

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

Section                                                                                       Page
-------                                                                                       ----

                 (d)      Request for Refund.................................................. 68
                 (e)      Exemption Certificate............................................... 68
                 (f)      Furnishing of Certificate........................................... 69
                 (g)      Survival of Provision............................................... 69
        13.4     Losses....................................................................... 69
        13.5     Indemnification for Requests................................................. 69
        13.6     General Indemnity............................................................ 70
        13.7     Certificate for Indemnification.............................................. 70
        13.8     Duty To Mitigate; Standard Treatment......................................... 70

Section 14       GENERAL
        14.1     Amendments and Waivers....................................................... 70
        14.2     General Appointment as Attorney-in-Fact...................................... 71
                 (a)      Agent Not Liable.................................................... 72
                 (b)      Performance by Agent of the Borrower's Obligations.................. 72
        14.3     Cumulative Provisions........................................................ 72
        14.4     Binding Effect............................................................... 72
        14.5     Costs and Expenses........................................................... 72
        14.6     Survival of Provisions....................................................... 73
        14.7     Immediate U.S. Funds......................................................... 73
        14.8     Captions..................................................................... 73
        14.9     Sharing of Information....................................................... 73
        14.10    Interest Rate Limitation..................................................... 73
        14.11    Limitation of Liability...................................................... 74
        14.12    Illegality................................................................... 74
        14.13    Notices...................................................................... 74
        14.14    Governing Law................................................................ 74
        14.15    Entire Agreement............................................................. 75
        14.16    JURY TRIAL WAIVER............................................................ 75
        14.17    Jurisdiction; Venue; Inconvenient Forum...................................... 75
                 (a)      Jurisdiction........................................................ 75
                 (b)      Venue; Inconvenient Forum........................................... 75
        14.18    Execution in Counterparts.................................................... 76

                             EXHIBITS AND SCHEDULES


Exhibit A                  (Form of Revolving Credit Note)
Exhibit B                  (Form of Credit Request)
Exhibit C                  (Form of Rate Conversion/Continuation Request)
Exhibit D                  [ Intentionally Omitted ]
Exhibit E                  (Form of Subsidiary Guaranty)
Exhibit F-1                (Form of Curtis Security Agreement)
Exhibit F-2                (Form of A.B. Dick Security Agreement)
Exhibit G                  (Form of Borrowing Base Certificate)
Exhibit H                  (Form of Restricted Account Agreement)
Exhibit I                  (Form of Assignment Agreement)
Exhibit J-1                (Form of Landlord Waiver)
Exhibit J-2                (Form of Mortgagee Waiver)
Exhibit J-3                (Form of Warehouseman's Waiver)
Exhibit K-1                (Form of Limited License--Borrower)
Exhibit K-2                (Form of Limited License--Subsidiary Guarantor)
Exhibit K-3                (Form of Limited License--Third Party Licensor)


Annex I                    Commitments
Annex II                   Definitions
Annex III                  Conditions Precedent to Initial Advances
Annex IV                   Supplemental Schedule

                          CREDIT AND SECURITY AGREEMENT
                                U.S. $32,000,000

                            Dated as of April 1, 1998


                  PARAGON CORPORATE HOLDINGS INC., a Delaware corporation, the BANKS listed on the signature pages of this Agreement, KEY CORPORATE CAPITAL INC., a Michigan corporation, as Agent for the Banks under this Agreement, and KEY CORPORATE CAPITAL INC., a Michigan corporation, as Letter of Credit Bank under this Agreement, hereby agree as follows:

SECTION 1  DEFINITIONS AND ACCOUNTING TERMS.

         1.1 CERTAIN DEFINED TERMS. Certain capitalized terms used in this Agreement are defined on ANNEX II attached hereto and incorporated herein by reference.

         1.2 COMPUTATION OF TIME PERIODS. In this Agreement, for the purpose of computing periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

         1.3 ACCOUNTING TERMS. All accounting and financial terms not specifically defined herein shall be construed in accordance with GAAP as in effect from time to time and shall be applied on a basis consistent with those applied in the preparation of the Borrower's audited financial statements for the Fiscal Year ending December 31, 1997; PROVIDED, HOWEVER, that (a) all financial statements shall reflect the Borrower's adoption of FAS 106 and (b) if any change in GAAP itself affects the calculation of any financial covenant in
Section 8.4 of this Agreement, the Borrower may by written notice to the Agent, or the Agent (upon request by the Required Banks), may by written notice to the Borrower, require that such covenant thereafter be calculated in accordance with GAAP as in effect, and applied by the Borrower, immediately before such change in GAAP occurs. If any such notice is given, the compliance certificates delivered pursuant to Section 8.1(d) of this Agreement after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with GAAP as in effect from time to time after such change occurs.

SECTION 2  STATEMENT OF TERMS.

         2.1      REVOLVING CREDIT FACILITY.

                      (a) REVOLVING CREDIT ADVANCES. Subject to the terms and conditions set forth in this Agreement, each Bank, severally agrees to make, from time to time from and after the Closing Date until the Business Day immediately preceding the Revolving Credit Termination Date, advances to or for the account of the Borrower on a revolving credit basis (each a "Revolving Credit Advance"); PROVIDED, HOWEVER, that the outstanding principal amount of Revolving Credit Advances by or on behalf of such

         Bank shall not at any time exceed the lesser of: (x) an amount equal to such Bank's Ratable Portion of the Borrowing Base at such time minus the LC Exposure of such Bank at such time or (y) such Bank's Ratable Portion of the Revolving Credit Commitment in effect at such time minus the LC Exposure of such Bank at such time. Within the limits set forth in this Agreement, the Borrower may borrow, prepay and reborrow Revolving Credit Advances.

                      (b) REVOLVING CREDIT BORROWINGS. Each Revolving Credit Borrowing shall be: (i) if comprised of Alternate Base Rate Advances, in an amount at the option of the Borrower, and (ii) if comprised of LIBOR Rate Advances, in an aggregate amount of not less than Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof. The Borrower shall be entitled to have more than one Revolving Credit Borrowing outstanding at one time; provided, however, that the Borrower shall not be entitled to request any Revolving Credit Borrowing which, together with all other outstanding Revolving Credit Borrowings, would result in any Bank's having an aggregate of more than ten (10) LIBOR Rate Advances outstanding at any one time.

                      (c) REVOLVING CREDIT NOTES; LOAN ACCOUNT. Each Bank's Revolving Credit Advances shall be evidenced at all times by a Revolving Credit Note executed and delivered by the Borrower, payable to the order of such Bank and in a principal amount equal to such Bank's Revolving Credit Commitment in effect at the execution and delivery of the Revolving Credit Note. Whenever the Borrower obtains a Revolving Credit Borrowing, each Bank shall endorse an appropriate entry in respect of the Revolving Credit Advance of such Bank comprising such Revolving Credit Borrowing on such Bank's Revolving Credit Note or make an appropriate entry in a loan account (the "Loan Account") maintained in such Bank's books and records, or both, to evidence such Bank's Revolving Credit Advances. The Loan Account shall also evidence: (i) accrued interest on the Revolving Credit Advances of such Bank, (ii) all other amounts due to the Bank in respect of such Revolving Credit Advances and (iii) all payments by the Borrower in respect of such Revolving Credit Advances and the Ratable Portion of Collections and Remittances received by such Bank from the Agent for application to such Revolving Credit Advances. Each entry on a Bank's Revolving Credit Note, books and records or Loan Account shall be prima facie evidence of the data entered. Such entries by a Bank shall not be a condition to the Borrower's obligation to pay.

                      (d) CONTROL ACCOUNT MAINTAINED BY AGENT. The Agent shall maintain on its books and records a control account (the "Control Account") in respect of the Borrower and the Revolving Credit Borrowings hereunder. The Agent shall record in the Control Account:
         (i) advances of Revolving Credit Borrowings to the Borrower, (ii) the Ratable Portion of each Bank in the outstanding Revolving Credit Borrowings, (iii) the amounts of any Collections and Remittances received and credited to reduce the Revolving Credit Advances and (iv) the Ratable Portion of each Bank in such credited Collections and Remittances. Each entry by the Agent in the Control Account shall be prima facie evidence of the data entered.

         2.2 PERMITTED DISCRETION. The Agent may, but shall not be obligated to, rely on each Borrowing Base Certificate and any other schedules or reports in evaluating Accounts and Inventory for purposes of calculating the Borrowing Base. The Borrower and the Banks agree that the Agent, in the good faith exercise of its Permitted Discretion, may from time to time: (a) establish reserves against, and increase or decrease the amount of reserves against, Eligible Accounts and Eligible Inventory, (b) reduce the advance rates provided for in the definition of Borrowing Base or restore such reduced rates of advance to any level up to the rates of advance stated in the definition of Borrowing Base, (c) impose additional restrictions to the standards of eligibility set forth in the definition of Eligible Accounts and Eligible Inventory, and (d) determine whether Accounts and Inventory constitute Eligible Accounts or Eligible Inventory, as the case may be. The Agent shall use reasonable efforts to notify the Borrower prior to any actions taken under clauses (a)-(d) of this
Section 2.2, but shall not be liable for any damages arising out of any failure to so notify the Borrower.

         2.3 REQUESTS FOR REVOLVING CREDIT ADVANCES. Revolving Credit Advances comprising a Revolving Credit Borrowing shall be made upon request of the Borrower in accordance with clause (a) below or upon a request deemed to be made by the Borrower pursuant to clause (b) below or in conjunction with Section 2.8(e) of this Agreement.

                      (a) CREDIT REQUESTS EXECUTED BY THE BORROWER. Requests from the Borrower for Revolving Credit Advances comprising a Revolving Credit Borrowing shall be given by the Borrower to the Agent not later than 12:00 noon (Cleveland, Ohio time): (i) on the Business Day which is the requested date of a proposed Revolving Credit Borrowing comprised of Alternate Base Rate Advances (Revolving Credit Advances made on the Closing Date must consist entirely of Alternate Base Rate Advances) and (ii) on the Business Day which is three (3) Business Days before the requested date of a proposed Revolving Credit Borrowing comprised of LIBOR Rate Advances. Except as herein after permitted, each such request (a "Credit Request") for a Revolving Credit Borrowing shall be in writing signed by the Borrower and transmitted by the Borrower to the Agent by telecopier, telex or cable (in the case of telex or cable, confirmed in writing prior to the date of the requested Revolving Credit Borrowing), in substantially the form of Exhibit B hereto. Each Credit Request shall specify: (A) the requested date of the Revolving Credit Advances comprising such Revolving Credit Borrowing, (B) the aggregate amount of such Revolving Credit Advances,
         (C) whether such Revolving Credit Borrowing is to be comprised of Alternate Base Rate Advances or LIBOR Rate Advances, and (D) in the case of a proposed Revolving Credit Borrowing comprised of LIBOR Rate Advances, the initial Interest Period for such LIBOR Rate Advances. Each Credit Request shall be irrevocable and binding on the Borrower and be subject to the indemnification provisions of Section 13 of this Agreement. The Borrower may give a Credit Request telephonically so long as: (I) a written Credit Request confirmation is received by the Agent by 12:30 p.m. (Cleveland, Ohio time) on the same day such telephonic Credit Request was given and (II) that the other requirements of this Section 2.3(a) are complied with. The Agent may rely on such telephonic Credit Request to the same extent that the Agent may rely on a written Credit Request. The Borrower shall bear all risks related to the giving of a Credit Request by the Borrower whether given telephonically or by such other method of transmission as the Borrower shall elect.

                      (b) REQUESTS FOR BORROWING DEEMED GIVEN. The Borrower shall be deemed to have made a request for a Revolving Credit Borrowing comprised of Alternate Base Rate Advances (a "Deemed Credit Request"), which Deemed Credit Request shall be deemed to be irrevocable, upon the occurrence of any of the following:

                           (i) LETTER OF CREDIT DRAWING. As specified in Section
                  2.8(e) of this Agreement, upon a drawing under a Letter of Credit, the Borrower shall be deemed to have made a request for a Revolving Credit Borrowing comprised of Alternate Base Rate Advances in an amount equal to the amount necessary to reimburse the Letter of Credit Bank for any drawing upon the Letter of Credit.

                           (ii) PAYMENT OF INTEREST AND OBLIGATIONS. Unless
                  payment is otherwise made by the Borrower, upon any interest, fee or other payment Obligation hereunder becoming due without payment by or on behalf of the Borrower, the Borrower shall be deemed to have made a request for a Revolving Credit Borrowing comprised of Alternate Base Rate Advances in an amount equal to the amount necessary to pay such interest or fee.

         Each Bank acknowledges and agrees that its obligation to participate in and make Advances comprising a Borrowing pursuant to a Deemed Credit Request is absolute and unconditional and shall not be affected by any event or circumstance whatsoever, including the occurrence of any Potential Default or Event of Default hereunder or the failure of any condition precedent set forth in Section 3 of this Agreement to be satisfied at the time of the making of such Deemed Credit Request, and each Advance made by a Bank in satisfaction of its obligation shall be made without any offset, abatement, withholding or reduction whatsoever.

         2.4      FUNDING OF REVOLVING CREDIT ADVANCES.

                      (a) AGENT ELECTION AS TO FUNDING. Promptly after receipt of a Credit Request for a Revolving Credit Borrowing or a Deemed Credit Request, the Agent shall elect, in its sole discretion, either: (i) to require same day funding pursuant to Section 2.4(b) for Revolving Credit Advances in connection with such requested Revolving Credit Borrowing or (ii) to request KCCI to make a Settlement Advance pursuant to Section 2.4(c) in the amount of the requested Revolving Credit Borrowing; provided, however, that, if KCCI declines, in its sole discretion, to make such a Settlement Advance, the Agent shall elect to have the terms of Section 2.4(b) apply to such requested Borrowing.

                      (b) SAME DAY FUNDING BY BANKS. In the event the Agent has elected to have same day funding of Revolving Credit Advances pursuant to this Section 2.4(b), the Agent shall notify each Bank of each Credit Request or Deemed Credit Request no later than 12:30 p.m. (Cleveland, Ohio time) on the date received by telecopy, telephone or similar form of transmission. Unless the Agent elects to have periodic funding of Advances by the Banks in accordance with Section 2.4(c) below, each Bank shall, before 3:00 p.m. (Cleveland, Ohio time) on the date of each Revolving Credit Borrowing requested, make available to the Agent, in immediately available funds at the account of the Agent maintained at the Payment Office as shall have been notified by the Agent to the Banks prior to such date, such Bank's Ratable Portion of such Revolving Credit Borrowing.

                           (i) DISBURSEMENT OF FUNDS RECEIVED. On the date
                  requested by the Borrower for a Revolving Credit Borrowing, after the Agent's receipt of the funds representing a Bank's Ratable Portion of such Revolving Credit Borrowing and subject to the terms and conditions set forth in this Agreement, the Agent shall make such Revolving Credit Advance of such Bank available to the Borrower, in immediately available funds, by wire transfer or intrabank transfer to the Operating Account.

                           (ii) AVAILABILITY OF REVOLVING CREDIT ADVANCE FUNDS.
                  Unless the Agent shall have received notice from a Bank prior to the time of any Revolving Credit Borrowing that such Bank will not make available to the Agent such Bank's Ratable Portion of such Borrowing, the Agent may assume that such Bank has made its Ratable Portion of such Borrowing available to the Agent on the date of such Borrowing in accordance with
                  Section 2.4(b) of this Agreement. In reliance upon such assumption, the Agent may, but shall not be obligated to, make available to the Borrower on such date, a corresponding portion of such Borrowing. Any disbursement by the Agent in reliance on such assumption shall be deemed to be a Revolving Credit Advance by such Bank.

                      (c) PERIODIC FUNDING BY BANKS; KCCI SETTLEMENT ADVANCES. In the event the Agent elects, in its sole discretion, with the consent of KCCI, to have periodic funding of Revolving Credit Borrowings pursuant to Section 2.4(e) below, KCCI shall, upon the request of the Agent, on the date requested by the Borrower for a Revolving Credit Borrowing, make a Revolving Credit Advance to the Borrower from its own funds and on a nonratable basis pending settlement pursuant to Section 2.4(e) below in the amount of such requested Revolving Credit Borrowing (any such Revolving Credit Advance made solely by KCCI pursuant to this Section 2.4(c) being hereinafter referred to as a "Settlement Advance" and, collectively with all such Advances, as "Settlement Advances"); PROVIDED, HOWEVER, that the outstanding principal amount of Settlement Advances advanced by KCCI shall not at any time exceed the lesser of:
         (x) an amount equal to the Borrowing Base of the Borrower at such time MINUS the aggregate outstanding principal of Revolving Credit Advances (excluding Settlement Advances but including Agent Special Advances) at such time AND MINUS the aggregate LC Exposure of the Banks at such time or (y) an amount equal to the aggregate Revolving Credit Commitments of the Banks in effect at such time MINUS the aggregate outstanding Revolving Credit Advances (excluding Settlement Advances but including Agent Special Advances) at such time AND MINUS the aggregate LC Exposure of the Banks at such time.

                           (i) DISBURSEMENT OF KCCI FUNDS. If KCCI has agreed to
                  make a requested Settlement Advance, KCCI shall, before 2:00 p.m. (Cleveland, Ohio time) on the date requested by the Borrower for such Revolving Credit Borrowing, make such Settlement Advance available to the Borrower, in immediately available funds, by wire transfer or intrabank transfer to the Operating Account.

                           (ii) SETTLEMENT ADVANCES AS REVOLVING CREDIT
                  ADVANCES. Each Settlement Advance shall be deemed for all purposes hereof to be a Revolving Credit Advance hereunder and shall be subject to all the terms and conditions applicable to other Revolving Credit Advances except that all payments thereon shall be payable to KCCI solely for its own account (and for the account of the holder of any participation interest with respect to such Revolving Credit Advance purchased pursuant to Section 2.4(e)(iii) of this Agreement).

                           (iii) DISBURSEMENT OF KCCI FUNDS. The Agent shall not
                  request KCCI to make any Settlement Advance if the Agent has received written notice from any Bank that one or more of the conditions set forth in Section 3 will not be satisfied on the date requested by the Borrower for such Borrowing. Prior to making, in its sole discretion, any Settlement Advance, KCCI shall not otherwise be required to determine whether the conditions precedent set forth in Section 3 of this Agreement have been satisfied or whether the requested Borrowing would exceed the Borrowing Base and Revolving Credit Commitments of the Banks then in effect.

                      (d) PERIODIC FUNDING BY BANKS; AGENT SPECIAL ADVANCES. The Agent is hereby authorized by the Borrower and the Banks, to make from time to time, in the Agent's sole discretion, (i) after the occurrence of a Potential Default or the occurrence of an Event of Default that has not been waived by the Required Banks or (ii) at any time that any of the other applicable conditions precedent set forth in Section 3 of this Agreement have not been satisfied, to make Revolving Credit Advances to the Borrower, from its own funds, on a nonratable basis, in the amount of any requested Revolving Credit Borrowing (any such Advance being hereinafter referred to as an "Agent Special Advance," and, collectively with all such advances, as "Agent Special Advances") on behalf of the Banks, which the Agent, in its sole discretion, deems necessary or desirable; provided; however, that: (A) the aggregate amount of such Agent Special Advances shall not at any time exceed an amount equal to (x) Five Hundred Thousand Dollars ($500,000) minus (y) the amount by which Revolving Credit Advances (including Settlement Advances but excluding Agent Special Advances) outstanding at such time, together with the aggregate LC Exposure of all Banks at such time, exceeds the Borrowing Base at such time, and (B) the Agent Special Advances shall be subject to the periodic settlement with the Banks pursuant to Section 2.4(e) of this Agreement.

                           (i) REVOCATION OF AUTHORITY. The Required Banks may
                  at any time revoke or limit the amount of the Agent's authorization contained in this Section

                  2.4(d) to make Agent Special Advances, any such revocation to be in writing and to become effective prospectively upon the Agent's receipt thereof.

                           (ii) TREATMENT OF AGENT SPECIAL ADVANCES. The Agent
                  Special Advances shall be repayable on demand, be secured by the Collateral, constitute in all respects Revolving Credit Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to the Revolving Credit Advances.

                      (e) SETTLEMENT OF SETTLEMENT ADVANCES AND AGENT SPECIAL ADVANCES. The Agent and the Banks hereby agree that, except in the case of Revolving Credit Advances consisting of Settlement Advances or Agent Special Advances pending settlement as provided in this Section 2.4(e), each Bank's funded portion of such Revolving Credit Advances is intended to be equal at all times to such Bank's Ratable Portion of the outstanding Revolving Credit Advances. The Agent and the Banks agree (which agreement shall not be for the benefit of or enforceable by the Borrower) that, in order to facilitate the administration of this Agreement and other Loan Documents, the Agent may elect, with the consent of KCCI, to settle accounts (each such settlement of accounts hereunder, a "Settlement") as to the Settlement Advances and Agent Special Advances among the Banks on a periodic basis in accordance with the following provisions:

                                    (i) SETTLEMENT DATE. The Agent shall request
                  such Settlement of accounts of the Banks as to Settlement Advances and Agent Special Advances on a basis not less frequently than once during each five (5) Business Day period, or on a more frequent basis if so determined by the Agent: (A) on behalf of KCCI, with respect to each outstanding Settlement Advance, and (B) for itself, with respect to each Agent Special Advance, by notifying the other Banks by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 12:30 p.m. (Cleveland, Ohio time) on the date of such requested Settlement (the "Settlement Date"). The Settlement Date for outstanding Settlement Advances and Agent Special Advances shall be such day of each calendar week as the Agent shall notify the Banks of from time to time.

                                    (ii) SETTLEMENT. Each Bank (other than KCCI,
                  in the case of Settlement Advances) shall make the amount of such Bank's Ratable Portion of the outstanding principal amount of the Settlement Advances and Agent Special Advances with respect to which Settlement is requested available to the Agent, for itself or for the account of KCCI, in immediately available funds at the account of the Agent maintained at the Payment Office not later than 2:00 p.m. (Cleveland, Ohio time), on the Settlement Date applicable thereto. Such Settlement shall occur regardless of whether the applicable conditions precedent set forth in Section 3 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Settlement Advance or Agent Special Advance and, together with the portion of such

                  Settlement Advance or Agent Special Advance representing KCCI's Ratable Portion thereof, shall constitute Revolving Credit Advances of such Banks.

                                    (iii) PARTICIPATION IN SETTLEMENT ADVANCES
                  AND AGENT SPECIAL ADVANCES. Notwithstanding the occurrence of a Potential Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a Settlement Advance or Agent Special Advance, in the event that any Revolving Credit Advance pursuant to Subsection (i) above cannot be made by the Banks because one or more of the Banks shall determine that such Banks are legally prohibited from making such a Revolving Credit Advance, each such Bank shall irrevocably and unconditionally purchase and receive from KCCI or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Settlement Advance or Agent Special Advance to the extent of such Bank's Ratable Portion thereof by paying to the Agent, in immediately available funds, an amount equal to such Bank's Ratable Portion of such Settlement Advance or Agent Special Advance on the date the Revolving Credit Advance would have been made pursuant to Subsection (i) above. If such amount is not in fact made available to the Agent by any Bank, the Agent shall be entitled to recover such amount on demand from such Bank together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Credit Advances. From and after the date, if any, on which a Bank purchases an undivided interest and participation in any Settlement Advance or Agent Special Advance pursuant to this Section 2.4(e)(iii), and subject to Section 2.13(c) and Sections 5.3 and 5.4 of this Agreement, such Bank shall be entitled to its Ratable Portion of all payments made by or on behalf of the Borrower in respect of, and all Collections and Remittances received by the Agent and credited to, such Settlement Advance or Agent Special Advance.

                                    (iv) DISTRIBUTIONS OF PAYMENTS PRIOR TO
                  SETTLEMENT DATE. If, prior to any Settlement Date, any payments made by or on behalf of the Borrower or any Collections and Remittances are received by the Agent which, in accordance with the terms of this Agreement, are to be applied to the reduction of the Revolving Credit Advances, and no Revolving Credit Advances comprised of Settlement Advances or Agent Special Advances are then outstanding as to which such Collections and Remittances can be applied pursuant to
                  Section 5.3, the Agent may pay over such amounts to KCCI for application to KCCI's Ratable Portion of such Revolving Credit Advances, unless application would result in an early prepayment of a LIBOR Borrowing, in which case the Agent shall immediately settle with the Banks. As of any Settlement Date, if payments, Collections or Remittances received since the then immediately preceding Settlement Date have been applied to KCCI's Ratable Portion of the Revolving Credit Advances other than Settlement Advances and Agent Special Advances, as provided for in the immediately preceding sentence, then KCCI shall pay to the Agent, for the accounts of the Banks, to be applied to the outstanding Revolving Credit Advances of such Banks, an amount such that each Bank shall have outstanding after giving effect to such payments by KCCI, its Ratable Portion of such Revolving Credit Advances; PROVIDED, HOWEVER, that the Agent may net payments due from KCCI pursuant to this sentence against payments due to KCCI pursuant to Section 2.4(e)(i) on the applicable Settlement Date, and require either KCCI or the other Banks, as applicable, to make only the amount of the payment due after such netting.

                                    (v) ALLOCATION AND ACCRUAL OF INTEREST.
                  Pursuant to the Agent's election for periodic funding, the Agent or KCCI may be advancing and may be receiving repayments in respect of Revolving Credit Advances prior to the time the Banks actually advance or are actually repaid Revolving Credit Advances. Each of: (A) KCCI with respect to Settlement Advances, (B) the Agent with respect to Agent Special Advances, and (C) each Bank with respect to the Revolving Credit Advances other than Settlement Advances and Agent Special Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement accruing on the amount of funds employed by reason of actual Advances by KCCI, the Agent or such Bank. Funds shall be deemed employed by KCCI, the Agent or the Banks, as the case may be, until such time as: (I) in the case of the Agent or KCCI, payments are credited to the Borrower pursuant to Section 2.13 or Collections or Remittances are received by the Agent by reason of deposit to the Borrower Cash Collateral Account and credited to the Borrower pursuant to Sections 5.3 and 5.4 or
                  (II) in the case of a Bank, funds representing such Bank's Ratable Portion of such payment or Collections and Remittances are received by such Bank from the Agent pursuant to Section 2.13(a) of this Agreement.

         2.5 FAILURE OF BANK TO FUND. If and to the extent that any Bank shall not have made available to the Agent such Bank's Ratable Portion of any Revolving Credit Borrowing advanced by the Agent on behalf of the Banks on the Closing Date or thereafter (whether advanced by KCCI on behalf of the Banks pursuant to Section 2.4(c), the Agent on behalf of the Banks pursuant to Section 2.4(d), or the Banks otherwise pursuant to this Agreement), such Bank agrees to pay, and the Borrower agrees to repay to the Agent, severally and not jointly and severally, immediately upon demand by the Agent, an amount equal to such Bank's Ratable Portion of such Revolving Credit Borrowing, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at: (A) in the case of the Bank, Federal Funds Rate for the first three (3) days from and after the date of the Revolving Credit Borrowing and thereafter at the Interest Rate then applicable to Alternate Base Rate Advances of such Borrowings and (B) in the case of the Borrower, the interest rate applicable at the time to such Borrowings.

                      (a) PAYMENT CONSTITUTING RATABLE PORTION. If such Bank pays to the Agent the Bank's Ratable Portion of such Revolving Credit Borrowing prior to repayment of such amount by the Borrower, the amount so repaid shall constitute such Bank's Ratable Portion of such Revolving Credit Borrowing, and the Borrower shall have no further obligation to make the payment required by this Section.

                      (b) TREATMENT OF DEFAULTING BANK. The Agent shall not be obligated to transfer to a defaulting Bank any payments made by the Borrower to the Agent for the benefit of such defaulting Bank if such Bank has not made available to the Agent such Bank's Ratable Portion of any Borrowing advanced pursuant to this Agreement. Until the earlier of such defaulting Bank's cure of such failure or the termination of the Commitments, all amounts repaid to the Agent by the Borrower which would otherwise be required to be applied to such Bank's Ratable Portion of the Obligations shall be advanced to the Borrower by the Agent on behalf such defaulting Bank to cure, in full or in part, the failure by such Bank, but shall nevertheless be deemed to have been paid to such defaulting Bank in satisfaction of the Obligations to which such payment would otherwise have been applied. Notwithstanding anything contained herein to the contrary, no such defaulting Bank shall have any voting or consent rights under or with respect to the Loan Documents or constitute a "Bank" (or be included in the calculation of "Required Banks" hereunder) for any voting or consent rights under or with respect to any Loan Document. The terms of this
         Section 2.5(b) shall: (i) remain effective with respect to such defaulting Bank until such time as the defaulting Bank shall no longer be in default of any of its obligations under this Agreement and (ii) shall not relieve or excuse the performance by the Borrower of any of its duties or obligations hereunder.

                      (c) CONTINUING OBLIGATION OF BANKS TO FUND. It is understood that: (i) a Bank shall not be responsible for any failure by any other Bank to perform its obligation to make any Advances hereunder, (ii) any one or more of the Commitments of a Bank shall not be increased or decreased as a result of any failure by any other Bank to perform its obligation to make any Advances hereunder, (iii) failure by any Bank to perform its obligation to make any Advances hereunder shall not excuse any other Bank from its obligation to make any Advances hereunder, and (iv) the obligations of each Bank hereunder shall be several, not joint and several.

         2.6      REPAYMENTS AND PREPAYMENTS.

                      (a) REPAYMENT. The Borrower shall repay to the Agent for the account of the Banks the outstanding principal amount of the aggregate Revolving Credit Advances on the Revolving Credit Termination Date; PROVIDED, HOWEVER, that Collections and Remittances deposited into the Borrower Cash Collateral Account will be applied to the Revolving Credit Advances on an ongoing basis in accordance with
         Section 5.4.

                      (b) MANDATORY PREPAYMENT OF REVOLVING CREDIT ADVANCES AND AGENT SPECIAL ADVANCES.

                           (i) PREPAYMENT OF REVOLVING CREDIT ADVANCES. If, on
                  any Business Day, the aggregate Revolving Credit Advances (including Settlement Advances but excluding Agent Special Advances) then outstanding exceeds the lesser of (x) the Borrowing Base minus the aggregate LC Exposure then existing or (y) the aggregate Revolving Credit Commitments of all of the Banks then applicable minus the aggregate LC Exposure then existing, then the Borrower shall on such day prepay to the Agent for the account of the Banks an amount at least equal to such excess.

                           (ii) PREPAYMENT OF AGENT SPECIAL ADVANCE. The
                  aggregate outstanding amount of each Agent Special Advance shall be prepaid by the Borrower to the Agent for the benefit of the Banks on or before the fifth (5th) Business Day after the Agent shall have made such Agent Special Advance.

                      (c) REDUCTION OF REVOLVING CREDIT COMMITMENT. Upon five
         (5) Business Days prior written notice to the Agent, the Borrower may request that the Banks permanently reduce, in whole or in part, the aggregate Revolving Credit Commitments, whereupon the aggregate Revolving Credit Commitments shall be so reduced. Each reduction shall be subject to the following: (i) each such reduction shall be in an aggregate principal amount of not less than Five Hundred Thousand Dollars ($500,000) or a multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, and (ii) the Borrower shall not be permitted to reduce the aggregate Revolving Credit Commitments unless, concurrently with any reduction, the Borrower shall make a principal payment on each Bank's then outstanding Revolving Credit Advances in an amount equal to the excess, if any, of such Revolving Credit Advances over the Revolving Credit Commitment of such Bank as so reduced. Each reduction in the aggregate Revolving Credit Commitments hereunder shall be made among the Banks ratably in accordance with their Revolving Credit Commitments. On the date of each reduction, the Borrower shall pay to the Agent for the account of the Banks (x) the commitment fees and interest accrued through the date of such reduction in respect of the aggregate Revolving Credit Commitments, and (y) any amounts required pursuant to the provisions of Section 13.4 of this Agreement. Each reduction in the Revolving Credit Commitments hereunder, if any, shall be a permanent reduction and no amount in excess of such reduced commitment may be borrowed or reborrowed.

                      (D) PERMITTED PREPAYMENTS. The Borrower may prepay all or any part of Revolving Credit Advances by giving notice to the Agent for the account of the Banks stating the proposed date of prepayment, the Type of Borrowing being prepaid and the aggregate principal amount of the prepayment: (i) not later than 11:00 A.M. (Cleveland, Ohio time) on any Business Day, with respect to Alternate Base Rate Advances and (ii) not later than 11:00 A.M. (Cleveland, Ohio time) on the second Business Day prior to such prepayment, with respect to LIBOR Rate Advances. Upon such notice the Borrower shall: (A) prepay the outstanding aggregate principal amount of the Alternate Base Rate Advances comprising part of the same Revolving Credit Borrowing, in whole or ratably in part and
         (B) in respect of LIBOR Rate Advances comprising part of the same Revolving Credit Borrowing, pay the accrued interest to the date of such prepayment on the principal amount of such Borrowing so prepaid; PROVIDED, HOWEVER, that: (I) each partial prepayment of LIBOR Rate Advances shall be in an aggregate principal amount not less than Five Hundred Thousand Dollars ($500,000), or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, and (II) any prepayment of any LIBOR Rate Advances made on other than the last day of an Interest Period shall obligate the Borrower to reimburse the Bank in respect thereof pursuant to Section 13.4 of this Agreement.

                      (e) MANDATORY APPLICATION OF NET PROCEEDS. The Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay the Advances outstanding at the time of such receipt. Net Proceeds shall be applied to the Advances in the following order: (i) first, to any Related Expenses or past due amounts owing to the Agent or the Banks, (ii) second, to the outstanding Revolving Credit Advances constituting Alternate Base Rate Borrowings and (iii) third, to the outstanding Revolving Credit Advances constituting LIBOR Rate Borrowings.

                      (f) PREPAYMENT PREMIUM. As consideration for the Borrower's ability to prepay the Obligations as set forth in Section 2.6(d) above, the Borrower shall, in the event the Borrower prepays the Obligations in full, or refinances all or any part, of the Obligations from other than internally generated funds (including Collections and Remittances) and other than as required by Section 2.6(e), contemporaneously pay to the Agent, for the benefit of the Banks, as compensation for the costs of being prepared to hold funds available to the Borrower under this Agreement, an amount equal to the following:
         (i) if the date of such prepayment occurs on or prior to April 1, 1999, an amount equal to two percent (2%) of the Average Commitments applicable to such date and (ii) if the date of such prepayment occurs after April 1, 1999, one percent (1%) of the Average Commitments applicable to such date. Notwithstanding the foregoing provisions of this Section 2.6(f), in the event that Borrower prepays the Obligations in full with the proceeds of (i) a public offering of debt or equity or
         (ii) a private placement of debt or equity, no prepayment premium shall be due and owing by Borrower.

         2.7 RATE CONVERSION AND RATE CONTINUATION. The Borrower shall have the right to convert all or any portion of any Borrowing into, or continue all or any portion of any Borrowing as, a Borrowing comprised of LIBOR Rate Advances or Alternate Base Rate Advances, as the case may be, upon request delivered by the Borrower to the Agent not later than 11:00 A.M. (Cleveland time) as follows: (a) on the Business Day that the Borrower desires to convert all or a portion of a Revolving Credit Borrowing comprised of LIBOR Rate Advances into a Revolving Credit Borrowing comprised of Alternate Base Rate Advances, (b) three Business Days prior to the Business Day on which the Borrower desires to convert any Alternate Base Rate Advances comprising a Revolving Credit Borrowing into LIBOR Rate Advances for a given permissible Interest Period comprising a Revolving Credit Borrowing, (c) three Business Days prior to the Business Day on which Borrower desires to continue any LIBOR Rate Advances comprising a Revolving Credit Borrowing as LIBOR Rate Advances for an additional Interest Period of the same duration comprising a Revolving Credit Borrowing, and (d) three Business Days prior to the Business Day on which Borrower desires to convert any LIBOR Rate Advances having a particular Interest Period comprising a Revolving Credit Borrowing into LIBOR Rate Advances having a different permissible Interest Period comprising a Revolving Credit Borrowing; PROVIDED, HOWEVER, that each such Rate Conversion or Rate Continuation shall be subject to the following:

                      (i) each Rate Conversion or Rate Continuation shall be made among the Banks based upon such Bank's Ratable Portion of such converted or continued Advance comprising a Revolving Credit Borrowing;

                     (ii) if less than all of the outstanding principal amount of an Advance comprising a Revolving Credit Borrowing is converted or continued, the aggregate principal amount of such Advances converted or continued shall be: (A) in the case of LIBOR Rate Advances, not less than Five Hundred Thousand Dollars ($500,000), or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof and (B) in the case of Alternate Base Rate Advances, One Hundred Thousand Dollars ($100,000);

                    (iii) each Rate Conversion or Rate Continuation shall be effected as if each Bank were applying the proceeds of the Advances resulting from such Rate Conversion or Rate Continuation to the Advances being converted or continued, as the case may be, and the accrued interest on any such Advances (or portion thereof) being converted or continued shall be paid to the Agent on behalf of each Bank by the Borrower at the time of such Rate Conversion or Rate Continuation;

                     (iv) LIBOR Rate Advances shall not be converted or continued at a time other than the end of an Interest Period applicable thereto unless the Borrower shall pay, upon demand, any amounts due to the Agent for the benefit of the Banks pursuant to Section 13 of this Agreement;

                      (v) Revolving Credit Advances may not be converted into or continued as LIBOR Rate Advances comprising a Revolving Credit Borrowing if the Interest Period applicable thereto will expire less than one month prior to the Revolving Credit Termination Date;

                     (vi) after and during the continuance of a Potential Default, and after the occurrence of an Event of Default that has not been waived by the Required Banks, Advances may not be converted or continued as LIBOR Rate Advances;

                    (vii) Advances that cannot be converted into or continued as LIBOR Rate Advances by reason of clause (iv), (v), (vi) or (vii) of this definition shall be automatically converted at the end of the Interest Period in effect for such LIBOR Rate Advances into Alternate Base Rate Advances.

Each such request for a conversion or continuation (a "Rate Conversion/Continuation Request") in respect of Advances comprising a Revolving Credit Borrowing shall be transmitted by the Borrower to the Agent by telecopier, telex or cable (in the case of telex or cable, confirmed in writing prior to the effective date of the Rate Conversion or Rate Continuation requested), in substantially the form of EXHIBIT C hereto. The Rate Conversion/Continuation Request shall specify: (A) the identity and amount of the Advances comprising a Revolving Credit Borrowing that the Borrower requests be converted or continued, (B) the Type of Advances into which such Advances are to be converted or continued, (C) if such notice requests a Rate Conversion, the date of the Rate Conversion (which shall be a Business Day) and (D) in the case of Advances comprising a Revolving Credit Borrowing being converted into or continued as LIBOR Rate Advances, the Interest Period for such LIBOR Rate Advances. The Borrower may make Rate Conversion/Continuation Requests telephonically so long as written confirmation of such Revolving Credit Borrowing is received by the Agent by 12:30 p.m. (Cleveland, Ohio time) on the same day of such telephonic Rate Conversion/Continuation Request. The Agent may rely on such telephonic Rate Conversion/Continuation Request to the same extent that the Agent may rely on a written Rate Conversion/Continuation Request. Each Rate Conversion/Continuation Request, whether telephonic or written, shall be irrevocable and binding on the Borrower and subject the Borrower to the indemnification provisions of Section 13 of this Agreement. The Borrower shall bear all risks related to giving any Rate Conversion/Continuation Request telephonically or by such other method of transmission as Borrower shall elect.

         2.8 LETTERS OF CREDIT. Subject to the terms and conditions set forth in this Agreement, the Letter of Credit Bank agrees, at any time and from time to time, from and including the Closing Date but in no event after the thirtieth calendar day immediately preceding the Revolving Credit Termination Date, to issue and deliver, or to extend the expiration of, Letters of Credit for the account of the Borrower; PROVIDED, HOWEVER, that, the aggregate LC Exposure of the Banks shall not at any time exceed the lesser of: (x) Three Million Dollars ($3,000,000) outstanding at any time and (y) the Borrowing Base MINUS the sum of the aggregate outstanding Revolving Credit Advances of the Banks and (z) the aggregate Revolving Credit Commitments of the Banks MINUS the sum of the aggregate outstanding Revolving Credit Advances of the Banks.

         (a) TERM; FORM AND CONDITIONS OF LETTERS OF CREDIT. Each Letter of Credit shall be issued in such form as the Letter of Credit Bank may reasonably require subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof. Each Letter of Credit shall: (A) permit drawings upon presentation of one or more sight drafts and such other documents as specified by the Borrower in the Credit Request delivered pursuant to Section 2.3(a) of this Agreement and agreed to by the Letter of Credit Bank, which drawings shall occur on or prior to the applicable expiration date of such Letter of Credit, (B) by its terms expire not later than the earlier of one (1) year after the date of the Letter of Credit or the third (3rd) Business Day prior to the Revolving Credit Termination Date and (C) by its terms provided for payment of drawings in Dollars.

         (b) REQUESTS FOR LETTERS OF CREDIT. Letters of Credit shall be issued upon request given by the Borrower to the Agent not later than 12:00 noon (Cleveland, Ohio time) three (3) Business Days prior to the specified date for the issuance of the requested Letter of Credit. Each such request for a Letter of Credit shall be made in the form of a Credit Request transmitted by the Borrower to the Agent by telecopier, telex or cable (in the case of telex or cable, confirmed in writing prior to the date of the requested issuance of the Letter of Credit), specifying with respect to each Letter of Credit requested:
(i) the face amount thereof, (ii) the beneficiary, (iii) the intended date of issuance, (iv) the terms of the Letter of Credit, and shall be promptly forwarded by the Agent to the Letter of Credit Bank. Concurrently with each

Credit Request requesting a Letter of Credit, the Borrower shall execute and deliver to the Letter of Credit Bank a Reimbursement Agreement, in the Letter of Credit Bank's then standard form of application for and reimbursement agreement with respect to letters of credit (such documents being hereinafter collectively referred to as a "Reimbursement Agreement"); PROVIDED, HOWEVER, that in the event of any conflict between the provisions of any such Reimbursement Agreement and this Agreement, the provisions of this Agreement shall govern.

         (c) PARTICIPATION BY BANKS. By the issuance of a Letter of Credit by the Letter of Credit Bank and without further action on the part of the Letter of Credit Bank or any Bank, the Letter of Credit Bank hereby grants to each Bank, and each Bank hereby acquires from the Letter of Credit Bank, a participation in such Letter of Credit equal to such Bank's Ratable Portion, effective on the date of the issuance of such Letter of Credit. In consideration, each Bank hereby absolutely and unconditionally agrees to pay to the Agent for the account of the Letter of Credit Bank such Bank's Ratable Portion of each disbursement made by the Letter of Credit Bank in respect of such Letter of Credit and not reimbursed by the Borrower forthwith on the date due as provided in clause (d) below. Each Bank acknowledges and agrees that its obligation to acquire risk participations pursuant to this Section 2.8(c) is absolute and unconditional and shall not be affected by any event or circumstance whatsoever, including the occurrence of any Potential Default or Event of Default hereunder or the failure of any condition precedent set forth in Section 3 of this Agreement to be satisfied and each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

         (d) REIMBURSEMENT; INTEREST. The Borrower agrees that whenever there is a drawing on a Letter of Credit issued by the Letter of Credit Bank, the Borrower shall pay to the Agent on the date of such drawing, an amount equal to such drawing. The Agent shall promptly remit any such payment to the Letter of Credit Bank. If there is a drawing on a Letter of Credit, then, unless the Borrower shall reimburse such amount in full on such date, the unpaid amount thereof shall bear interest for the account of the Letter of Credit Bank for each day from and including the date of such drawing, to but excluding the earlier of the date of reimbursement or the date on which such drawing is reimbursed by a Revolving Credit Borrowing, at the rate per annum that would apply to such amount if such amount were an Alternate Base Rate Advance by a Bank.

         (e) FAILURE TO REIMBURSE. In the event that the Borrower fails to make a timely reimbursement, together with any interest thereon, to the Agent on the date of any drawing on a Letter of Credit pursuant to this Section, such failure shall constitute a Deemed Credit Request requesting an Alternate Base Rate Advance in an aggregate amount equal to the amount reimbursable to the Letter of Credit Bank plus any interest thereon. The Agent shall disburse all such loan proceeds directly to the Letter of Credit Bank to satisfy the Borrower's aforesaid reimbursement liability. The obligations of the Banks to the Agent under this Section are in addition to and not in limitation of the obligations of the Banks under Section 11 of this Agreement. In the event that an Advance cannot be legally made pursuant to this Section 2.8(e) for any reason, each of the Banks shall reimburse the Letter of Credit Bank in an amount equal to such Bank's Ratable Portion of the drawing on the Letter of Credit.

         (f) OBLIGATIONS ABSOLUTE. The obligation of the Banks to make, and of the Borrower to pay any Revolving Credit Advances required by Section 2.8(e) of this Agreement shall be absolute and unconditional and shall be performed under all circumstances including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, offset, defense or other right that the Borrower may have against the beneficiary of any Letter of Credit or any successor in interest thereto, (iii) the existence of any claim, offset, defense or other right that any Bank or the Agent may have against the Borrower or against the beneficiary of any Letter of Credit or against any successor in interest thereto, (iv) the existence of any fraud or misrepresentation in the presentment of any draft or other item drawn and paid under any Letter of Credit by any person other than the Letter of Credit Bank or
(v) any payment of any draft or other item by the Letter of Credit Bank which does not strictly comply with the terms of any Letter of Credit PROVIDED the payment shall not have constituted gross negligence or willful misconduct on the part of the Letter of Credit Bank.

         (g) LIABILITY OF LETTER OF CREDIT BANK. Without limiting the generality of Section 2.8(f) of this Agreement, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse disbursements in respect of Letters of Credit issued by the Letter of Credit Bank will not be excused by the gross negligence or willful misconduct of the Letter of Credit Bank. However, the foregoing shall not be construed to excuse the Letter of Credit Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower or any Subsidiary of the foregoing that are caused by the gross negligence or willful misconduct of the Letter of Credit Bank in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties agree that the Letter of Credit Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; PROVIDED that the Letter of Credit Bank shall have the right in its sole discretion to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit. In making any payment under any Letter of Credit, the Letter of Credit Bank's (i) exclusive reliance on the documents, signatures and endorsements, presented to it under such Letter of Credit and which appear to be in order on the face of such documents, as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be in order, and whether or not any other statement or any other document or any signature or endorsement with respect thereto presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) making payment upon presentation of documents not complying in any immaterial respect with the terms of the Letter of Credit shall, in each case, not be deemed to constitute willful misconduct or gross negligence of the Letter of Credit Bank. Any action, inaction or omission on the part of the Letter of Credit Bank or any of its correspondents, under or in connection with any Letter of Credit or any renewal or extension thereof or the related instruments or documents, if in good faith and in conformity with such Laws, regulations or customs as are applicable to the Letter of Credit Bank and the terms of this Section 2.8(g), shall be binding upon the Borrower and shall not place the Letter of Credit Bank or any of its correspondents under any liability to the Borrower. The Letter of Credit Banks' rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising rights, powers, privileges and immunities, whether by statute or rule of Law or contract.

         (h) LETTER OF CREDIT BANK INDEMNITY. The Borrower shall indemnify the Letter of Credit Bank from and against: (i) any loss or liability (other than any caused by such Letter of Credit Bank's negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction) incurred by the Letter of Credit Bank in respect of this Agreement and the Letters of Credit and (ii) any reasonable out-of-pocket expenses incurred by the Letter of Credit Bank in defending itself or otherwise related to this Agreement or any Letter of Credit (other than any caused by the Letter of Credit Bank's negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction) including, without limitation, reasonable fees and expenses of legal counsel incurred by such Letter of Credit Bank (including, without limitation, the reasonable interdepartmental charges of its salaried attorneys) in the defense of any claim against it or in the prosecution of its rights and remedies.

         (i) EFFECT OF APPLICABLE LAW OR CUSTOM. All Letters of Credit issued hereunder, all reimbursement obligations hereunder and all reimbursement obligations under any Reimbursement Agreement will, except to the extent otherwise expressly provided in this Agreement, the Reimbursement Agreements or the Letters of Credit, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof. In the event that the revisions to Article 5 of the UCC become effective in the State of Ohio during the term of this Agreement, the Borrower, the Agent, the Letter of Credit Bank and the Banks agree to amend this Agreement to make such changes as are necessary and appropriate and as mutually agreed by the parties hereto to reflect such revisions and the effects thereof.

         (j) TERMINATION OF LETTER OF CREDIT COMMITMENT. In the event that: (i) any restriction is imposed on the Letter of Credit Bank (including, without limitation, any legal lending or acceptance limits imposed by the United States of America or any political subdivision thereof or of any foreign government or central bank) which in the judgment of the Letter of Credit Bank would prevent the Letter of Credit Bank from issuing Letters of Credit or maintaining its commitment to issue Letters of Credit or (ii) there shall have occurred, at any time during the term of this Agreement: (A) any outbreak of hostilities or other national or international crisis or change in economic conditions if the effect of such outbreak, crisis or change would make the creation of Letters of Credit impracticable, (B) the enactment, publication, decree or other promulgation of any statute, regulation, rule or order of any court or other governmental authority which would materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement, or (C) the taking of any action by any government or agency in respect of its monetary or fiscal affairs which would have a material adverse effect on the issuance of Letters of Credit, THEN the Letter of Credit Bank, in the case of the occurrence of any event described hereinabove, shall give written notice of the occurrence of such event to the Borrower and the Agent whereupon the commitment of the

Letter of Credit Bank to issue Letters of Credit shall be suspended on the effective date of such notice and shall continue suspended until the effect of such event shall cease to exist.

         2.9      FEES.

                      (a) AGENT'S FEE. The Borrower agrees to pay to the Agent for the sole account of the Agent a closing fee in the amount provided for in that certain fee letter from Agent, addressed to Borrower and dated April 1, 1998, due and payable on the Closing Date.

                      (b) UNUSED LINE FEE. The Borrower agrees to pay to the Agent for the ratable benefit of the Banks, allocable to the Banks in accordance with each Bank's Ratable Portion thereof, an unused line fee on the average daily unused portion of the total of the Revolving Credit Commitments from the Closing Date until the Revolving Credit Termination Date at the rate of three hundred seventy-five one-thousandths of one percent (0.375%) per annum, payable monthly in arrears on the first day of each calendar month commencing May 1, 1998, and on the Revolving Credit Termination Date.

                      (c) LETTER OF CREDIT FEES. The Borrower shall pay the following fees with respect to each Letter of Credit:

                           (i) LETTER OF CREDIT RISK PARTICIPATION FEE. The
                  Borrower agrees to pay to the Agent for the ratable benefit of the Banks, annually in advance on the Closing Date and on the first Business Day of each calendar year thereafter, a risk participation fee equal to (A) with respect to Standby Letters of Credit, an amount equal to the Applicable Revolving Credit Margin with respect to LIBOR Rate Advances then in effect MULTIPLIED BY the face amount of each Standby Letter of Credit then outstanding and (B) with respect to Trade Letters of Credit, an amount equal to one and one-half percent (1-1/2%) per annum MULTIPLIED BY the face amount of each Trade Letter of Credit then outstanding.

                           (ii) OTHER FEES RELATING TO LETTERS OF CREDIT. The
                  Borrower agrees to pay to the Agent for the sole account of the Letter of Credit Bank, for its sole account, upon issuance of any Letters of Credit any standard amendment and modification fees, issuance fees, draw fees and any other standard fees and charges charged by the Letter of Credit Bank in connection with Standby Letters of Credit and Trade Letters of Credit.

                      (d) COLLATERAL MANAGEMENT FEE. The Borrower agrees to pay to the Agent, for its sole account, a collateral management fee, One Thousand Dollars ($1,000) per calendar month, payable on the Closing Date and on the first day of each calendar month thereafter.

                      (e) PER DIEM AUDIT FEES. The Borrower agrees to pay for the services associated with any inspection, audit or verification by the Agent of the Borrower's financial or other records, the Collateral or the premises upon which the Collateral is located or any other security for the Obligations, as the fees for such services may be increased from time to time. The Borrower acknowledges that the fees for such inspection, audit and verification are currently charged at $600 per day (plus out-of-pocket expenses) per auditor or field examiner.

                      (f) LATE CHARGES. If the Borrower fails to pay any amount due under this Agreement, or any fee in connection herewith, in full within ten (10) days after its due date, the Agent shall be entitled to, in addition to its remedies under Section 10 hereof, and the Borrower will incur and shall pay to the Agent for the ratable benefit of the Banks (in accordance with each Bank's Ratable Portion), in each such case, a late charge equal to one percent (1%) of the amount failed to be paid. The payment of a late charge will not cure or constitute a waiver of any Potential Default or Event of Default under this Agreement.

                      (g) PAYMENT OF FEES; NONREFUNDABLE. All fees set forth in this Section 2.9 shall be paid on the date due, in immediately available funds, to the Agent for distribution, if and as appropriate, to the Banks or the Letter of Credit Bank. Once paid, to the extent permitted by applicable Law, none of such fees shall be refundable under any circumstances.

         2.10     INTEREST ON ADVANCES.

         (a) INTEREST RATE-REVOLVING CREDIT ADVANCES. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance made by each Bank from the date of such Revolving Credit Advance until such principal amount shall be paid in full as follows:

                      (i) ALTERNATE BASE RATE ADVANCES - REVOLVING CREDIT.
                  During such periods as any Alternate Base Rate Advance comprising a Revolving Credit Borrowing is outstanding, the Borrower shall pay interest on such Alternate Base Rate Advance at a rate per annum equal to the sum of the Alternate Base Rate PLUS the Applicable Revolving Credit Margin for Alternate Base Rate Advances in effect as of the most recently preceding Margin Adjustment Date occurring prior to the date of the making, conversion or continuation of such Alternate Base Rate Advance in accordance with Section 2.7, payable monthly, in arrears, on the first day of each calendar month and on the date such Alternate Base Rate Advance comprising a Revolving Credit Borrowing shall be converted or paid in full (whether at maturity, by reason of acceleration or otherwise) and, after maturity, on demand.

                     (ii) LIBOR RATE ADVANCES. During such periods as any LIBOR
                  Rate Advance comprising a Revolving Credit Borrowing is outstanding, the Borrower shall pay interest on such LIBOR Rate Advance at a rate per annum equal to the sum of the London Interbank Offered Rate PLUS the Applicable Revolving Credit Margin for LIBOR Rate Advances in effect as of the most recently preceding

                  Margin Adjustment Date occurring prior to the date of the making of such LIBOR Rate Advance, or the conversion or continuation of such LIBOR Rate Advance in accordance with
                  Section 2.7, payable: (A) on the last day of each Interest Period and (B) if such Interest Period has a duration of more than three months, three months after the first day of such Interest Period and (C) on the date such LIBOR Rate Advance comprising a Revolving Credit Borrowing shall be converted to an Alternate Base Rate Advance or paid in full (whether at maturity, by reason of acceleration or otherwise) and (D) after maturity, on demand.

         (B)      APPLICABLE MARGIN; TERMS OF ADJUSTMENT.

                      (i) COMMENCEMENT; CONDITIONS. So long as no Event of
                  Default shall have occurred which has not been waived in writing by all of the Banks, the Applicable Margin shall be calculated as herein specified as of the Closing Date and as of the first day of each July and January occurring during any Fiscal Year commencing January 1, 1999 (each a "Margin Adjustment Date"), commencing after the date the Agent shall have received: (A) in respect of any Margin Adjustment Date made as of any first day of January, financial statements required by Sections 8.1(a) and 8.1(b) for the Fiscal Month ending on June 30 of immediately preceding Fiscal Year during which such Margin Adjustment Date is occurring (each a "January Determination Date") or (B) in respect of any Margin Adjustment Date made as of any first day of July, financial statements required by Sections 8.1(a) and 8.1(c) for the Fiscal Year immediately preceding the Fiscal Year during which such Margin Adjustment Date is occurring (each, together with each January Determination Date, a "Determination Date") and
                  (C) in each case, a certificate complying with Section 8.1(d) certifying the Borrower's Consolidated Fixed Charge Coverage Ratio for the Cumulative Four Fiscal Quarter Period ending as of any such Determination Date.

                     (ii) CALCULATION AND DURATION OF ADJUSTMENT. On each Margin
                  Adjustment Date, the Applicable Revolving Credit Margin shall be the Applicable Revolving Credit Margin set forth in the definition of "Applicable Revolving Credit Margin" for Alternate Base Rate Advances or the LIBOR Rate Advances, as the case may be, and corresponds to the Borrower's Fixed Charge Coverage Ratio as of the Determination Date applicable to such Margin Adjustment Date. The Applicable Revolving Credit Margin effective as of a particular Margin Adjustment Date shall remain effective only until the next succeeding Margin Adjustment Date at which time the Applicable Revolving Credit Margin shall be recalculated pursuant to this Subsection (b); PROVIDED, HOWEVER, that:

                           (A) if an Event of Default shall have occurred which
                         has not been waived in writing by all of the Banks or if the Borrower shall not have delivered as of any Margin Adjustment Date the financial statements required to have been delivered under Sections 8.1(a) and 8.1(c), then the

                         Applicable Revolving Credit Margin shall be (a) with respect to Alternate Base Rate Advances, the Alternate Base Rate plus one percent (1.00%) per annum and (b) with respect to LIBOR Rate Advances, the London Interbank Offered Rate PLUS three percent (3.00%) per annum, and

                           (B) if an Event of Default shall have occurred which
                         has not been waived in writing by the Required Banks, the interest rate shall, upon the request of the Required Banks, be the interest rate applicable pursuant to 2.11 of this Agreement.

         2.11 DEFAULT INTEREST. If any principal, interest or fees due under this Agreement shall not be paid when due or if any Note or any amounts due under any Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time or by operation of any provision of acceleration of maturity therein contained, or if there shall otherwise occur an Event of Default which has not been waived in writing by the Required Banks, the principal thereof and the unpaid interest and fees thereon shall, at the election of the Required Banks, bear interest, payable on demand, at a rate per annum which shall be equal at all times to three percent (3%) in excess of the interest rate otherwise then payable pursuant to the terms of this Agreement.

         2.12     INTEREST RATE DETERMINATION.

         (a) AGENT DETERMINATION; NOTICE. The Agent shall determine the London Interbank Offered Rate in accordance with the definition of London Interbank Offered Rate set forth in Section 1.1 of this Agreement. The Agent shall give prompt notice to each of the Banks and the Borrower of the applicable interest rate determined by the Agent for purposes of Sections 2.7 and 2.10 of this Agreement.

         (b) FAILURE OF BORROWER TO ELECT. If no Interest Period is specified in any Credit Request or any Rate Conversion/Continuation Request for any LIBOR Rate Advances, the Borrower shall be deemed to have selected an Interest Period with a duration of one month. If the Borrower shall not have given notice in accordance with Section 2.7 of this Agreement to continue any LIBOR Rate Advances into a subsequent Interest Period (and shall not have otherwise delivered a Rate Conversion/Continuation Request in accordance with Section 2.7 of this Agreement to convert such Advances), such LIBOR Rate Advances shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically convert into Alternate Base Rate Advances.

         2.13     PAYMENTS AND COMPUTATIONS.

                      (a) PAYMENTS. In addition to payments otherwise made by or on behalf of the Borrower by reason of Collections and Remittances deposited to the Borrower Cash Collateral Account as specified in
         Section 5.3, the Borrower shall make any payment to be directly made by the Borrower under this Agreement and under the Notes with respect to principal of, interest on, and other amounts relating to Advances, not later than 12:00 noon (Cleveland, Ohio time) on the day when due by deposit of Dollars, in immediately available funds, to the Agent's account maintained at the Payment Office of the Agent as specified in this Agreement for distribution by the Agent to the Banks and application thereof by the Banks to the Borrower's Loan Account. Payments received by such deposit of Dollars, in immediately available funds, after 12:00 noon (Cleveland, Ohio time) shall be deemed to have been received on the next succeeding Business Day. Except to the extent otherwise provided in Section 2.4(e)(i) in respect of the settlement of accounts among the Agent and the Banks on any Settlement Date, after receipt of any such payment, the Agent will promptly distribute like funds relating to such payment (other than amounts payable pursuant to 2.9(d) of this Agreement solely to the Agent and amounts payable pursuant to Section 2.9(c)(ii) of this Agreement solely to the Letter of Credit Bank) ratably to each of the Banks for the account of its respective Lending Office.

                      (b) PAYMENT PROCEDURES. The Control Account of the Borrower will be charged with all Advances made by the Banks to the Borrower and all other Obligations of the Borrower under this Agreement or any other Loan Document. The Borrower hereby authorizes each Bank to charge the Loan Account of the Borrower with such Obligations. The Control Account of the Borrower will be credited in accordance with this Section 2.13(c) with all payments received by the Agent directly from the Borrower or for the account of the Borrower. The Control Account of the Borrower will also be credited in accordance with
         Section 5.3, to the extent of any outstanding Revolving Credit Advances, with all Collections and Remittances received by the Agent in the Borrower Cash Collateral Account. The Agent shall send the Borrower a monthly statement reflecting the activity in the Control Account. Absent manifest error, each monthly statement shall be final, conclusive and binding on the Borrower. The Loan Accounts of each Bank shall reflect the activity in the Control Account applicable to such Bank's Loan Account.

                      (c) APPLICATION OF PAYMENTS. Payments distributed to each Bank pursuant to Section 2.13(a) above shall in each case be applied by such Bank in accordance with the terms of this Agreement. Prior to the occurrence of an Event of Default that has not been waived in accordance with the terms of this Agreement, all funds received under this Section 2.13 shall be applied to the Advances in the order that the Borrower directs. The Borrower shall at the time of making a payment under this Section 2.13 specify to the Agent the Obligations to which such payment is to be applied. If the Borrower does not specify an application or if an Event of Default has occurred that has not been waived in writing by the Required Banks, the funds will be applied in the manner described in the second sentence of Section 5.3.

                      (d) AUTHORIZATION TO CHARGE ACCOUNT. If and to the extent payment owed to the Agent or any Bank is not made when due hereunder or under the Notes, the Borrower hereby authorizes the Agent and each Bank to charge from time to time against the Loan Account maintained by the Agent or such Bank, as the case may be.

                      (e) COMPUTATIONS OF INTEREST AND FEES. All computations of interest, fees and other compensation shall be made by the Agent on the basis of a year of 360 days

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



         in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of interest, fees or other amounts of compensation due hereunder shall be rebuttably presumed to be correct.

                      (f) PAYMENT NOT ON BUSINESS DAY. Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. Any such extension of time shall in such case be included in the computation of payment of interest, fees or other compensation, as the case may be.

                      (g) PRESUMPTION OF PAYMENT IN FULL BY THE BORROWER. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date. In reliance upon such assumption, the Agent may, but shall not be obligated to, distribute to each Bank on such due date the amount then due such Bank. If and to the extent the Borrower shall not have made such payment in full to the Agent, each Bank shall repay to the Agent promptly upon demand the amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the rate applicable to the Borrower plus the amount of any costs, expenses, liabilities or losses incurred by the Agent in connection with its distribution of such funds.

         2.14 CHANGE IN LAW; LIBOR RATE ADVANCES UNLAWFUL. Notwithstanding any other provision of this Agreement, if any Bank determines that any applicable Law, or any change therein, or any change in the interpretation or administration of any Law by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible, or any such governmental authority, central bank or agency asserts that it is unlawful, for any Bank or its Lending Office to perform its obligations hereunder to make LIBOR Rate Advances or to fund or maintain LIBOR Rate Advances hereunder, then, upon notice to the Agent and the Borrower by such Bank: (a) the obligation of all of the Banks to make, or to convert Advances into, LIBOR Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist and (b) the Borrower shall immediately, or at such later date, if any, as may thereafter be permitted by relevant Law, prepay in full the then outstanding principal amount of all LIBOR Rate Advances of all Banks, together with interest accrued thereon and any other amounts payable to the Banks hereunder unless the Borrower, within five (5) Business Days of notice from the Agent, converts all LIBOR Rate Advances of all Banks then outstanding into Advances of another Type in accordance with Section
2.7 of this Agreement as to which such circumstances do not exist. Any such payment or Rate Conversion shall be subject to the provisions of Section 13.4 of this Agreement.

         2.15 UNAVAILABILITY. Notwithstanding any other provision in this Agreement, if at any time with respect to any LIBOR Rate Advances:

         (a) INADEQUATE RATE. Any Bank notifies the Agent that the London Interbank Offered Rate for any Interest Period for such LIBOR Rate Advances will not adequately reflect the cost to such Bank of making, funding or maintaining its LIBOR Rate Advances for such Interest Period, the Agent shall promptly notify the Borrower and the Banks;

         (b) UNAVAILABLE QUOTATIONS. The Agent determines (which determination shall be conclusive) that quotations of interest rates for Dollar deposits are not being provided in the relevant amounts or for the relevant maturities to, or the circumstances affecting the London interbank market of deposits in Dollars make it impracticable to, determine the London Interbank Offered Rate, or

         (c) UNAVAILABLE DEPOSITS. Any Bank determines that Dollar deposits of the relevant amount for the relevant Interest Period are not available in the London interbank market of deposits of Dollars for the purpose of funding the LIBOR Rate Advances, then: (i) each LIBOR Rate Advance will automatically, on the last day of the then existing Interest Period therefor, convert into an Alternate Base Rate Advance and (ii) the obligation of the Banks to make or to convert Advances into LIBOR Rate Advances or continue LIBOR Rate Advances shall be suspended until the Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

         2.16 PRO RATA TREATMENT. Except as set forth in Sections 2.4, 2.9(a), 2.9(c)(ii), 2.9(d) or 10.6 of this Agreement, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Advances, each payment of the fees provided for hereunder shall be allocated among the Banks in accordance with each Bank's Ratable Portion thereof.

SECTION 3    CONDITIONS OF LENDING.

         3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCES. The obligation of each Bank to make an Advance on the occasion of each Borrowing, and the obligation of the Letter of Credit Bank to issue any Letters of Credit, are subject to the condition precedent that: (i) the conditions set forth in ANNEX III, attached hereto and incorporated herein by reference, shall have been satisfied, as determined by the Agent, in its sole discretion, on or before the Closing Date of this Agreement and (ii) the Agent shall have received on or before the Closing Date of this Agreement the documents and deliveries set forth on said ANNEX III.

         3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of each Bank to make an Advance on the occasion of each Borrowing, Rate Conversion and Rate Continuation, and the obligation of the Letter of Credit Bank to issue any Letter of Credit, are subject to the condition precedent that, as of the date of any such Advance or issuance, and before and after giving effect thereto:


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



                      (a) REPRESENTATION BRINGDOWN. The representations and warranties contained in Sections 4, 6 and 7 of this Agreement are true and correct in all respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and

                      (b) NO DEFAULT; COMPLIANCE WITH TERMS. The Borrower shall be in compliance with all other terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Credit Event, no Potential Default or Event of Default shall have occurred and be continuing;

                      (c) NO MATERIAL ADVERSE CHANGE. There has been no event which would or which might reasonably be expected to have a Material Adverse Effect;

                      (d) CONFIRMATION OF BORROWING BASE. The Borrower shall have delivered to the Agent a Borrowing Base Certificate for the period in which such Credit Event occurs; and

                      (e) OTHER DELIVERIES. The Agent and the Banks shall have received such other approvals, opinions or documents as the Agent and the Banks may reasonably request consistent with the terms of this Agreement.

Each Credit Event shall constitute a representation and warranty by the Borrower that on the date of such Credit Event, the foregoing statements are true and correct as of such date.

SECTION 4    SECURITY INTEREST IN COLLATERAL; COLLATERAL
             REQUIREMENTS.

         4.1 GRANT OF SECURITY INTEREST. To secure the prompt payment and performance of the Obligations, and in addition to any other collateral or Lien securing the Obligations, the Borrower hereby grants to the Agent for itself and for the benefit of the Banks and the Letter of Credit Bank a continuing security interest in and to and a pledge of all of the Borrower's right title and interest in and to the following property, whether now existing or hereafter arising or acquired: (a) all Accounts, (b) all Inventory, (c) any and all deposits or other sums at any time credited by or due from the Banks to the Borrower in the Borrower Cash Collateral Account, (d) all Collateral which now or hereafter is at any time in the possession or control of any of the Banks or in transit by mail or carrier to or from any of the Banks or in the possession of any Person acting in a Bank's behalf, without regard to whether such Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether such Bank had conditionally released the same, and any and all balances, sums, proceeds and credits of the Borrower with such Bank, (e) all accessions to, substitutions for, and all replacements, Products and Proceeds of the herein above-referenced property of the Borrower described in this Section 4.1, including, but not limited to, proceeds of insurance policies insuring such property and (f) all books, records, and other property (including, but not limited to, credit files, printouts, computer software and programs owned by the Borrower or any Subsidiary Guarantor, and disks, magnetic tape and other magnetic media, and other materials and records) of the Borrower pertaining to any such above-referenced property of the Borrower.

         4.2 PERFECTION. The Borrower shall, and shall cause the Subsidiary Guarantors to, execute such financing statements provided for by applicable law, and otherwise take such other action and execute such assignments or other instruments, control agreements or documents, in each case as the Agent may request, to evidence, perfect, or record the Agent's security interest in the Collateral or to enable the Agent to exercise and enforce its rights and remedies under this Agreement with respect to any Collateral. The Borrower hereby authorizes the Agent on behalf of the Banks to execute and file any such financing statement or continuation statement on the Borrower's behalf. The parties acknowledge that a carbon, photographic, or other reproduction of this Agreement shall be sufficient as a financing statement to the extent permitted by law.

         4.3 GENERAL REPRESENTATIONS AS TO COLLATERAL. The Borrower represents that the Supplemental Schedule sets forth: (a) the principal place of business of the Borrower and each of the Subsidiary Guarantors, and the locations of each of their respective chief executive offices and accounting officers, (b) the offices where Borrower and the Subsidiary Guarantors keep their respective records concerning their respective Accounts and General Intangibles, (c) the location of the Borrower's and each Subsidiary Guarantor's registered office,
(d) each location at which any Inventory of the Borrower or a Subsidiary Guarantor is located, including, without limitation, the location of any warehouse or bailee at which such Collateral is located and of any consignee at which Collateral in excess of Fifty Thousand Dollars ($50,000) is located, (e) the locations and addresses of all of the Borrower's and each Subsidiary Guarantor's owned or leased real property, (f) the locations of the Borrower's and each Subsidiary Guarantor's registered offices, agents, other offices and places of business during the five (5) years prior to the Closing Date, and (g) all trade names, assumed names, fictitious names and other names used by Borrower or any Subsidiary Guarantor during the five (5) years prior to the Closing Date.

         4.4 TITLE TO COLLATERAL; LIENS; TRANSFERS. The Borrower has good, indefeasible and, in the case of personal property, merchantable title to and ownership of the Collateral described in Section 4.1, free and clear of all Liens, except for Liens permitted under Section 8.3(d). Except as permitted by
Section 8.3(d) or 8.3(a) hereof or as otherwise provided herein or in any other Loan Document, the Borrower shall not encumber, pledge, mortgage, grant a security interest in, assign, sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution or otherwise, any of such Collateral.

         4.5 CHANGES AFFECTING PERFECTION. The Borrower shall not, and shall not permit any of its Subsidiary Guarantors to, without giving the Agent thirty (30) days prior notice thereof: (a) make any change in any location where Borrower's or such Subsidiary Guarantor's Inventory is maintained, or locate any of Borrower's or such Subsidiary Guarantor's Inventory at any new locations (other than in connection with sales of Inventory in the ordinary course of business),
(b) make any change in the location of its chief executive office, principal place of business or the office where the Borrower's or such Subsidiary Guarantor's records pertaining to its Accounts are kept, (c) add any new places of business or close any of its existing places of business, (d) make any change in its name or corporate structure, adopt new trade names, assumed names or fictitious names or otherwise add any name under which it does business, (e) make any other change (other than sales of Inventory in the ordinary course of business) which might affect the perfection or priority of the Agent's Lien in the Collateral. Neither the Borrower nor any of the Subsidiary Guarantors shall maintain Inventory at any consignee in an amount in excess of Fifty Thousand Dollars ($50,000) per location unless Borrower gives the Agent notice of the location and amount of such consigned Inventory for each location at which the Inventory exceeds Fifty Thousand Dollars ($50,000) within five (5) business days after the Inventory is moved, delivered or taken to such location.

         4.6 POWER OF ATTORNEY FOR INSURANCE. The Borrower shall promptly deliver to the Agent true copies of all reports regarding Collateral in excess of One Hundred Thousand Dollars ($100,000) made to insurance companies. The Borrower hereby irrevocably makes, constitutes, and appoints the Agent (and all officers, employees, or agents designated by the Agent) as its true and lawful attorney-in-fact and agent, with full power of substitution, such that the Agent shall have the right and authority to make and adjust claims under such policies of insurance, receive and endorse the name of the Borrower on, any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance; PROVIDED, HOWEVER, that the Agent may not exercise the power of attorney granted by this Section 4.6 except after (a) the occurrence of an Event of Default that has not been waived by the Required Banks, or (b) the occurrence of an event of loss with respect to which the Agent in good faith determines that the Borrower is not diligently pursuing its claims. The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Without waiving or releasing any obligation, Potential Default or Event of Default by the Borrower under this Agreement, the Agent may (but shall not be required to) at any time or times thereafter maintain such action with respect thereto as the Agent deems advisable. All sums disbursed by the Agent in connection therewith (including, but not limited to, reasonable attorneys' and paralegals' fees and disbursements, court costs, expenses and other charges relating thereto) shall be payable on demand and upon the expiration of five (5) calendar days after such demand the Borrower shall be deemed to have delivered a Deemed Credit Request in the relevant amount.

         4.7 PROTECTION OF COLLATERAL; REIMBURSEMENT. All reasonable insurance expenses and all expenses of protecting, storing, warehousing, insuring, handling, maintaining, and shipping any Collateral, any and all excise, property, sales, use, or other taxes imposed by any state, Federal, or local authority on any of the Collateral, or in respect of the sale thereof, or otherwise in respect of the Borrower's or the Subsidiary Guarantor's business operations which, if unpaid, could result in the imposition of any Lien upon the Collateral, shall be borne and paid by the Borrower or such Subsidiary Guarantor, subject to the provisions of Section 8.2(i). If the Borrower or such Subsidiary Guarantor fails to promptly pay any portion thereof when due, except as may otherwise be permitted under this Agreement or under any of the other Loan Documents, the Agent, at its option, may, but shall not be required to, pay the same. All sums so paid or incurred by the Agent for any of the foregoing and any and all other sums for which the Borrower may become liable under this Agreement and all costs and expenses

(including reasonable attorneys' fees and paralegals' fees, legal expenses, and court costs, expenses and other charges related thereto) which the Agent may incur in enforcing or protecting its Liens on or rights and interests in the Collateral or any of its rights or remedies under this Agreement or any other agreement between the parties to this Agreement or in respect of any of the transactions to be had under this Agreement shall be repayable on demand and upon the expiration of five (5) calendar days after such demand the Borrower shall be deemed to have delivered a Deemed Credit Request in the relevant amount. Unless otherwise provided by Law, the Agent shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever.

         4.8 INSPECTION; VERIFICATION. During regular business hours and after reasonable notice to the Borrower, the Agent and each of the Banks (by any of its officers, employees, agents, representatives, or designees, including any
Bank) shall have the right to inspect the Borrower's and each Subsidiary Guarantor's Collateral and to inspect and audit, all books, records, journals, orders, receipts, or other correspondence related thereto (and to make extracts or copies thereof as the Agent may desire) and to inspect the premises upon which any of the Collateral is located for the purpose of verifying the amount, quality, quantity, value, and condition of, or any other matter relating to, the Collateral; PROVIDED, HOWEVER, that upon the occurrence of an Event of Default (unless waived in writing in accordance with Section 14.1), the Agent and the Banks may exercise such access and other rights at any time the Agent or any Bank deems such action necessary or desirable. In addition to inspections as outlined above, the Agent or its designee shall have the right, upon reasonable notice to and consultation with the Borrower, to make test verifications of the Accounts and other Collateral and physical verifications of the Inventory and other tangible items of the Collateral at the expense of the Borrower and in any manner and through any commercially reasonable medium that the Agent considers advisable, and the Borrower agrees to furnish, and shall cause the Subsidiary Guarantors to furnish, all such assistance and information as the Agent may require in connection therewith. The Borrower at its expense will prepare and deliver to the Agent at any time and from time to time promptly upon the Agent's request, the following reports: (a) a reconciliation of all its Accounts and the Subsidiary Guarantor's Accounts, (b) an aging of all its and the Subsidiary Guarantor's Accounts and accounts payable, (c) trial balances, and (d) a test verification of such Accounts as the Agent may request. The Agent shall deliver to each of the Banks copies of each audit report prepared pursuant to this
Section 4.8 and all other reports prepared and delivered to the Agent pursuant to this Section 4.8.

         4.9 ASSIGNMENTS, RECORDS AND SCHEDULES OF ACCOUNTS. On or before the fifteenth (15th) calendar day of each month from and after the date of this Agreement, the Borrower shall deliver to the Agent, in form and substance acceptable to the Agent, a summary aged trial balance of the Borrower's and each of the Subsidiary Guarantor's Accounts, dated as of the last day of the preceding month (and upon the Bank's request, a detailed aged trial balance, of all such then existing Accounts specifying the names, face value and dates of invoices for each Account Debtor obligated on any Account so listed). In addition, upon the Agent's request, the Borrower shall furnish the Agent with copies of proof of delivery and a copy of all documents relating to such Accounts including, but not limited to, repayment histories and present status reports, and such other matters and information relating to the status of then existing Accounts of the Borrower and each of the Subsidiary Guarantors as the Agent shall reasonably request. If, upon the occurrence of an Event of Default, the Agent so requests, the Borrower shall execute and deliver to the Agent, and shall cause each Subsidiary Guarantor to execute and deliver to the Agent, on forms supplied by the Agent and at such intervals as the Agent may from time to time require, written assignments of all of its Accounts after shipment of the subject goods, together with copies of invoices and/or invoice registers related thereto. Upon request of a Bank, the Agent shall deliver to such Bank, and shall cause each of its Subsidiary Guarantors to deliver to such Bank, copies of each report and all other items delivered pursuant to this Section 4.9.

         4.10 REPORTING REGARDING INVENTORY. The Borrower shall report inventory figures for its Inventory and the Inventory of each of the Subsidiary Guarantors no later than fifteen (15) calendar days after the end of each month (or more frequently, if the Agent shall so request, in its reasonable discretion), based upon month-end balances reconciled to the period end balance sheet. The Borrower's and the Subsidiary Guarantors' Inventory shall be reported based upon reconciliation of the financial statements to the perpetual inventory system or a monthly physical count, as the case may be, and: (a) the Borrower shall deliver monthly to the Agent and the Banks, inventory records and general ledger with respect to all Inventory of the Borrower and the Subsidiary Guarantors, broken down into such detail and with such categories as the Agent shall require (including, but not limited to, a report indicating the type, location and amount of raw materials, work-in-process and finished goods and all other information deemed necessary by the Agent to determine the level of Eligible Inventory and ineligible Inventory), (b) the values shown on reports of Inventory shall be at the lower of cost or market value determined in accordance with the Borrower's and its Subsidiary Guarantors' first-in first-out accounting, consistently applied and (c) no later than fifteen (15) calendar days after the end of each month, or more frequently, if the Agent shall so request, the Borrower shall submit to the Agent an inventory report reconciled to the Borrowing Base Certificate for the end of such month, the Borrower's and the Subsidiary Guarantors' perpetual inventory records and each of their general ledgers, broken down into such detail and with such categories as the Agent shall require (including, but not limited to, a report indicating the type, location and amount of raw materials, work-in-process and finished goods, and all other information deemed necessary by the Agent to determine the level of Eligible Inventory and ineligible Inventory). Upon request of a Bank, the Agent shall deliver to such Bank copies of each report and all other items delivered pursuant to this Section 4.10.

         4.11 OTHER COLLATERAL REPORTS. The Borrower shall furnish the Agent with, on or before the fifteenth (15th) calendar day of each month from and after the date of this Agreement, a report listing the Borrower's and each Subsidiary Guarantor's Accounts and a period-end accounts receivable and loan reconciliation, and such other reports regarding Accounts or other Collateral of the Borrower or the Subsidiary Guarantors as the Agent from time to time reasonably may request. The Borrowing Base Certificate and such other reports shall be on forms requested or provided by the Agent and shall contain such detailed information as is reasonably satisfactory to the Agent. Upon request of a Bank, the Agent shall deliver to such Bank copies of each report and all other items delivered pursuant to this Section 4.11.

         4.12 STATUS OF COLLATERAL. The Borrower agrees to advise the Agent promptly, in such detail as the Agent shall reasonably require, of any change relating to the type, quantity or quality of the Collateral, which could have a Material Adverse Effect.

         4.13 REINSTATEMENT. The provisions of Sections 4, 5 and 6 of this Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation or reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower's assets or should any other Financial Impairment occur, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         4.14 TERMINATION OF SECURITY INTEREST; RELEASE OF COLLATERAL. Upon the payment in full of all Obligations and the termination of the Commitments of each of the Banks and all LC Exposure: (a) the security interests and licenses granted to the Agent under this Agreement and under any other Loan Documents shall terminate, (b) all rights to the Collateral shall revert to the Borrower or the applicable Subsidiary Guarantor, as the case may be, (c) the Agent will, at the Borrower's expense, execute and deliver to the Borrower such documents as the Borrower may reasonably request to evidence the termination of such security interests and the release of such Collateral, and (d) this Agreement and all of the other Loan Documents with the Borrower will be terminated, and the Borrower will have no further liabilities or obligations thereunder (except any liabilities and/or obligations which under the terms of this Agreement or any Loan Document survive termination of such agreements).

SECTION 5    PROCEEDS OF ACCOUNTS AND INVENTORY.

         5.1 RECEIPT IN TRUST. All Collections or Remittances received directly by the Borrower shall be deemed held by the Borrower in trust and as fiduciary for the Agent for the benefit of the Banks. The Borrower immediately shall deposit any such Collection or Remittance, in its original form, into the Borrower Cash Collateral Account. Pending such deposit, the Borrower agrees that it will not commingle any such Collection or Remittance with any of the Borrower's other funds or property, but will hold it separate and apart therefrom in trust and as fiduciary for the Agent until deposit is made into the Borrower Cash Collateral Account.

         5.2 CASH COLLATERAL ACCOUNTS. The Borrower has established the Borrower Cash Collateral Account with KeyBank National Association. The Subsidiary Guarantors have each established a Subsidiary Guarantor Cash Collateral Account with KeyBank National Association. All Collections and Remittances of any kind deposited in the Borrower Cash Collateral Account are the sole and exclusive property of the Agent for the benefit of the Banks and the Letter of Credit Bank. The Borrower shall cause that all Collections and Remittances of the Subsidiary Guarantors deposited into the Subsidiary Guarantor Cash Collateral Accounts shall be swept, to the extent any Advances or other payment Obligations are then outstanding, to the Borrower Cash Collateral Account on a daily basis. All funds at any time in the Borrower Cash Collateral Account or the Guarantor Subsidiary Cash Collateral Accounts shall be deemed to be the property of the Agent for the benefit of the Banks and shall be subject only to the signing authority designated from time to time by the Agent. Neither the Borrower nor any Subsidiary Guarantor shall have any interest therein or control over such funds. Nevertheless, to the extent funds in the Borrower Cash Collateral Account are deemed to be the property of the Borrower, the Borrower hereby grants to the Agent a security interest in all funds held in the Borrower Cash Collateral Account, as security for the Obligations. No Cash Collateral Account shall be subject to any deduction, set-off, banker's lien or any other right in favor of any person or entity other than the Agent.

         5.3 APPLICATION OF DEPOSITS TO LOAN ACCOUNT. Prior to the occurrence of an Event of Default, deposits to the Borrower Cash Collateral Account in respect of the Borrower shall be credited to the Borrower as follows: (i) FIRST, to the payment of any fees, expenses or other Obligations due and payable by the Borrower to the Agent hereunder or under any of the other Loan Documents; (ii) SECOND, to the payment of any fees or expenses due and payable by the Borrower to a Letter of Credit Bank hereunder or under any of the other Loan Documents;
(iii) THIRD, to the ratable payment of any fees, expenses or other Obligations due and payable by the Borrower to the Banks hereunder or under any of the other Loan Documents other than those Obligations specifically referred to in other clauses of this Subsection; (iv) FOURTH, to the ratable payment of interest due on the Advances made to the Borrower, (v) FIFTH, to late charges until paid in full, (vi) SIXTH, to the outstanding principal amount of any Revolving Credit Advances as follows: (A) first, to Revolving Credit Advances comprised of Agent Special Advances, (B) second, to Revolving Credit Advances comprised of Settlement Advances, and (C) third, to other Revolving Credit Advances in such order as the Agent may choose in its sole discretion; PROVIDED, HOWEVER, that, the Agent will use reasonable efforts to avoid applications that would cause early prepayment of a LIBOR Rate Borrowing prior to expiration of its applicable Interest Period; and (vii) then, to the extent of any excess not so credited, such deposits shall be transferred to the Investment Account for use by the Borrower. Upon the occurrence of an Event of Default which has not been waived in writing in accordance with Section 14.1, all such deposits to the Borrower Cash Collateral Account in respect of the Borrower shall be credited to the Borrower as follows: (i) FIRST, to the payment of any fees, expenses or other Obligations due and payable by the Borrower to the Agent hereunder or under any of the other Loan Documents, including advances of Revolving Credit Advances by the Agent pursuant to Section 2.4 and any other amounts advanced by the Agent on behalf of the Banks; (ii) SECOND, to the payment of any fees, expenses or other Obligations due and payable by the Borrower to the Letter of Credit Bank hereunder or under any of the other Loan Documents; (iii) THIRD, to the ratable payment of any fees, expenses or other Obligations due and payable by the Borrower to the Banks hereunder or under any of the other Loan Documents other than those Obligations specifically referred to in this Subsection; (iv) FOURTH, to the ratable payment of interest due on the Advances made to the Borrower, (v) FIFTH, to the outstanding principal amount of any other outstanding Obligations of the Borrower (other than in respect of the aggregate undrawn amount of any Letter of Credit outstanding for the account

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



of the Borrower) in such order as the Agent may choose in its sole discretion; and (vi) sixth, as cash collateral security against the aggregate undrawn amount of any Letter of Credit outstanding for the account of the Borrower and any other Obligations (whether then or thereafter outstanding) of the Borrower.

         5.4 CREDITING OF COLLECTIONS AND REMITTANCES. For the purpose of calculating in respect of the Borrower interest and determining the aggregate Advances outstanding and resulting loan availability hereunder, all Collections and Remittances shall be credited to the Borrower: (i) in the case of Collections and Remittances received by wire transfer prior to 12:00 noon (Cleveland, Ohio time), on the same Business Day as received, (ii) in the case of Collections and Remittances received by wire transfer after 12:00 noon (Cleveland, Ohio time), on the next succeeding Business Day after such receipt and (iii) in the case of all other Collections and Remittances received, two Business Days after the Business Day on which the Agent receives notice of the deposit of the proceeds of such Collections and Remittances into the Borrower Cash Collateral Account, and is in good funds with respect thereto prior to 12:00 noon (Cleveland, Ohio time). From time to time, upon advance written notice to the Borrower, the Agent may adopt such additional or modified regulations and procedures as it may deem reasonable and appropriate with respect to the operation of the Borrower Cash Collateral Account and the services to be provided by the Agent under this Agreement not inconsistent with the terms of this Agreement.

         5.5 COST OF COLLECTION. All reasonable costs of collection of the Borrower's Accounts, including out-of-pocket expenses, administrative and record-keeping costs, reasonable attorney's fees, and all service charges and costs related to the establishment and maintenance of the Borrower Cash Collateral Account, shall be the sole responsibility of the Borrower, whether the same are incurred by the Agent or the Borrower, and the Agent, in its sole discretion, may charge the same against the Borrower, and the same shall be deemed part of the Obligations hereunder. The Borrower hereby indemnifies and holds the Agent harmless from and against any loss or damage with respect to any Collection or Remittance deposited in the Borrower Cash Collateral Account which is dishonored or returned for any reason. If any Collection or Remittance deposited in the Borrower Cash Collateral Account is dishonored or returned unpaid for any reason, the Agent, in its sole discretion, may charge the amount of such dishonored or returned Collection or Remittance directly against the Borrower and/or any account maintained by the Borrower with the Agent and such amount shall be deemed part of the Obligations hereunder. The Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of the Agent under this Agreement, except losses or damages resulting from the Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

         5.6 RETURN OF FUNDS. Upon the payment in full of all Obligations and the termination of the aggregate Commitments and LC Exposure hereunder: (a) the Agent's security interests and other rights in funds in the Cash Collateral Accounts under Section 5.2 of this Agreement shall terminate, (b) all rights to such funds shall revert to the Borrower, and (c) the Agent will, at the Borrower's expense, take such steps as the Borrower may reasonably request to evidence the termination of such security interests and to effect the return to the Borrower of such funds.

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




         5.7 NOTICE TO ACCOUNT DEBTORS. The Borrower hereby authorizes the Agent, now and at any time or times hereafter, in accordance with the powers conferred upon the Agent pursuant to Section 5 or any other applicable provision of this Agreement, to: (a) notify any or all Account Debtors that the Accounts have been assigned to the Agent, for the ratable benefit of the Agent, the Banks and the other holders of the Obligations, and that the Agent has a security interest therein, and (b) upon the occurrence of an Event of Default (unless waived in writing in accordance with Section 14.1), direct such Account Debtors to make all payments due from them to the Borrower upon the Accounts directly to the Agent or to a lockbox designated by the Agent; PROVIDED, HOWEVER, that the Agent shall not exercise any of its rights under this sentence unless: (i) the Borrower has failed to so notify or direct any such Account Debtor following a request from the Agent to the Borrower for such notification or direction, or
(ii) the Agent reasonably believes that the Borrower has failed to so notify or direct any such Account Debtor. The Agent shall promptly furnish the Borrower with a copy of any such notice sent. Any such notice, in the Agent's sole discretion, may be sent on the Borrower's stationery, in which event the Borrower shall co-sign such notice with the Agent.

         5.8 APPOINTMENT OF ATTORNEY-IN-FACT. The Borrower hereby irrevocably appoints the Agent (and all persons designated by the Agent) as the Borrower's true and lawful attorney (and agent-in-fact) to: (a) effectuate, in the Borrower's name, the Borrower's obligations under this Agreement and (b) upon the occurrence of an Event of Default (unless appropriately waived in writing in accordance with Section 14.1), in the Borrower's or Agent's name: (i) demand payment of the Accounts, (ii) enforce payment of the Accounts, by legal proceedings or otherwise, (iii) exercise all of the Borrower's rights and remedies with respect to the collection of the Accounts and any other Collateral, (iv) settle, adjust, compromise, extend, or renew the Accounts, (v) settle, adjust, or compromise any legal proceedings brought to collect the Accounts, (vi) if permitted by applicable law, sell or assign the Accounts and other Collateral upon such terms, for such amounts, and at such time or times as the Agent deems advisable, (vii) discharge and release the Accounts and any other Collateral, (viii) take control, in any manner, of any item of payment or Proceeds relating to any Collateral, (ix) prepare, file, and sign the Borrower's name on a proof of claim in bankruptcy or similar document against any Account Debtor, (x) prepare, file, and sign the Borrower's name on any notice of Lien, assignment, or satisfaction of Lien or similar document in connection with the Accounts, (xi) do all acts and things reasonably necessary, in the Agent's good faith discretion, to fulfill the Borrower's obligations under this Agreement,
(xii) endorse the name of the Borrower upon any of the items of payment or Proceeds relating to any Collateral and deposit the same to the account of the Agent on account of the Obligations, (xiii) endorse the name of the Borrower upon any Chattel Paper, document, Instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to the Accounts, Inventory and any other Collateral, (xiv) use the Borrower's stationery and sign the name of the Borrower to verifications of the Accounts and notices thereof to Account Debtors, (xv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, and any other Collateral to which the Borrower has access, and (xvi) notify post office authorities to change the address for delivery of the Borrower's mail to an address designated by the Agent, receive and open all mail addressed to the Borrower, and, after removing all Collections and Remittances and other Proceeds of Collateral, forward the mail to the Borrower. The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

SECTION 6    SPECIFIC REPRESENTATIONS, WARRANTIES AND COVENANTS
             RELATING TO COLLATERAL.

         6.1 REPRESENTATIONS AND WARRANTIES REGARDING ACCOUNTS. The Borrower agrees and represents that each Account of the Borrower and each of its Subsidiary Guarantors and each invoice representing any such Account will (a) cover a bona fide sale or lease and delivery of merchandise usually dealt in by the Borrower or such Subsidiary Guarantor, or the rendition by the Borrower or such Subsidiary Guarantor of services to customers in the ordinary course of business, (b) be for a liquidated amount maturing as stated in the schedule thereof and in the duplicate invoice covering said sale, and (c) other than the Agent's security interest therein, not be subject to any lien, or, except for those asserted by the Account Debtor in the ordinary course of business, any offset, deduction or counterclaim. None of the Borrower's or any of its Subsidiary Guarantor's invoices shall be backdated, postdated or redated, and neither the Borrower nor any of its Subsidiary Guarantors shall make sales on extended dating or credit terms other than in accordance with past practices as disclosed to the Agent in writing. The Borrower shall notify the Agent promptly upon, but in no event later than three (3) Business Days after the Borrower's learning thereof, in the event any Eligible Account in an amount in excess of $100,000 falls within any of the exclusions set forth in clauses (b) through (v) of the definition of "Eligible Accounts" and of the reasons therefore.

         6.2 DISPUTES AND CLAIMS REGARDING ACCOUNTS. The Borrower shall, and shall cause each of its Subsidiary Guarantors to, promptly settle or adjust all disputes and claims at no expense to the Agent, but no discount, credit or allowance (other than discounts, credits or allowances that do not exceed $1,500,000 in the aggregate at any one time outstanding) or material adverse extension, compromise or settlement shall be granted to any customer or Account Debtor. No returns of merchandise outside the ordinary course of business (other than returns that do not exceed $350,000 in the aggregate in any Fiscal Quarter) shall be accepted by the Borrower or any of its Subsidiary Guarantors without the Agent's consent which consent shall not be unreasonably withheld or delayed.

         6.3 ACCOUNTS. Other than (a) the Guarantor Subsidiary Lockboxes and the Cash Collateral Accounts and (b) those operating accounts disclosed on the Supplemental Schedule (which the Borrower and the Subsidiary Guarantors shall use solely for purposes other than for the collecting or depositing Collections or Remittances) or which have otherwise been disclosed to the Agent in writing from time to time after the Closing Date (such operating accounts being referred to herein as the "Permitted Accounts"), neither the Borrower, nor any of its Subsidiaries nor any other Person maintains a mailbox, Deposit Account or other account for the purpose of collecting and depositing Collections or Remittances or otherwise holding monies of the Borrower or the Subsidiary Guarantors.

         6.4 COMPLIANCE WITH TERMS OF ACCOUNTS. The Borrower will perform and comply, and will cause the Subsidiary Guarantors to perform and comply, (i) in all material respects with all obligations in respect of Accounts and (ii) under all other contracts and agreements to which it is a party or by which it is bound relating to the Collateral, where failure to so comply would result in a Material Adverse Effect, unless the validity thereof is being contested in good faith by appropriate proceedings and such proceedings do not involve the material danger of the sale, forfeiture or loss of the Collateral which is the subject of such proceedings or the priority of the lien in favor of the Agent thereon.

         6.5 NO WAIVERS, EXTENSIONS, AMENDMENTS. Other than in the ordinary course of business and in accordance with its business practices prior to the execution and delivery of this Agreement, Borrower will not, and will cause the Subsidiary Guarantors not to, without the Agent's prior written consent, which consent shall not be unreasonably withheld or delayed, grant any extension of the time of payment of any of the Accounts, Chattel Paper or Instruments, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon.

         6.6 LIEN PRIORITY. From and after the Closing Date, by reason of the filing of financing statements, assignments of financing statements and termination statements in all requisite governmental offices, this Agreement and the other Loan Documents will create and constitute a valid and perfected first priority security interest (except as permitted by this Agreement) in and Lien on that portion of the Collateral which can be perfected by such filing, which security interest will be enforceable against the Borrower, its Subsidiaries and all other third parties as security for payment of all Obligations.

         6.7 LOCATION OF COLLATERAL. All of the locations of the Borrower, its Subsidiaries and of the Collateral are set forth in the Supplemental Schedule attached hereto, except for consignee locations permitted under Section 4.3 of this Agreement. Other than as set forth in the Supplemental Schedule attached hereto and the consignee locations permitted under Section 4.3 of this Agreement, neither the Borrower nor any of its Subsidiaries keeps any Collateral owned by it on any property not owned in fee simple by the Borrower or such Subsidiary, as the case may be.

         6.8 LIEN WAIVERS, LANDLORD WAIVERS, WAREHOUSE RECEIPTS. Neither the Borrower nor any Subsidiary Guarantor will create, permit or suffer to exist, and each of the Borrower and the Subsidiary Guarantors will defend the Collateral against and take such other action as is necessary to remove, any Lien, claim or right, in or to the Collateral, other than the Liens permitted by
Section 8.3(d) of this Agreement, and will defend the right, title and interest of the Agent in and to any of the Borrower's or any of its Subsidiary's rights to the Collateral and in and to the Proceeds and Products thereof against the claims and demands of all persons whomsoever. In the event any Inventory of the Borrower or any Subsidiary Guarantor is at any time located on any real property not owned by the Borrower or such Subsidiary Guarantor and subject to the liens of this Agreement and the other Loan Documents in favor of the Agent, the Borrower will obtain and maintain in effect, and will cause its Subsidiary Guarantors to obtain and maintain in effect, at all times while any such Inventory is so located valid and effective lien waivers in form and substance satisfactory to the Agent, whereby each owner, landlord and mortgagee having an interest in such real property shall disclaim any interest in such Inventory and shall agree to allow the Agent reasonable access to such real property in connection with any enforcement of the security interest granted hereunder. The Borrower shall not maintain, and shall not permit any Subsidiary Guarantor to maintain, any Inventory at any consignee in an amount in excess of Fifty Thousand Dollars ($50,000) per location unless Borrower gives the Agent notice of the location and amount of such consigned Inventory for each location at which the Inventory exceeds Fifty Thousand Dollars ($50,000) within five (5) business days after the Inventory is moved, delivered or taken to such location. The Borrower shall not, and shall not permit any Subsidiary Guarantor to, store any Inventory with a bailee, warehouseman or similar party without the Agent's prior written consent and, if the Agent gives such consent and reasonably requires such action, the Borrower will concurrently therewith cause any such bailee, warehouseman or similar party to issue and deliver to the Agent, in form and substance acceptable to the Agent, warehouse receipts therefor in the Agent's name.

         6.9 MAINTENANCE OF INSURANCE. The Borrower will maintain with financially sound and reputable companies, insurance policies (a) insuring the Inventory of the Borrower and the Subsidiary Guarantors against loss by fire, explosion, theft and such other casualties as are usually insured against by companies engaged in the same or similar businesses, and (b) insuring the Borrower and the Agent against liability for personal injury and property damage relating to such Inventory, such policies to be in such form and in such amounts and coverage as may be reasonably satisfactory to the Agent, with losses payable to the Borrower and the Agent as their respective interests may appear. All insurance with respect to such Inventory shall (i) contain a breach of warranty clause in favor of the Agent, (ii) provide that no cancellation, reduction in amount, change in coverage or expiration thereof shall be effective until at least thirty (30) days after written notice to the Agent thereof, and (iii) be reasonably satisfactory in all respects to the Agent.

         6.10 LIMITATIONS ON DISPOSITIONS OF INVENTORY. The Borrower will not, and will not permit the Subsidiary Guarantors to, sell, transfer, lease or otherwise dispose of any of the Inventory, or attempt, offer or contract to do so, except for dispositions of Inventory in the ordinary course of business and dispositions of up to $750,000 of slow-moving or obsolete Inventory of the Borrower and the Subsidiary Guarantors during any Fiscal Quarter, in the aggregate.

SECTION 7    GENERAL REPRESENTATIONS AND WARRANTIES.

         So long as the Obligations shall remain outstanding or the Banks shall have any Commitment or LC Exposure hereunder, the Borrower represents and warrants to the Agent and the Banks as follows:

         7.1 EXISTENCE. The Borrower and the Subsidiary Guarantors are duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Borrower has no Subsidiaries other than as listed in the Supplemental Schedule. The Borrower and its Subsidiaries are duly qualified or licensed to transact business in the jurisdiction of its organization and in each additional jurisdiction where such qualification or licensure is necessary, except where failure to do so will not have a Material Adverse Effect.

         7.2 AUTHORIZATION. The execution, delivery, and performance of this Agreement and the other Loan Documents to which the Borrower or any of the Subsidiary Guarantors is a party: (a) are within the Borrower's or such Subsidiary Guarantor's corporate powers, (b) have been duly authorized, and are not in contravention of Law or the terms of the Borrower's or such Subsidiary Guarantor's Certificate of Incorporation or By-Laws or, except as set forth on the Supplemental Schedule, of any indenture or other document or instrument evidencing borrowed money or any other agreement or undertaking to which the Borrower or such Subsidiary Guarantor is a party or by which it or its property is bound.

         7.3 ENFORCEABILITY. This Agreement and the other Loan Documents to which the Borrower or any of the Subsidiary Guarantors is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with the terms thereof, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

         7.4 LITIGATION; PROCEEDINGS. Except as set forth in the Supplemental Schedule, as of the Closing Date there are no actions, suits, investigations or proceedings, and no orders, writs, injunctions, judgments or decrees, now pending, existing or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiary Guarantors, affecting any property of the Borrower or any of the Subsidiary Guarantors or with respect to this Agreement or any Loan Document, whether at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators. There is no action, suit, investigation, proceeding, order, writ, injunction, or decree existing at any time on or after the Closing Date that, when taken singly or with all other actions, suits, investigations, proceedings, orders, writs, injunctions or decrees, could reasonably be expected to result in a Material Adverse Effect or has otherwise resulted, or could reasonably be expected to result, in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding One Million Five Hundred Thousand Dollars ($1,500,000), UNLESS, any such amounts owing by Borrower or such Subsidiary Guarantor resulting from such action, suit, investigation, proceeding, order, writ, injunction, or decree shall be either (i) insured and the insurance carrier shall have acknowledged coverage in an amount of the insurance or shall have been ordered by a court of competent jurisdiction to pay such amounts owing by the Borrower or such Subsidiary Guarantor resulting from such action, suit, investigation, proceeding, order, writ, injunction, or decree, or (ii) subject to the GEC Indemnity, but only to the extent that GEC has acknowledged liability or has been ordered by a court of competent jurisdiction to pay such amount owing by the Borrower or such Subsidiary Guarantor from such action, suit, investigation, proceeding, order, writ, injunction, or decree.

         7.5 TAXES. The Borrower and its Subsidiaries have filed all federal, state and local tax returns which are required to be filed by the Borrower and such Subsidiaries and, except to the extent permitted by Section 8.2(i) of this Agreement, have paid all taxes and assessments due as shown on such returns, including interest, penalties and fees.


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



         7.6 TITLE. The Borrower and the Subsidiary Guarantors have good title to the Collateral. All such Collateral is free of all Liens other than those in favor of the Agent and those otherwise disclosed in the Supplemental Schedule or permitted by Section 8.3(d) of this Agreement.

         7.7 CONSENTS; APPROVALS. Except as set forth on the Supplemental Schedule, no action, consent or approval of, registration or filing with or any other action by any governmental authority or other Person is or will be required in connection with the transactions contemplated by this Agreement and the other Loan Documents, except such as have been made or obtained and are in full force and effect.

         7.8 LAWFUL OPERATIONS. The operations of the Borrower and its Subsidiaries are in full compliance with all requirements imposed by Law, including without limitation, occupational safety and health laws and zoning ordinances except to the extent any such noncompliance, when taken singly or with all other such noncompliance, has not resulted, and could not reasonably be expected to result in a Material Adverse Effect and has not otherwise resulted, and could not reasonably be expected to result, in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Group in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000).

         7.9 ENVIRONMENTAL COMPLIANCE. Each parcel of real property in which the Borrower or any of its Subsidiaries has a real property interest (whether as fee owner, operator, lessor (directly or indirectly), lessee (directly or indirectly), mortgagee or otherwise) (collectively, "Properties") is in compliance with Environmental Laws except for any noncompliance, when taken singly or with all other such noncompliance, has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect and has not otherwise resulted, and could not reasonably be expected to result, in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding One Million Five Hundred Thousand Dollars ($1,500,000), EXCEPT to the extent any such amounts owing by Borrower or such Subsidiary Guarantor resulting from such noncompliance are either (i) insured and the insurance carrier shall have acknowledged coverage in an amount of the insurance or shall have been ordered by a court of competent jurisdiction to pay such amounts owing by the Borrower or such Subsidiary Guarantor resulting from such noncompliance, or (ii) subject to the GEC Indemnity, but only to the extent that GEC has acknowledged liability or has been ordered by a court of competent jurisdiction to pay such amount owing by the Borrower or such Subsidiary Guarantor from such noncompliance. With respect to each of the Properties, (a) there is no pending or, to the knowledge of the Borrower, threatened Environmental Claim against the Borrower or any of its Subsidiaries or any other environmental condition with respect to any Property which Environmental Claim or condition, when taken singly or with all other such Environmental Claims or conditions, has resulted, and could reasonably be expected to result, in a Material Adverse Effect or has otherwise resulted, and could reasonably be expected to result, in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding One Million Five Hundred Thousand Dollars ($1,500,000), EXCEPT to the extent any such amounts owing by Borrower or such Subsidiary Guarantor resulting from such Environmental Claims or conditions are either (X) insured and the insurance carrier shall have acknowledged coverage in an amount of the insurance or shall have been ordered by a court of competent jurisdiction to pay such amounts owing by the Borrower or such Subsidiary Guarantor resulting from such Environmental Claims or conditions, or (Y) subject to the GEC Indemnity, but only to the extent that GEC has acknowledged liability or has been ordered by a court of competent jurisdiction to pay such amount owing by the Borrower or such Subsidiary Guarantor from such Environmental Claims or conditions, (b) the Borrower and its Subsidiaries are in material compliance with all Environmental Permits, and (c) except as set forth on the Supplemental Schedule, Hazardous Materials have not been released or disposed of on any such Property or, to the best knowledge of the Borrower, any property adjoining any such Property, except in compliance with applicable Environmental Laws. Except as disclosed on the Supplemental Schedule, no Property is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list of sites requiring investigation or clean-up. Except as disclosed in the Supplemental Schedule, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, landfills, lagoons, surface impoundments, disposal areas or disposal ponds, on or under any Property that are in violation of any applicable Environmental Law. Except as disclosed on the Supplemental Schedule, neither the Borrower nor any of its Subsidiaries has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of any federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or its Subsidiaries for any remedial work, damage to natural resources or personal injury, including claims under CERCLA. Except as disclosed in the Supplemental Schedule, there are no polychlorinated biphenyls or friable asbestos present at any Property in violation of any applicable Environmental Law. No condition exists at, on or under any Property, which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law except for such a condition, when taken singly or with all other such conditions, has not resulted, and could not reasonably be expected to result, in a Material Adverse Effect and has not otherwise resulted, and could not reasonably be expected to result, in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000). Except as disclosed in the Supplemental Schedule, no generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material has occurred or is occurring on or from any Property. Except as disclosed in the Supplemental Schedule, the Borrower is not aware of any prior use of any Property by any Persons that constitutes a violation of any Environmental Laws or has resulted in a release of Hazardous Materials into the environment such as would give rise to a cleanup obligation or other Environmental Claim. Except as disclosed in the Supplemental Schedule, the Borrower is not aware of any event, condition or activity which may interfere with or prevent continued compliance by the Borrower or its Subsidiaries with all Environmental Laws. Except as disclosed in the Supplemental Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter pending as of the Closing Date or, to the best knowledge of the Borrower, threatened involving any of the Properties relating to violations of Environmental Laws. To the best knowledge of the Borrower, except as disclosed in the Supplemental Schedule, there is no pending investigation involving any of the Properties relating to violations of Environmental Laws.

         7.10 ENVIRONMENTAL LAWS AND PERMITS. Without limiting the representations made in Section 7.9 above, to the best knowledge of the Borrower, except as disclosed in the Supplemental Schedule, there are no circumstances with respect to any Property or the operations of any Borrower or its Subsidiaries that could reasonably be anticipated: (i) to form the basis of a Environmental Claim against the Borrower, its Subsidiaries or (ii) to cause any Property owned, leased or funded by the Borrower or any of its Subsidiaries to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

         7.11 ERISA. The Supplemental Schedule sets forth all of the Employee Benefit Plans of the Borrower, its Subsidiaries and each ERISA Affiliate thereof as of the Closing Date. No Accumulated Funding Deficiency exists in respect of any Employee Benefit Plan of the Borrower, its Subsidiaries or any ERISA Affiliate thereof. No Reportable Event has occurred in respect of any Employee Benefit Plan which is continuing and which: (i) constitutes grounds either for termination of the plan or for court appointment of a trustee for the administration thereof or (ii) when taken singly or with all other such Reportable Events, has resulted, or could reasonably be expected to result, in a Material Adverse Effect and has otherwise resulted, or could reasonably be expected to result, in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000). No "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Code), have occurred that could cause any Borrower or any of its Subsidiaries or any ERISA Affiliate thereof to incur a material liability. Neither the Borrower, nor its Subsidiaries nor any ERISA Affiliate thereof, has: (i) had an obligation to contribute to any Multiemployer Plan except as disclosed in the Supplemental Schedule or (ii) incurred or reasonably expects to incur any liability for the withdrawal from such a Multiemployer Plan.

         7.12 AGREEMENTS; ADVERSE OBLIGATIONS; LABOR DISPUTES. The Supplemental Schedule sets forth a list of all Material Business Agreements of the Borrower and each of the Subsidiary Guarantors. As of the Closing Date, the Material Business Agreements of the Borrower and the Subsidiary Guarantors are in full force and effect and have not been revoked or otherwise modified since the execution thereof. The Borrower and each of the Subsidiary Guarantors is in full compliance with the material terms of the Material Business Agreements to which it is a party. Neither the Borrower, nor any of its Subsidiaries, is subject to any contract, agreement, corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any labor dispute (other than grievance disputes which could, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect or could reasonably be expected to result in liabilities to the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000). There are no material strikes, slow downs, walkouts or other concerted interruptions of operations by employees of the Borrower or any Subsidiary Guarantor, whether or not relating to any labor contracts.

         7.13 FINANCIAL STATEMENTS. The audited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries for the Fiscal Year ending December

31, 1997, and the related statements of income, shareholder's equity, and cash flows, and, as applicable, changes in financial position or cash flows for such Fiscal Years, and the notes to such financial statements, reported upon by Ernst & Young LLP, certified public accountants: (a) have been prepared in accordance with GAAP, applied on a consistent basis with the Borrower's financial statements from prior Fiscal Years and (b) fairly present in all material respects (subject to routine year-end audit adjustments in the case of the unaudited financial statements) the financial condition of the Borrower and its consolidated Subsidiaries as of the respective dates thereof (including a full disclosure of liabilities, contingent or otherwise, if any, required to be reported in accordance with GAAP) and the results of its operations for the respective fiscal periods then ending. As of the Closing Date, neither the Borrower nor any Subsidiary Guarantor has experienced a Material Adverse Effect since the December 31, 1997 financial statements, nor has there been any change in the Borrower's accounting procedures used therein. Except as set forth on the Supplemental Schedule, the Borrower and its Subsidiaries did not as of December 31, 1997, and will not as of the Closing Date, have any material contingent liabilities, material liabilities for taxes, unusual and material forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected in said audited balance sheet.

         7.14 INTELLECTUAL PROPERTY. The Borrower and each of its Subsidiary Guarantors owns or has the legal and valid right to use all Intellectual Property necessary for the operation of its business as presently conducted, free from any Lien not permitted under Section 8.3(d) and free of any restrictions material to the operation of its business as presently conducted except as set forth in the Supplemental Schedule. Except as set forth in the Supplemental Schedule or as otherwise disclosed to the Agent from time to time in writing, neither the Borrower nor any of its Subsidiary Guarantors (a) has any Intellectual Property, (b) licenses any Intellectual Property (whether as licensor or licensee), or (c) is a party to any Material License Agreement with respect to Intellectual Property which, in the case of each of clauses (a)-(c) above, appears or is printed on or is necessary for the manufacture, advertising for sale and sale of any Collateral.

         7.15 INSURANCE. The insurance policies maintained by Borrower and/or the Subsidiary Guarantors comply with the requirements of Section 6.9 of this Agreement. The Supplemental Schedule sets forth a true and accurate description of all insurance policies maintained by the Borrower or any Subsidiary Guarantor.

         7.16 VALUE; SOLVENCY. The Borrower has received fair consideration and reasonably equivalent value for the obligations and liabilities it has incurred to the Banks hereunder. The Borrower is Solvent and each of the Subsidiary Guarantors is Solvent.

         7.17 INVESTMENT COMPANY ACT STATUS. Neither the Borrower nor any of its Subsidiaries is an "investment company", or an "affiliated person" of, or a "promoter" or "principal underwriter" for an "investment company" (as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Section 80(a)(1), et seq.).

         7.18 REGULATION U/REGULATION X COMPLIANCE. The proceeds of Advances made to the Borrower pursuant to this Agreement will be used only for the purposes contemplated by

Section 8.2(g) hereof. No part of the proceeds of Advances made to the Borrower pursuant to this Agreement will be used, directly or indirectly, to purchase or carry any "margin stock" or for a purpose which violates any law, rule, or regulation including, without limitation, the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended. Neither the Borrower nor any of its Subsidiaries owns any "margin stock", as that term is defined in Regulation U and Regulation X of the Board of Governors of the Federal Reserve System.

         7.19 FULL DISCLOSURE. The financial statements referred to in Section 7.13, the warranties and representations and factual disclosures made by the Borrower and the Subsidiary Guarantors in this Agreement and the other Loan Documents, and all documents or statements filed with the Securities and Exchange Commission since December 31, 1997, do not, taken as a whole, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not materially misleading. The Field Exam Materials and the statements contained therein are true and accurate in all material respects and are not materially misleading in light of the circumstances and purposes for which such information was provided. The Borrower has provided all information requested by the Agent and the Banks, and all such information is complete and accurate in all material respects.

SECTION 8     COVENANTS OF THE BORROWER.

         So long as any of the Obligations shall remain outstanding or the Banks shall have any Commitments or LC Exposure hereunder, the Borrower shall comply, and, to the extent applicable to its Subsidiaries, will cause each of its Subsidiaries to comply, with the following provisions unless the Banks shall otherwise consent in writing:

         8.1  REPORTING AND NOTICE COVENANTS.

                      (a) MONTHLY FINANCIAL STATEMENTS. The Borrower shall furnish to the Agent and each Bank, as soon as practicable and in any event within thirty (30) days after the end of each Fiscal Month of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of that Fiscal Month and the related statements of operations, retained earnings and cash flow for the year to the end of that monthly period for such Fiscal Month.

                      (b) QUARTERLY FINANCIAL STATEMENTS. The Borrower shall furnish to the Agent and each Bank, as soon as practicable and in any event within forty-five (45) days after the end of each Fiscal Quarter of the Borrower, commencing with the first Fiscal Quarter ending with respect to which the Borrower has filed a Form 10-Q with the Securities and Exchange Commission following effectiveness of the Exchange Offer Registration Statement of the Borrower in respect of the Senior Note Offering on Form S-4, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of that Fiscal Quarter and the related statements of operations, retained earnings and cash flow for the year to the end of that quarterly period for such Fiscal Quarter, prepared on an unaudited comparative basis with the comparable period during the prior year and in accordance with GAAP, all in reasonable detail and certified, subject to normal year-end audit adjustments, by a responsible officer of the Borrower.

                      (C) ANNUAL FINANCIAL STATEMENTS. The Borrower shall furnish to the Agent and each of the Banks, (i) as soon as practicable and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a complete copy of the annual audit report of the Borrower and its Subsidiaries (including, without limitation, all consolidated and consolidating financial statements of the Borrower and notes thereto) for that Fiscal Year, all of which shall be (A) prepared on a comparative basis with the prior year and in accordance with GAAP, and (B) audited and certified (without qualification as to GAAP), by independent public accountants of recognized national standing selected by the Borrower and acceptable to the Agent and the Banks, and (ii) as soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, the accountants' management report and any management letters relating to the items described in clause (i) above.

                      (d) OFFICER'S CERTIFICATE. The Borrower shall furnish to the Banks:

                           (i) concurrently with the financial statements
                  delivered in connection with Sections 8.1(b) and 8.1(c) above, a certificate of a responsible officer of the Borrower, in his or her capacity as a responsible officer, setting forth the computations necessary to determine whether the Borrower is in compliance with Section 8.4 of this Agreement and satisfaction of the financial standards required in connection with the determination of the Applicable Revolving Credit Margin and certifying that: (A) those financial statements fairly present in all material respects the financial condition and results of operations of the Borrower subject (in the case of interim financial statements) to routine year-end audit adjustments and (B) no Potential Default or Event of Default then exists or, if any Potential Default or Event of Default does exist, a brief description of the Potential Default or Event of Default and the Borrower's intentions in respect thereof, and

                           (ii) upon Agent's request, and in no event less
                  frequently than weekly, (i) a certificate reflecting the calculation of the Borrower's Borrowing Base, substantially in the form attached hereto as EXHIBIT H (each a "Borrowing Base Certificate") and satisfactory in substance to the Agent, and
                  (ii) a written report, in form and substance satisfactory to the Agent, as to the Inventory and Accounts of the Borrower and the Subsidiary Guarantors, setting forth the type, amount, value and location of the Borrower's and each Subsidiary Guarantor's Inventory and Accounts as at the end of the last calendar week.

                      (e) ANNUAL BUSINESS PLAN. No later than one week after approved by the Borrower's board of directors, but in any event prior to each of the Borrower's Fiscal Year ends, the Borrower shall provide the Agent and the Banks with each Subsidiary Guarantor's annual business plan on a monthly basis, in form and substance reasonably satisfactory to the Agent and the Banks and containing, at a minimum, each Subsidiary

         Guarantor's budget, operating profit and cash flow projections for the following Fiscal Year.

                      (f) INTERCOMPANY LOANS. Within fifteen (15) days after the end of each month, the Borrower shall furnish to the Agent a list of all outstanding balances of each Subsidiary Guarantor's Intercompany Loan as of the end of such month, together with a list of all debits and credits with respect thereto, in form and substance acceptable to the Agent.

                      (g) OTHER INFORMATION. The Borrower shall furnish to the Agent, promptly upon the Agent's written request, such other information about the financial condition, properties and operations of the Borrower, its Subsidiaries and each of their Employee Benefit Plans as the Agent or any Bank may from time to time reasonably request.

                      (h) NOTICES. The Borrower will cause its chief financial officer, or in his absence another officer designated by the chief financial officer, to give the Agent and each Bank prompt written notice whenever (and in any event within ten (10) Business Days after):
         (i) the Borrower or any of its Subsidiaries receives notice from any court, agency or other governmental authority of any alleged non-compliance with any Law or order which, taken singly or together with all other alleged non-compliance with Law, could reasonably be expected to have or result in, if such noncompliance is found to exist, a Material Adverse Effect or could reasonably be expected to result in liabilities to the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000), (ii) the Internal Revenue Service or any other federal, state or local taxing authority shall allege any default by the Borrower or any of its Subsidiaries in the payment of any tax material in amount or shall threaten or make any assessment in respect thereof, (iii) any litigation or proceeding shall be brought against the Borrower or any of its Subsidiaries before any court or administrative agency which, taken singly or together with other litigation or proceedings, could, if successful, reasonably be expected to have or result in a Material Adverse Effect or could reasonably be expected to result in liabilities to the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000), or (iv) any material adverse change or development in connection with any such litigation proceeding, or (v) such officer reasonably believes that any Potential Default or Event of Default has occurred or that any other representation or warranty made herein shall for any reason have ceased to be true and complete in any material respect.

                      (i) NOTICE OF DEFAULT UNDER ERISA. If the Borrower shall receive notice from any ERISA Regulator or otherwise have actual knowledge that a Default under ERISA exists with respect to any Employee Benefit Plan, the Borrower shall notify the Agent and each Bank of the occurrence of such Default under ERISA, within ten (10) Business Days after receiving such notice or obtaining such knowledge (the disclosures contained in the Supplemental Schedule being such notice of each Default under ERISA disclosed therein to the extent of the disclosure therein) and shall: (i) so long as the Default under ERISA has not been corrected to the satisfaction of, or waived in writing by the party giving notice, the Borrower shall thereafter treat as a current liability (if not otherwise so treated) all liability of Borrower or its Subsidiaries that would arise by reason of the termination of or withdrawal from such Employee Benefit Plan if such plan was then terminated, and (ii) within forty-five (45) days of the receipt of such notice or obtaining such knowledge, furnish to the Agent and each Bank a current consolidated balance sheet of Borrower with the amount of the current liability referred to above.

                      (j) ENVIRONMENTAL REPORTING. The Borrower shall promptly deliver to the Agent and each Bank, and in any event within ten (10) Business Days after receipt or transmittal by the Borrower or any of its Subsidiaries, as the case may be, copies of all material communications with any government or governmental agency relating to Environmental Laws and all material communications with any other Person relating to Environmental Claims brought against the Borrower or its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect.

                      (k) MULTIEMPLOYER PLAN WITHDRAWAL LIABILITY. The Borrower shall (i) once in each calendar year beginning in 1998, request a current statement of withdrawal liability from any Multiemployer Plan to which the Borrower or any ERISA Affiliate is or has been obligated to contribute during such year and (ii) within fifteen (15) days after the Borrower receives the such current statement, transmit a copy of such statement to the Agent and each Bank.

         8.2      AFFIRMATIVE COVENANTS.

                      (a) CORPORATE EXISTENCE. The Borrower shall, and shall cause each of the Subsidiary Guarantors to, at all times maintain its corporate existence, rights and franchises, except as permitted under
         Section 8.3(a), and maintain its good standing in the jurisdiction of its incorporation. The Borrower shall, and shall cause each of its Subsidiaries to, qualify as a foreign corporation in each jurisdiction where failure to qualify could reasonably be expected to result in a Material Adverse Effect.

                      (b) FINANCIAL RECORDS. The Borrower shall maintain at all times, true and complete financial records in accordance with GAAP, consistently applied, and, without limiting the generality of the foregoing, make appropriate accruals to reserves for estimated and contingent losses and liabilities as required under GAAP.

                      (c) VISITATION. The Borrower shall upon reasonable prior written or oral notice from the Agent or any Bank permit, and shall cause each of its Subsidiary Guarantors to permit, the Agent or such Bank, as the case may be, during normal business hours in the presence of an officer of the Borrower: (i) to examine, with the guidance and supervision of the Borrower, the Borrower's or any of the Borrower's Subsidiary's financial records and to make copies of and extracts from such records and (ii) to consult with the Borrower's and its Subsidiary Guarantors' officers, directors, accountants, actuaries, trustees and plan administrators, as the case may be, in respect of the Borrower's and such Subsidiary Guarantor's financial condition, each of which parties is hereby authorized by the Borrower to make such information available to the Agent or such Bank, as the case may be, to the same extent that it would to the Borrower.

                      (d) COMPLIANCE WITH LAWS. The Borrower will comply, and will cause each of its Subsidiaries to comply, in all respects with all applicable provisions of all Laws (whether statutory, administrative, judicial or other and whether federal, state or local and excluding Environmental Laws to the extent addressed in Section 8.2(e) of this Agreement) and every lawful governmental order; PROVIDED, HOWEVER, that any alleged noncompliance shall not be deemed to be a violation of this
         Section 8.2(d) so long as: (i) such noncompliance by the Borrower or such Subsidiaries, taken singly or in the aggregate with all other instances of noncompliance, has not resulted and could not reasonably be expected to result in (A) a Material Adverse Effect, or (B) liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000), and (ii) either (A) appropriate corrective measures are commenced within thirty (30) days after the non-compliance becomes apparent or is alleged, and thereafter are being diligently pursued to the satisfaction of the court, agency or other governmental authority in question, or (B) the alleged non-compliance is contested in good faith by timely and appropriate proceedings effective to stay, during the pendency of such proceedings, the enforcement thereof, and the Borrower or such Subsidiary has established appropriate reserves and taken such other appropriate measures as may be required under GAAP.

                      (e) COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will use and operate its facilities and properties, and cause each of its Subsidiaries to use and operate its respective facilities and properties, in such a manner that no obligation shall arise under any Environmental Law, including a clean-up obligation, which when taken singly or with all other such obligations, has resulted or could reasonably be expected to result in a Material Adverse Effect or has otherwise resulted or could reasonably be expected to result in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000); PROVIDED, HOWEVER, that if any Environmental Claim (even if such claim will not have a Material Adverse Effect or exceed the liability limitations set forth above) is made or any such obligation (even if such obligation would not have a Material Adverse Effect or exceed the liability limitations set forth above) arises, each of the Borrower and its Subsidiaries shall, at its own cost and expense, timely satisfy such claim or obligation, provided that no such claim or obligation need be satisfied if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if appropriate reserves or other appropriate provision, if any, as shall be required by GAAP have been made. The Borrower will keep, and will cause each of its Subsidiaries to keep, all necessary Environmental Permits in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws. The Borrower shall not suffer to exist, and shall not permit any of its Subsidiaries to suffer to exist, an environmental condition which, when taken singly or with all other such conditions, has resulted or could reasonably be expected to result in a Material Adverse Effect or has otherwise resulted or could reasonably be expected to result in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000).

                      (f) PROPERTIES. The Borrower shall maintain, and shall cause each of the Subsidiary Guarantors to maintain, all assets necessary to its continuing operations in good working order and condition, ordinary wear and tear excepted. The Borrower shall refrain, and shall cause each of the Subsidiary Guarantors to refrain, from wasting or destroying any such necessary assets or any part thereof.

                      (g) USE OF PROCEEDS; INTERCOMPANY LOANS. The Borrower shall use the proceeds of Advances solely: (i) to fund payments of interest due under the Senior Notes, and (ii) to make Intercompany Loans to the Subsidiary Guarantors which shall be used by the Subsidiary Guarantors for the purpose of (A) funding Permitted Acquisitions, subject to the limitations on Permitted Acquisitions set forth herein, and (B) supporting the working capital requirements of such Subsidiary Guarantors. Each Intercompany Loan shall be evidenced by an Intercompany Note and shall be secured pursuant to an Intercompany Security Agreement. The Borrower shall establish and maintain such books and records relating to Intercompany Loans as are necessary to enable the Agent to trace advances and repayments of principal of Intercompany Loans.

                      (h) COMPLIANCE WITH TERMS OF ALL MATERIAL CONTRACTS. The Borrower shall perform and observe, and shall cause each of the Subsidiary Guarantors to perform and observe, all the material terms and provisions of each material contract to be performed or observed by it, including, without limitation, all Material License Agreements and Material Business Agreements to which they are a party. The Borrower and each Subsidiary Guarantor shall maintain each such material contract to which it is a party in full force and effect, and enforce, to the extent that the Borrower or such Subsidiary Guarantor, in its reasonable judgment, determines to be appropriate, each such material contract in accordance with its terms.

                      (i) TAXES. The Borrower shall pay in full, and shall cause each of its Subsidiaries to pay in full, prior in each case to the date when penalties for the nonpayment thereof would attach, all taxes, assessments and governmental charges and levies for which it may be or become subject and all lawful claims which, if unpaid, might become a Lien upon its property; PROVIDED, HOWEVER, that no item need be paid so long as and to the extent that (i) it is contested in good faith and by timely and appropriate proceedings effective, during the pendency of such proceedings, to stay the enforcement of such taxes, assessments and governmental charges and levies, and to prevent the creation of any Lien, and (ii) appropriate reserves, as required by GAAP, are made on the books of the Borrower and its Subsidiaries.

                      (j) INSURANCE. The Borrower shall, on the Closing Date and within five (5) Business Days of the request by the Agent thereafter, provide evidence satisfactory to the Agent that the Borrower and each of the Subsidiary Guarantors has adequate personal and real property, casualty, liability, business interruption and product liability insurance, with the Agent listed as loss payee and additional insured (as applicable).

                      (k) LICENSE TO THIRD PARTIES AND SUBSIDIARIES. Except as disclosed in the Supplemental Schedule, neither the Borrower nor any Subsidiary Guarantor has any existing license agreements as licensor with respect to its Intellectual Property that do not provide, and neither the Borrower nor any such Subsidiary Guarantor will execute any license agreement as licensor with any Person (including without limitation any Subsidiary of the Borrower or such Subsidiary Guarantor) with respect to any of its Intellectual Property that does not provide, that (i) upon an Event of Default and the acceleration of the Obligations, such license agreement shall, upon the written request of the Agent, terminate, and (ii) such agreement may only be amended with the express written consent of the Agent.

                      (l) YEAR 2000 COMPLIANCE. On or before July 31, 1999, all of the Borrower's and each of the Subsidiary Guarantor's computer hardware and software shall provide, in all material respects, the following functions: (1) consistently handle date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (2) function accurately in accordance with the specifications of such computer hardware or software and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century;
         (3) respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and (4) store and provide output of date information in ways that are unambiguous as to century.

                      (m) REFINANCING. The Borrower, the Agent, the Banks and the Letter of Credit Bank agree to use best efforts to refinance the Obligations among the same parties, on terms acceptable to each such party and that provide for the Subsidiary Guarantors to become borrowing entities, by no later than April 30, 1998; PROVIDED, HOWEVER, that so long as each party has used its best efforts to the failure of the parties to reach an agreement in respect of such refinancing, the failure to effect such a refinancing shall not be deemed a violation of this Section 8.2(m).

         8.3      NEGATIVE COVENANTS.

                      (a) EQUITY TRANSACTIONS; PERMITTED ACQUISITIONS. The Borrower shall not, and shall not permit any of its Subsidiary Guarantors to, without the prior written consent of the Required Banks, which shall not be unreasonably withheld, (i) merge or consolidate with or into, or enter into any agreement to merge or consolidate with or into, any other Person or otherwise be a party to any merger or consolidation; (ii) purchase all or substantially all of the assets and business of another Person; or (iii) except as permitted under Section 8.3(d), lease as lessor, sell, sell-leaseback, license or otherwise transfer (whether in one transaction or a series of transactions, but excluding transactions involving sales or leases by Curtis of PC+ Products in the ordinary course) any of its assets (whether now owned or hereafter acquired); PROVIDED, HOWEVER, that (A) the Borrower and the Subsidiary Guarantors may sell or otherwise dispose of (I) Inventory in the ordinary course of business, (II) to the extent permitted under Section 6.10, Inventory that is slow-moving or obsolete, and (III) Equipment that is no longer used or useful in the Borrower's or such Subsidiary Guarantor's business or that is obsolete, PROVIDED, that the Net Proceeds of any such sales of Inventory or Equipment shall be applied first to the Obligations in accordance with Section 2.13(c), and (B) subject to the requirements contained in the definition of Permitted Acquisition, the Borrower and the Subsidiary Guarantors may from time to time after the Closing Date effect Permitted Acquisitions.

                      (b) CREDIT EXTENSIONS. The Borrower shall not, and shall not permit any of the Subsidiary Guarantors to, (i) make, out of the proceeds of Advances, prepayments or advances to others (except to the Agent for the benefit of the Banks in accordance with this Agreement), except the Borrower and the Subsidiary Guarantors may endorse checks, drafts, and similar instruments for deposit or collection in the ordinary course of business, (ii) loan, out of the proceeds of Advances, any money to any other Person, except for: (A) loans to non-shareholder employees in the ordinary course of business, the aggregate outstanding amount of which shall not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000) at any one time outstanding,
         (B) Intercompany Loans from the Borrower to the Subsidiary Guarantors, and (C) intercompany loans from a Subsidiary Guarantor to the Borrower pursuant to Section 6(c)(ii) of the applicable Subsidiary Guarantor's Security Agreement in favor of the Agent, or (iii) except as permitted under Section 8.3(c), Guaranty or assume any obligation of any other Person except as a Subsidiary Guarantor of the Obligations or as a Guarantor of the Senior Notes.

                      (c) INDEBTEDNESS. The Borrower shall not, and shall not permit any of its Subsidiary Guarantors to, create, assume, incur, suffer to exist or have outstanding at any time any Indebtedness or other debt of any kind, EXCEPT that this Section 8.3(c) shall not prohibit: (i) the Obligations and the Guaranty by the Subsidiary Guarantors thereof, (ii) ordinary course trade payables (including payables of Curtis in connection with the PC+ Products, (iii) the Indebtedness on the Supplemental Schedule (which Indebtedness shall not be renewed or increased), (iv) Indebtedness secured by a Lien permitted by Section 8.3(d) of this Agreement, (v) at all times prior to May 5, 1998, that certain Indenture, dated as of February 4, 1987, between Curtis and Security Pacific National Bank, or any successor thereto,
         (vi) any Indebtedness which results from a Credit Extension permitted in Section 8.3(b) of this Agreement, (vii) the Senior Notes and the Guaranty by the Subsidiary Guarantors thereof, (viii) the incurrence by the Company or any of its Subsidiary Guarantors of Hedging Obligations,
         (ix) the incurrence by the Company or any of its U.S. domestic Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $10,000,000, or (x) the guarantee by the Borrower or any Subsidiary Guarantor of Indebtedness of the Borrower or a Subsidiary of the Company that was permitted to be incurred by another provision of this Agreement. Notwithstanding the foregoing, the Borrower may incur Indebtedness if the Borrower's

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



         Consolidated Fixed Charge Coverage Ratio for the Borrower's most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred.

                      (d) LIENS; LEASES. The Borrower shall not, and shall not permit any of the Subsidiary Guarantors to, (i) acquire or hold any property subject to any Lien, (ii) sell or otherwise transfer any Accounts, whether with or without recourse, or (iii) suffer or permit any property now owned or hereafter acquired by it to be or become encumbered by a Lien; PROVIDED, HOWEVER, that this Subsection shall not prohibit: (A) any lien for a tax, assessment or government charge or levy for taxes, assessments or charges not yet due and payable, (B) any lien or deposit securing only workers' compensation, unemployment insurance or similar obligations, (C) any mechanic's, carrier's, landlord's or similar common law or statutory lien incurred in the ordinary course of business which has not been docketed as a judgment,
         (D) zoning or deed restrictions, public utility easements, rights or way, minor title irregularities and similar matters relating to real property of the Borrower or the Subsidiary Guarantors having, in all such cases, no adverse affect as a practical matter on the ownership or use of any of the property in question, (E) any Lien securing or given in lieu of surety, stay, appeal or performance bonds, or securing performance of contracts, bids, statutory obligations, surety and appeal bonds (other than contracts for the payment of Indebtedness for borrowed money), or deposits required by Law or by any court order, decree, judgment or rule or as a condition to the transaction of business or the exercise of any right, privilege or license, (F) any Lien in favor of the Agent created under the Loan Documents or any existing Lien fully disclosed in the Supplemental Schedule, (G) any Lien arising in connection with the incurrence by the Company or a Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, sale and leaseback transactions, mortgage financings, purchase money obligations, capital expenditures or similar financing transactions, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or Equipment used in the business of the Borrower or such Guarantor Subsidiary; provided, however, that: (x) in each case, the Lien is confined to the property in question, (y) in each case, the Indebtedness secured thereby does not exceed the total cost or purchase thereof, and (z) the aggregate outstanding principal amount (or accreted value, as applicable) of Indebtedness of the Borrower and all of its Subsidiaries secured by such Liens does not at any time exceed $10,000,000; (H) any Lien which is being contested by Borrower, the aggregate amount of such contested liens shall not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000), or (I) liens securing Intercompany Loans in favor of the Borrower under the Intercompany Security Agreements.

                      (e) INVESTMENTS. Other than as disclosed in the Supplemental Schedule, the Borrower shall not, and shall not permit any of the Subsidiary Guarantors to, (i) other than in connection with a Permitted Acquisition, create any Subsidiary after the Closing Date,
         (ii) make or hold any investment in any common stocks, bonds or securities of any kind or any further capital contribution to any Person other than (x) the common stock of its Subsidiaries existing on the Closing Date, together with the common stock of Subsidiaries created in connection with a Permitted Acquisition, and such capital contributions as are therein outstanding as of the Closing Date and as are otherwise permitted under the Senior
         Note Indenture, (y) notes or securities issued by a customer of the Borrower or its Subsidiary Guarantors in connection with a proceeding in respect of the Financial Impairment of such customer and (z) Cash Equivalents, (iii) be or become a party to any joint venture or other partnership, (iv) make or keep outstanding any advance or loan (except as permitted under Sections 8.3(b) or 8.3(c)), or (v) be or become a Guarantor of any kind (other than a Subsidiary Guarantor of the Obligations or a Guarantor of the Senior Notes).

                      (f) DIVIDENDS; MANAGEMENT FEE. Other than in a writing made expressly subject to the Agent's written consent under this Agreement, neither the Borrower nor any Subsidiary Guarantor shall make or commit itself to make any Distribution (other than stock dividends) to its shareholders at any time or pay or commit itself to pay any management fee to any Affiliate of the Borrower at any time; PROVIDED, HOWEVER, that so long as no Potential Default has occurred and none would thereupon occur, (i) the Borrower may pay to NESCO, Inc. a monthly management fee in an amount not to exceed, together with all other such payments by the Borrower in any Fiscal Year, in the aggregate five percent (5%) of the Borrower's Consolidated EBITDA during any Fiscal Year, (ii) to support the Borrower's payment of any such management fee, each Subsidiary Guarantor may pay to the Borrower, in accordance with a management agreement among the Borrower and the Subsidiary Guarantors, an amount, on a monthly basis, that does not, together with all other such payments by such Subsidiary Guarantor in any Fiscal Year, exceed such Subsidiary Guarantor's Consolidated EBITDA for such Fiscal Year, (iii) payments required to be made by the Borrower and the Subsidiary Guarantors pursuant to a certain Tax Payment Agreement, dated as of the date hereof, among, INTER ALIA the Borrower, the Subsidiary Guarantors and the Parent Company, and (iv) each Subsidiary Guarantors may, on a weekly basis, pay an amount to the Borrower to support the Borrower's interest payments under the Senior Notes in an amount not in excess 1/52 of such Subsidiary Guarantor's ratable portion (based on projected Consolidated EBITDA for the Fiscal Year in which such payment occurs) of the interest due under the Senior Notes for the Fiscal Year in which such payment occurs.

                      (g) CHANGE IN NATURE OF BUSINESS. The Borrower shall not, and shall not permit any of its Subsidiary Guarantors to, make any material change in the nature of its business as carried on at the date hereof.

                      (h) CHARTER AMENDMENTS. The Borrower shall not, and shall not permit any of its Subsidiary Guarantors to, amend its Articles of Incorporation or By-Laws or the Certificate of Incorporation or By-Laws if such amendment would conflict with this Agreement or any other Loan Document or cause a Potential Default under this Agreement.

                      (i) ACCOUNTING CHANGES. Neither the Borrower nor the Subsidiary Guarantors shall make or permit any material change in accounting policies or reporting

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



         practices, except as required by law or as required or permitted by GAAP applicable to the Borrower.

                      (j) COMPLIANCE WITH ERISA. The Borrower shall not, and shall not permit any ERISA Affiliate to: (i) engage in any transaction in connection with which the Borrower or any ERISA Affiliate could reasonably be expected to be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, terminate or withdraw from any Employee Benefit Plan (other than a Multiemployer Plan) in a manner, or take any other action with respect to any such Employee Benefit Plan (including, without limitation, a substantial cessation of business operations or an amendment of an Employee Benefit Plan within the meaning of section 4041(e) of ERISA), which could reasonably be expected to result in any liability of the Borrower or any ERISA Affiliate to the PBGC, to the Department of Labor or to a trustee appointed under section 4042(b) or
         (c) of ERISA, incur any liability to the PBGC on account of a withdrawal from or a termination of an Employee Benefit Plan under section 4063 or 4064 of ERISA, incur any liability for post-retirement benefits under any and all welfare benefit plans (as defined in section 3(1) of ERISA) other than as required by applicable statute, fail to make full payment when due of all amounts which, under the provisions of any Employee Benefit Plan or applicable Law, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any Accumulated Funding Deficiency, whether or not waived, with respect to any Employee Benefit Plan (other than a Multiemployer
         Plan); PROVIDED, HOWEVER, that such engagement, termination, withdrawal, action, incurrence, failure or permitting shall not be deemed to have violated this clause (i) UNLESS any such engagement, termination, withdrawal, action, incurrence, failure or permitting (A) has, taken singly or together with all such engagements, terminations, withdrawals, actions, incurrences, failures or permittings, resulted or could reasonably be expected to result in a Material Adverse Effect or
         (B) has otherwise resulted or could reasonably be expected to result in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000); (ii) at any time permit the termination of any defined benefit pension plan intended to be qualified under section 401(a) and 501(a) of the Code; PROVIDED, HOWEVER, that such termination shall not be deemed to have violated this clause (ii) UNLESS (A) the value of any benefit liability (as defined in section 4001(a)(16) of ERISA) upon the termination date of any such terminated defined benefit pension plans of the Borrower, its Subsidiaries and their ERISA Affiliates exceeds the then current value (as defined in section 3 of ERISA) of all assets in such terminated defined benefit pension plans by an amount in excess of Seven Hundred Fifty Thousand Dollars ($750,000), or (B) the payment of such amount has resulted or could reasonably be expected to result in a Material Adverse Effect or has resulted or could reasonably be expected to result in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000); or (iii) if the Borrower or any ERISA Affiliate becomes obligated under a Multiemployer Plan (except with respect to the potential liabilities now existing as disclosed in the Supplemental Schedule), effect a complete or partial withdrawal such that the Borrower, its Subsidiaries or their ERISA Affiliates incur

         Withdrawal Liability under Title IV of ERISA with respect to Multiemployer Plans or otherwise have liability under Title IV of ERISA; PROVIDED, HOWEVER, that the incurrence of such Withdrawal Liability or other liability under Title IV of ERISA shall not be deemed to be a violation of this clause (iii) UNLESS (A) the payment by the Borrower of such Withdrawal Liability or other liability has resulted or could reasonably be expected to result in a Material Adverse Effect or (B) has otherwise resulted or could reasonably be expected to result in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000).

                      (K) ADDITIONAL BANK ACCOUNTS; EXCESS CASH. The Borrower shall not, and shall not permit the Subsidiary Guarantors to, maintain or otherwise have any checking, savings, or other account at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the Cash Collateral Accounts, the Subsidiary Guarantor Lockboxes, and the Permitted Accounts.

                      (L) REGULATION U COMPLIANCE. Neither the Borrower nor any Subsidiary Guarantor shall use any portion of the proceeds of any Advance for the purpose of purchasing or carrying any Margin Stock (as defined by Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose in violation of any requirement of Law or of the terms and conditions of this Agreement.

                      (M) ARM'S-LENGTH TRANSACTIONS. The Borrower will not, and will not permit any of its Subsidiary Guarantors to, enter into or permit to exist any transaction (including, without limitation, any transaction involving the investment, purchase, sale, lease, transfer or exchange of any property or the rendering of any service) with any Affiliate of the Borrower except in the ordinary course of the business of the Borrower and such Subsidiary Guarantor and upon fair and reasonable terms not less favorable to the Borrower or such Subsidiary Guarantor than would be usual and customary in transactions with persons who are not such Affiliates; PROVIDED, HOWEVER, that so long as no Potential Default has occurred and none would thereupon occur, (i) the Borrower may pay to the Parent Company and/or to its Affiliates an annual management fee in an amount not to exceed in the aggregate five percent (5%) of the Borrower's Consolidated EBITDA during any Fiscal Year, (ii) to support the Borrower's payment of any such annual management fee, each Subsidiary Guarantor may pay to the Borrower an amount not in excess of such Subsidiary Guarantor's Consolidated EBITDA for such Fiscal Year, (iii) the Borrower and the Subsidiary Guarantors may enter into employment agreements in the ordinary course of business and consistent with the past practices of the Borrower and the Subsidiary Guarantors, (iv) the Borrower and the Subsidiary Guarantors may pay reasonable and customary fees to members of their respective boards of directors.

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




         8.4      FINANCIAL COVENANTS.

                      (a) MINIMUM CONSOLIDATED EBITDA. The Borrower shall not permit (i) the Consolidated EBITDA of Curtis as at the end of any Cumulative Four Fiscal Quarter Period ending after the Closing Date to be less than $5,500,000, and (ii) the Consolidated EBITDA of A.B. Dick as at the end of any Cumulative Four Fiscal Quarter Period ending after the Closing Date to be less than $10,250,000

                      (b) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The Borrower shall not at any time permit (i) the Consolidated Fixed Charge Coverage Ratio of the Borrower as at the end of any Cumulative Four Fiscal Quarter Period of the Borrower to be less than 1.20 to 1.0, (ii) the Consolidated Fixed Charge Coverage Ratio of Curtis as at the end of any Cumulative Four Fiscal Quarter Period of the Borrower to be less than
         1.20 to 1.0, and (iii) the Consolidated Fixed Charge Coverage Ratio of A.B. Dick as at the end of any Cumulative Four Fiscal Quarter Period of the Borrower to be less than 1.20 to 1.0

SECTION 9    EVENTS OF DEFAULT.

         The occurrence of any one or more of the following events shall constitute an "Event of Default":

         9.1 PAYMENT. (a) Failure by the Borrower to make payment of principal or interest on the Notes when due, or (b) failure by the Borrower or any Subsidiary to pay any other Obligation when required to be paid hereunder or under any Guaranty Agreement or Security Agreement, to the extent such failure is not remedied within three (3) Business Days after such required date of payment hereunder or thereunder, or (c) failure by the Borrower or any Subsidiary Guarantor to remit Collections or deposit Remittances as required by the terms of this Agreement or any other Loan Document; or

         9.2 REPRESENTATIONS AND WARRANTIES. Any warranty or representation made or deemed made by the Borrower in respect of the Borrower, any Subsidiary of the Borrower or any Guarantor in this Agreement, in any Loan Document or any certificate, document or financial or other written statement furnished at any time in compliance with or in reference to this Agreement shall prove to have been false or inaccurate in any material respect when made or deemed made; or

         9.3 REPORTING AND NOTICE PROVISIONS; VIOLATION OF CERTAIN AFFIRMATIVE COVENANTS. Failure by the Borrower (in respect of the Borrower, any Subsidiary of the Borrower or any Guarantor): (a) to perform, keep, or observe any term, provision, condition or covenant contained in Section 8.1(h) and 8.1(g) of this Agreement which is required to be performed, kept, or observed by the Borrower (in respect of the Borrower, any Subsidiary of the Borrower or any such Guarantor) and such failure shall continue without remedy for a period of ten
(10) Business Days, or (b) to perform, keep or observe any other term, provision, condition or covenant contained in this Agreement (other than those provisions, terms or conditions referenced in Sections 9.1, 9.2, 9.4 and of this Agreement) that is required to be kept or observed by the Borrower (in respect of the Borrower, any Subsidiary of the Borrower or

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



any such Guarantor) and such failure shall continue without remedy for a period of ten (10) Business Days; or

         9.4 VIOLATION OF NEGATIVE COVENANTS AND FINANCIAL COVENANTS. Failure by the Borrower (in respect of the Borrower, any Subsidiary of the Borrower or any Guarantor) to perform, keep, or observe any other term, provision, condition or covenant contained in Section 8.1(a) through 8.1(e) or 8.2(e) 8.2(g), 8.3 or 8.4 of this Agreement which is required to be performed, kept, or observed by the Borrower (in respect of the Borrower, any Subsidiary of the Borrower or any such Guarantor); or

         9.5 OTHER LOAN DOCUMENTS. Failure by the Borrower, any Subsidiary of the Borrower or any Guarantor to perform, keep, or observe any other term, provision, condition or covenant contained in this Agreement, any of the other Loan Documents which is required to be performed, kept, or observed by the Borrower, any Subsidiary of the Borrower or any such Guarantor (other than those provisions, terms or conditions referenced in Sections 9.1 through 9.4 of this Agreement) and such failure shall continue without remedy for a period of ten
(10) Business Days; or

         9.6 CROSS-DEFAULT. Default by the Borrower or any Subsidiary Guarantor in respect of: (i) any Indebtedness in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate where such default could permit the holder of such other Indebtedness to accelerate such Indebtedness or any portion thereof to the extent such default has not been waived and (ii) any Material Business Agreement or Material License Agreement; or

         9.7 FALSE OR MISLEADING REPORTS. The making or delivering to the Agent or the Banks by the Borrower or any Subsidiary of the Borrower, or any of their respective officers, employees, or agents, of any written statement, report, financial statement, or certificate which is not true and correct in any material respect when made; or

         9.8 DESTRUCTION OF COLLATERAL. Each of: (a) the loss, theft, damage or destruction of any portion of the Collateral having an aggregate value in excess of Two Hundred Fifty Thousand Dollars ($250,000), to the extent not adequately covered by insurance in an amount equal to at least its replacement value (as required by this Agreement); or

         9.9 MATERIAL ADVERSE EFFECT. The occurrence of any Material Adverse Effect; or

         9.10 TERMINATION OF EXISTENCE. The dissolution or termination of existence of the Borrower or any Guarantor of the Obligations; or

         9.11 CONTROL. The occurrence of any Change in Control; or

         9.12 FAILURE OF ENFORCEABILITY OF THIS AGREEMENT, CREDIT DOCUMENT; SECURITY. If: (a) any material covenant, material agreement or any Obligation of the Borrower, any Subsidiary of the Borrower or any Guarantor contained in or evidenced by this Agreement or any of the other Loan Documents shall cease to be enforceable, or shall be determined to be unenforceable, in accordance with its terms, or (b) the Borrower, any Subsidiary of the

Borrower or any Guarantor shall deny or disaffirm its obligations under this Agreement or any of the other Loan Documents or any of the Liens granted in connection therewith, or (c) any Liens in favor of the Agent or the Banks granted in this Agreement or any of the other Loan Documents shall be determined to be void, voidable or invalid, or are subordinated or not otherwise given the priority contemplated by this Agreement, or (d) any perfected Liens granted in favor of the Agent or the Banks shall be determined to be unperfected except in the normal course of the business of the Borrower as expressly contemplated and permitted by this Agreement and the other Loan Documents, or (e) any Guarantor of the Obligations of the Borrower shall revoke or default under such Guarantor's Guaranty; or

         9.13 ERISA. If: (a) the Borrower, its Subsidiaries or any of their ERISA Affiliates or any other Person institutes any steps to terminate an Employee Benefit Plan of the Borrower, such Subsidiaries or such ERISA Affiliates and, as a result of such termination, the Borrower, such Subsidiary or ERISA Affiliate is or could reasonably be expected to be required to make a contribution to such Employee Benefit Plan the payment of which (i) when taken together with all like terminations suffered by the Borrower or such Subsidiary Guarantor, either has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) has resulted or could reasonably be expected to result in liabilities or claims against the Borrower, any Subsidiary Guarantor or the Combined Borrowing Entities in an amount exceeding Seven Hundred Fifty Thousand Dollars ($750,000), or (b) the Borrower, such Subsidiary or ERISA Affiliate fails to make a contribution to any Employee Benefit Plan which failure would be sufficient to give rise to a Lien under Section 302(f) of ERISA; or

         9.14 JUDGMENTS. Any money judgment, writ or warrant of attachment or similar process involving an amount in excess of Seven Hundred Fifty Thousand Dollars ($750,000), individually or in the aggregate, when taken together with all such judgments, writs, warrants or similar process shall be issued or levied against the Borrower or any of its Subsidiaries or against any of the Borrower's or its Subsidiaries' assets and is not released, discharged, vacated, fully bonded or stayed within thirty (30) days after such judgment, writ or warrant of attachment or similar proceeding is entered, UNLESS such judgment, writ or warrant of attachment or other similar proceeding shall (a) have been reserved on the books of the Borrower or such Subsidiary, as applicable, as required by GAAP, on the date thereof and such judgment does not exceed Seven Hundred Fifty Thousand Dollars ($750,000) or (b) be insured and the insurance carrier shall have acknowledged coverage in the amount of the insurance without any reservation of rights or shall have been ordered by a court of competent jurisdiction to pay such judgment; or

         9.15 FORFEITURE PROCEEDINGS. An adjudication against the Borrower or a Subsidiary Guarantor of the Borrower in any criminal proceedings requiring the Borrower's or such Subsidiary Guarantor's forfeiture of any asset or assets having, either individually or in the aggregate, a value in excess of Fifty Thousand Dollars ($50,000); or

         9.16 FINANCIAL IMPAIRMENT. The Financial Impairment of the Borrower or any Subsidiary Guarantor of the Obligations, excluding, for purposes of this
Section 9.16, clause (h) of the definition of "Financial Impairment."


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SECTION 10    REMEDIES.

         10.1 OPTIONAL DEFAULTS. Upon the occurrence of an Event of Default described above in Sections 9.1 through 9.15 above, the Agent shall at the request of, or may with the consent of, the Required Banks, have the right to:
(a) declare all of the Obligations due or to become due from the Borrower to the Agent and the Banks, whether under this Agreement, the Notes or otherwise, at the option of the Banks, immediately due and payable, anything in the Notes or other evidence of the Obligations or in any of the other Loan Documents to the contrary notwithstanding, (b) terminate each Bank's Commitments whereupon no Bank shall have any further obligation to make any Advance hereunder, (c) terminate each Bank's obligation to participate in the Letter of Credit Commitment and (d) terminate the Letter of Credit Bank's obligations to issue Letters of Credit.

         10.2 AUTOMATIC DEFAULTS. If any Event of Default referred to in Section
9.16 above shall occur, (a) each Bank's Commitments shall automatically and immediately terminate (if not already expired or terminated by the Borrower or terminated pursuant to this Section 10) whereupon no Bank shall have any obligation thereafter to make any Advance hereunder, (b) the Letter of Credit Bank's obligation to issue Letters of Credit shall immediately terminate and (c) all of the Obligations and all other Indebtedness, if any, then owing to the Banks (other than Indebtedness, if any, already due and payable) shall thereupon become and thereafter be immediately due and payable in full, all without any presentment, demand or notice of any kind, which are hereby waived by the Borrower.

         10.3 GENERAL RIGHTS AND REMEDIES OF AGENT AND THE BANKS. With respect to the Collateral, the Agent shall have all of the rights and remedies of a secured party under the UCC or under other applicable Law. The Agent and the Banks shall have all other legal and equitable rights to which the Agent and the Banks may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights or remedies contained in this Agreement or in any of the other Loan Documents. Each Bank hereby expressly agrees that, unless requested by the Agent, upon the concurrence of the Required Banks, such Bank will not take or cause to be taken, in respect of the Advances or the other Obligations or the Collateral, any action or remedy that is independent from the actions or remedies taken or to be taken by the Agent, except for any actions taken by any Bank in connection with any Event of Default described in Section 9.16 of this Agreement.

         10.4 ADDITIONAL REMEDIES. Upon the occurrence of an Event of Default which has not been waived in writing by the Required Banks, to the extent permitted by applicable law and in addition to any other right or remedy provided for in this Agreement, the Agent may, after declaring the Obligations to be immediately due and payable upon direction of the Required Banks pursuant to Section 10.1, and shall, upon the direction of the Required Banks, exercise the following rights and remedies:

                      (a) POSSESSION OF COLLATERAL. The Agent shall have the right to take immediate possession of the Collateral and all Proceeds relating to such Collateral and: (i) require the Borrower, at the Borrower's expense, to assemble the Collateral and

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         make it available to the Agent at such manufacturing facilities of the
         Borrower and/or the Subsidiary Guarantors as the Agent shall designate or (ii) enter any of the premises of the Borrower or wherever any Collateral shall be located and to keep and store the same on such premises until sold. If the premises on which the Collateral is located is owned or leased by the Borrower, then the Borrower shall not charge the Agent for storage of such Collateral on such premises.

                      (b) FORECLOSURE OF LIENS. The Agent shall have the right to foreclose the Liens created under this Agreement and each of the other Loan Documents or under any other agreement relating to the Collateral.

                      (c) DISPOSITION OF COLLATERAL. The Agent shall have the right to sell or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, wholesale dispositions, or sales pursuant to one or more contracts, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as the Bank, in its discretion, may deem advisable. The Borrower acknowledges and covenants that ten (10) days written notice to the Borrower of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at the Borrower's premises or at such other locations where the Collateral then is located, or as otherwise determined by the Bank. The Agent shall have the right to conduct such sales on the Borrower's premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law without further requirement of notice to the Borrower. Each Bank shall have the right to bid or credit bid any such sale on its own behalf.

                      (d) APPLICATION OF COLLATERAL. The Agent, with or without proceeding with sale or foreclosure or demanding payment of the Obligations, shall have the right, without notice, at any time, to appropriate and apply to any Obligations any and all Collateral in the possession of the Agent or the Banks.

         10.5 TERMINATION; EFFECT ON BORROWER OBLIGATIONS. Any termination by the Agent and/or any Bank pursuant to this Section 10 of its performance shall not absolve, release, or otherwise affect the liability of the Borrower in respect of transactions prior to such termination or affect any of the Liens, rights, powers, and remedies of the Agent or such Bank, which such Liens, rights, powers and remedies shall, in all events, continue until all Obligations of the Borrower to the Agent and the Banks are satisfied.

         10.6 SET-OFF. Notwithstanding any other provision of this Agreement, the Agent and each Bank shall have such rights of set-off as are provided under applicable Law.

         10.7 AUTHORITY TO EXECUTE TRANSFERS. Without limitation of any authorization granted to the Agent hereunder, the Borrower also hereby authorizes the Agent, upon the occurrence of an Event of Default that has not been waived in writing by the Required Banks, to execute, in connection with the exercise by the Agent of its remedies hereunder, any

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endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

         10.8 LIMITED LICENSE TO LIQUIDATE. The Borrower hereby grants to the Agent for the benefit of the Banks: (a) a non-exclusive, royalty-free license or other right to use, without charge, all of the Borrower's Intellectual Property (including all rights of use of any name or trade secret) as it pertains to the Collateral, in manufacturing, advertising for sale and selling any Collateral; PROVIDED, HOWEVER, that such license and right to use shall be exercisable by the Agent for the benefit of the Banks only upon request by the Agent after the occurrence of an Event of Default which has not been waived in writing by the Required Banks, and (b) to the extent permitted thereunder, all of the Borrower's rights under all licenses and all franchise agreements which shall inure to the Agent for the benefit of the Banks without charge but only upon request by the Agent after the occurrence of an Event of Default which has not been waived in writing by the Required Banks.

         10.9 ACTIONS IN RESPECT OF THE LETTERS OF CREDIT UPON DEFAULT. Upon the occurrence of an Event of Default (unless waived in writing by the Banks pursuant to this Section 14.1), to the extent that any Letters of Credit have been issued which then are outstanding, the Agent, for the benefit of the Letter of Credit Bank and the Banks, may, and upon the direction of the Required Banks shall (whether in addition to taking any of the actions described in this Section 10 or otherwise), make demand upon Borrower to, and forthwith upon such demand the Borrower will, pay to the Agent in same day funds, for deposit in a special cash collateral account (the "Letter of Credit Collateral Account"), to secure the obligations of the Borrower in respect of any outstanding Letters of Credit, to be maintained at such office of the Agent as Agent shall direct, an amount equal to the maximum amount available to be drawn under the Letters of Credit. In the event that the Borrower shall not deposit such funds upon demand by the Agent, the Agent may, in its sole discretion, deposit collections received pursuant to Section 5 of this Agreement, or any other funds of the Borrower in the possession of the Agent, to the Letter of Credit Collateral Account until the amount deposited in such account equals the maximum amount available to be drawn under the Letters of Credit. The Letter of Credit Collateral Account shall be in the name of Agent (as a cash collateral account), but under the sole dominion and control of the Agent and subject to the terms of this Agreement.

         10.10    LETTER OF CREDIT COLLATERAL ACCOUNT.

                      (a) APPLICATION. The Agent may, at any time or from time to time after funds are deposited in the Letter of Credit Collateral Account, apply funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Agent may elect or shall be directed by the Banks, as shall have become or shall become due and payable by the Borrower to the Letter of Credit Bank under this Agreement or any Reimbursement Agreement first, in respect of the Letters of Credit and second, after the occurrence and during the continuance of any Event of Default, in respect of all other amounts constituting Obligations.


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                      (b) NO BORROWER OR THIRD PARTY CLAIMS. Neither the
         Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account.

                      (c) NO LIENS OR TRANSFERS OF ACCOUNT. The Borrower agrees that it will not: (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral Account or any funds held therein, or (ii) create or permit to exist any lien, security interest or other charge or encumbrances upon or with respect to the Letter of Credit Collateral Account or any funds held therein, except as provided in or contemplated by this Agreement.

                      (d) REASONABLE CARE. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

         10.11 EQUALIZATION. Each Bank agrees with the other Banks that if at any time it shall obtain any Advantage over the other Banks or any thereof in respect of the Advances it will purchase from such other Bank or Banks, for cash and at par, such additional participation in the Advances owing to the other or others as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (with interest and other charges if and to the extent actually incurred by the Bank receiving the Advantage) ratably to the extent of the recovery. During the existence of any Potential Default, any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) of any Indebtedness owing by the Borrower to any Bank shall be applied to the Obligations owing to that Bank until the same shall have been paid in full before any thereof shall be applied to other Indebtedness owing to that Bank.

         10.12 REMEDIES CUMULATIVE. The above-stated remedies are not intended to be exhaustive and the full or partial exercise of any of such remedies shall not preclude the full or partial exercise of any other remedy by the Agent under this Agreement, under any Loan Document, or at equity or under law.

SECTION 11    THE AGENT.

         11.1 THE AGENT. Each Bank irrevocably appoints the Agent to act as agent under this Agreement and the other Loan Documents for the benefit of such Bank, with full authority to take such actions, and to exercise such powers, on behalf of the Banks in respect of this Agreement and the other Loan Documents as are herein and therein respectively delegated to the Agent or as are reasonably incidental to those delegated powers. The Agent in such capacity shall be deemed to be an independent contractor of the Banks. Each Bank and the Letter of Credit Bank hereby expressly agrees that, unless requested by the Agent upon the concurrence of the Required Banks, none of the Banks or the Letter of Credit Bank will take or

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cause to be taken, in respect of the Advances or the other Obligations or the
Collateral, any action or remedy that is independent from the actions or remedies taken or to be taken by the Agent, except for any actions taken by any Bank or the Letter of Credit Bank in connection with any Event of Default described in Section 9.16.

         11.2 NATURE OF APPOINTMENT. The Agent shall have no fiduciary relationship with any Bank by reason of this Agreement and the other Loan Documents. The Agent shall not have any duty or responsibility whatsoever to any Bank except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, each Bank acknowledges that the Agent is acting as such solely as a convenience to the Banks and not as a manager of the commitments or the Obligations evidenced by the Notes. This Section 11 does not confer any rights upon the Borrower or anyone else (except the Banks), whether as a third party beneficiary or otherwise.

         11.3 AGENT AS A BANK; OTHER TRANSACTIONS. The Agent's rights as a Bank under this Agreement and the other Loan Documents shall not be affected by its serving as the Agent. The Agent and its Affiliates may generally transact any banking, financial, trust, advisory or other business with the Borrower (including, without limitation, the acceptance of deposits, the extension of credit and the acceptance of fiduciary appointments) without notice to the Banks, without accounting to the Banks, and without prejudice to the Agent's rights as a Bank under this Agreement and the other Loan Documents except as may be expressly required under this Agreement.

         11.4 INSTRUCTIONS FROM BANKS. The Agent shall not be required to exercise any discretion or take any action as to matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, collection and enforcement actions in respect of any Obligations under the Notes or this Agreement and any collateral therefor) EXCEPT that the Agent shall take such action (or omit to take such action) other than actions referred to in Section 12.1 of this Agreement, as may be reasonably requested of it in writing by the Required Banks with instructions and which actions and omissions shall be binding upon all of the Banks; PROVIDED, HOWEVER, that the Agent shall not be required to act (or omit any act) if, in its judgment, any such action or omission might expose the Agent to personal liability or might be contrary to this Agreement, any Loan Document or any applicable Law.

         11.5 BANK'S DILIGENCE. Each Bank: (a) represents and warrants that it has made its decision to enter into this Agreement and the other Loan Documents and (b) agrees that it will make its own decision as to taking or not taking future actions in respect of this Agreement and the other Loan Documents; in each case without reliance on the Agent or any other Bank and on the basis of its independent credit analysis and its independent examination of and inquiry into such documents and other matters as it deems relevant and material.

         11.6 NO IMPLIED REPRESENTATIONS. The Agent shall not be liable for any representation, warranty, agreement or obligation of any kind of any other party to this Agreement or anyone else, whether made or implied by the Borrower in this Agreement or in any Loan Document or by a Bank in any notice or other communication or by anyone else or otherwise.

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         11.7 SUB-AGENTS. The Agent may employ agents and shall not be liable
(except as to money or property received by it or its agents) for any negligence or wilful misconduct of any such agent selected by it with reasonable care.

         11.8 AGENT'S DILIGENCE. The Agent shall not be required: (a) to keep itself informed as to anyone's compliance with any provision of this Agreement or any Loan Document, (b) to make any inquiry into the properties, financial condition or operation of the Borrower or any other matter relating to this Agreement or any Loan Document, (c) to report to any Bank any information (other than which this Agreement or any Loan Document expressly requires to be so reported) that the Agent or any of its Affiliates may have or acquire in respect of the properties, business or financial condition of the Borrower or any other matter relating to this Agreement or any Loan Document or (d) to inquire into the validity, effectiveness or genuineness of this Agreement or any Loan Document.

         11.9 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge of any Potential Default or Event of Default unless and until it shall have received a written notice describing it and citing the relevant provision of this Agreement or any Loan Document. The Agent shall give each Bank reasonably prompt notice of any such written notice except, of course, to any Bank that shall have given the written notice.

         11.10 AGENT'S LIABILITY. Neither the Agent nor any of its directors, officers, employees, attorneys, and other agents shall be liable to any Bank for any action or omission on their respective parts except for gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives a fully executed copy of any assignment with respect thereto, signed by such payee and in form satisfactory to the Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice or such counsel, accountants or experts which have been selected by the Agent with reasonable care; (c) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document, including, without limitation, the truth of the statements made in any certificate delivered by the Borrower under Sections 2, 3, or 5 of this Agreement or in any Credit Request, Rate Continuation/Conversion Request, Reimbursement Agreement or any other similar notice or delivery, the Agent being entitled for the purposes of determining fulfillment of the conditions set forth therein to rely conclusively upon such certificates; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any other Loan Document or to inspect the property (including the books and records) of the Borrower; (e) shall not be responsible to any Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or collateral covered by any agreement or any other Loan Document and (f) shall incur no liability under or in respect of this Agreement, the Notes or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy, cable or telex) believed by it in good faith to be genuine and correct and signed or sent by the proper party or parties.


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                  Neither the Agent nor any of its directors, officers,
employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Bank of any of its obligations hereunder or to any Bank on account of the failure of or delay in performance or breach by any other Bank or the Borrower of any of their respective obligations hereunder or under any Loan Document or in connection herewith or therewith. The Banks each hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, the Notes or any other Loan Document unless it shall be requested in writing to do so by the Required Banks.

         11.11 AGENT'S INDEMNITY. The Banks shall indemnify the Agent, in its capacity as Agent (to the extent the Agent is not reimbursed by the Borrower), from and against: (a) any loss or liability (other than any caused by the Agent's gross negligence or willful misconduct) incurred by the Agent as such in respect of this Agreement, the Notes or any Loan Document (as the Agent) and (b) any out-of-pocket expenses incurred in defending itself or otherwise related to this Agreement, the Notes or any Loan Document (other than any caused by the Agent's gross negligence or willful misconduct) including, without limitation, reasonable fees and disbursements of legal counsel of its own selection (including, without limitation, the reasonable interdepartmental charges of its salaried attorneys) in the defense of any claim against it or in the prosecution of its rights and remedies as the Agent (other than the loss, liability or costs incurred by the Agent in the defense of any claim against it by the Banks arising in connection with its actions in its capacity as Agent); PROVIDED, HOWEVER, that each Bank shall be liable for only its Ratable Portion of the whole loss or liability.

         11.12 RESIGNATION OR REMOVAL OF AGENT. The Agent may resign as Agent effective ten (10) Business Days after giving notice thereof to the Banks for any reason, and the Agent may be removed at the unanimous election of all of the Banks (other than the Bank that is also the Agent) for any reason. If the Agent shall resign or be removed as Agent under this Agreement, the Required Banks shall appoint from among the Banks (other than the Bank that has resigned or was removed) a successor agent for the Banks, which successor agent shall be reasonably acceptable to the Borrower. If, however, in the case of resignation by the Agent, no successor agent shall have been appointed by the time such resignation becomes effective, then the retiring Agent may, on behalf of the Banks, appoint a successor agent from among the remaining Banks. Upon appointment (whether effected by the Required Banks or the retiring Agent on behalf of the Banks), the successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holder of the Notes. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of Section 11.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 12    TRANSFERS AND ASSIGNMENTS.

         12.1 TRANSFER OF COMMITMENTS. Each Bank shall have the right at any time or times to transfer to another financial institution that is an Eligible Assignee, without recourse,

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all, or if less than all, any constant ratable percentage of all, of such Bank's rights and obligations under this Agreement and the other Loan Documents, including without limitation such Bank's Commitments, any Advance made by such Bank, any Note executed in favor of such Bank, any participations in Letters of Credit and any participations, if any, purchased by the Bank pursuant to Section
10.11 of this Agreement; PROVIDED, HOWEVER, in each such case, that the transferor and the transferee shall have complied with the following requirements:

                      (a) PRIOR CONSENT. Transfers (including transfers by any Bank to any Affiliate of such Bank) to any Eligible Assignee may be consummated pursuant to this Section 12: (i) with the prior written consent of the Borrower and the Agent, which consents shall not be unreasonably withheld. Notwithstanding anything to the contrary, any Bank may at any time assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder.

                      (b) AGREEMENT; TRANSFER FEE. The transferor: (i) shall remit to the Agent an administrative fee of Four Thousand Five Hundred Dollars ($4,500) and (ii) shall cause the transferee to execute and deliver to the Borrower, the Agent and each Bank (A) an Assignment Agreement, substantially in the form of EXHIBIT K attached hereto, and otherwise in form and substance satisfactory to the Agent and its counsel (an "Assignment Agreement"), together with the consents and releases referenced therein and (B) such additional amendments, assurances and other writings as the Agent may reasonably require to effect such transfer.

                      (c) NOTES. The Borrower shall execute and deliver: (i) to the Agent, the transferor and the transferee, any consent or release (of all or a portion of the obligations of the transferor) to be delivered in connection with the Assignment Agreement, (ii) if a Bank's entire interest in its Commitments and in all of its Advances have been transferred, to the transferee appropriate Notes against return of the Notes (each marked "replaced") held by the transferor and (iii) if only a portion of a Bank's interest in its Commitments and Advances has been transferred, new Notes to each of the transferor and the transferee against return of the original such Notes of the transferor (each marked "replaced") held by the transferor.

                      (d) PARTIES. Upon satisfaction of the requirements of this
         Section 12.1, including the payment of the fee and the delivery of the documents set forth in Section 12.1(b) above, (i) the transferee shall become and thereafter be deemed to be a "Bank" for the purposes of this Agreement and (ii) the transferor (A) shall continue to be a "Bank" for the purposes of this Agreement only if and to the extent that the transfer shall not have been a transfer of its entire interest in its Commitments and Advances, (B) shall cease to be and thereafter shall no longer be deemed to be a "Bank" in the case of any transfer of its entire interest in its Commitments and Advances and
         (C) the signature pages hereto and Annex I hereto shall be automatically amended, without further action, to reflect the result of any such transfer.


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         12.2 SALE OF PARTICIPATIONS. Each Bank shall have the right at any time or times to sell one or more participations or subparticipations to a financial institution which is an Eligible Assignee in all or, if less than all, any part of such Bank's Commitments, any Advance made by such Bank, any Note executed in favor of such Bank, any participation by such Bank in a Letter of Credit and any participations, if any, purchased by such Bank pursuant to Section 10.11 of this Agreement or this Section 12; PROVIDED, HOWEVER, in each such case, that the transferor and the transferee shall have complied with the following requirements:

                      (a) BENEFITS OF PARTICIPANT. The provisions of Section 13 of this Agreement shall inure to the benefit of each purchaser of a participation or subparticipation (provided that each such participant shall look solely to the seller of its participation for those benefits and the Borrower's liabilities, if any, under any of those sections shall not be increased as a result of the sale of any such participation) and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

                      (b) RIGHTS RESERVED. In the event any Bank shall sell any participation or subparticipation, that Bank shall, as between itself and the purchaser, retain all of its rights (including, without limitation, rights to enforce against the Borrower this Agreement and the other Loan Documents) and duties pursuant to this Agreement and the other Loan Documents, including, without limitation, that Bank's right to approve any waiver, consent or amendment pursuant to Section 14.1 of this Agreement, EXCEPT if and to the extent that any such waiver, consent or amendment would (A) reduce any fee or commission allocated to the participation or subparticipation, as the case may be, (B) reduce the amount of any principal payment on any Advance allocated to the participation or subparticipation, as the case may be, or reduce the principal amount of any Advance so allocated or the rate of interest payable thereon, or (C) extend the time for payment of any amount allocated to the participation or subparticipation, as the case may be.

                      (c) NO DELEGATION. No participation or subparticipation shall operate as a delegation of any duty of the seller thereof. Under no circumstance shall any participation or subparticipation be deemed a novation in respect of all or any part of the seller's obligations pursuant to this Agreement.

         12.3 CONFIDENTIALITY. The Agent, the Letter of Credit Bank and each Bank hereby: (a) acknowledge that the Borrower and its Subsidiaries have trade secrets and financial, environmental and other data and information the confidentiality of which is important to their businesses and (b) agree to use all reasonable efforts to keep confidential any such trade secret, data or information conveyed to them and appropriately designated in writing by the Borrower or any of its Subsidiaries as being confidential information, EXCEPT that this Section shall not be binding on the Agent, the Letter of Credit Bank and Banks after the expiration of four years after the termination of this Agreement and shall not preclude the Agent, the Letter of Credit Bank or any Bank from furnishing any such confidential information: (i) subject to the Borrower's receipt of prior notice from the Agent, the Letter of Credit Bank or such Bank, as the case may be, if permitted under applicable law and such legal proceedings, to the extent which may be required by subpoena or similar order of any court of competent jurisdiction,

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(ii) to the extent such information is required to be disclosed to any regulatory or administrative governmental agency or commission having any regulatory authority over the Agent, the Letter of Credit Bank or such Bank or its securities, (iii) to any other party to this Agreement, (iv) to any Affiliate of the Agent, the Letter of Credit Bank or such Bank, so long as such Affiliate agrees to be bound in by the provisions of this Section 12.3, (v) to any actual or prospective transferee, participant or subparticipant of all or part of a Bank's rights arising out of or in connection with this Agreement and the other Loan Documents (or any of them), so long as such prospective transferee, participant or subparticipant to whom disclosure is made agrees in writing to be bound by the provisions of this Section 12.3 (a copy of which writing shall be delivered promptly to the Borrower), (vi) to anyone if it shall have been already publicly disclosed (other than by the Agent, the Letter of Credit Bank or such Bank, as the case may be, in contravention of this Section 12.3) prior to the time of such disclosure, (vii) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, (viii) to the Agent's, the Letter of Credit Bank's or such Bank's legal counsel, auditors, professional advisors and consultants, and accountants and (ix) to the extent reasonably required in connection with any legal proceedings instituted by or against the Agent, the Letter of Credit Bank or any Bank in its respective capacities as the Agent, Letter of Credit Bank or a Bank under this Agreement; PROVIDED, HOWEVER that for any disclosure pursuant to clauses (i), (ii), (vii) or (ix) hereof, the Agent, the Letter of Credit Bank or the disclosing Bank, as the case may be, shall use reasonable efforts to disclose only that portion of the confidential information as it is legally required, in the opinion of counsel, to disclose. Each of the Agent, the Letter of Credit Bank and the Banks agrees that it will promptly upon Borrower's request after the termination of this Agreement return to the Borrower any information in its possession which the Borrower has designated as "confidential." The Borrower agrees: (x) to disclose information relating to the Borrower or any Subsidiary Guarantor deemed by the Borrower to be confidential information only in response to a written request from the Agent for itself or on behalf of a Bank and only to the extent an appropriate written designation of such confidentiality is delivered to the Agent prior to the time of disclosure of such information to the Agent, (y) to designate information as "confidential" only to the extent it reasonably believes such information is confidential and
(z) that the obligation of the Agent, the Letter of Credit Bank and the Banks pursuant to this Section 12.3 is not binding with respect to information disclosed to the Agent, a Letter of Credit Bank or any Bank without request therefor or without requirement therefor under this Agreement or the other Loan Documents, unless the Borrower has given written notice to the Agent of the Borrower's designation of such information as being "confidential" information prior to the time of such disclosure to the Agent or such Letter of Credit Bank or Bank.

SECTION 13    INDEMNITIES.

         13.1 INCREASED COSTS. If after the date of this Agreement (a) the introduction of or any change in or in the interpretation of any Law or regulation or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of Law) shall increase the cost to any Bank (other than any increase in the cost of such Bank's overhead) of agreeing to make or making, funding or maintaining Revolving Credit Advances, then the Borrower shall from time to time, upon demand by such

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Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient to indemnify such Bank for such increased cost.

         13.2 RISK-BASED CAPITAL. If any Bank determines that: (a) compliance with any Law or regulation or any interpretation thereof or (b) compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital required to be so maintained is increased by or based upon the existence of such Bank's Commitments to lend hereunder and other commitments of this type, then, upon demand by such Bank (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to indemnify such Bank or such corporation, to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's Commitments to lend hereunder.

         13.3     TAXES.

                      (a) TAXES; WITHHOLDING. Any and all payments by the Borrower hereunder, under the Notes or the other Loan Documents shall be made, in accordance with the provisions of Section 2, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the Laws of which such Bank is organized or is doing business, or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent: (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.3) such Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law. All such Taxes shall be paid by the Borrower prior to the date on which penalties attach thereto or interest accrues thereon; PROVIDED, HOWEVER, that, if any such penalties or interest become due, the Borrower shall make prompt payment thereof to the appropriate governmental authority. The Borrower shall indemnify each Bank for the full amount of such Taxes (including any Taxes on amounts payable under this Section 13.3(a) paid by the Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Any indemnification payment shall be made within thirty (30) days from the date the Bank makes written demand therefor.

                      (b) STAMP TAXES. The Borrower agrees to pay, and will indemnify each Bank and the Agent for, any present or future stamp or documentary taxes or any other

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         excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

                      (c) OTHER TAXES. Except as specifically limited by Section 13.3(a), the Borrower will indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.3) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Any indemnification payment shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes written demand therefor.

                      (d) REQUEST FOR REFUND. At the reasonable request of the Borrower, a Bank or the Agent shall apply at the Borrower's expense for a refund in respect of Taxes or Other Taxes previously paid by the Borrower pursuant to this Section 13.3 if in the opinion of such Bank or the Agent there is a reasonable basis for such refund. Notwithstanding the foregoing, none of the Banks or the Agent shall be obligated to pursue such refund if, in its sole good faith judgment, such action would be disadvantageous to it. If any Bank subsequently receives from a taxing authority a refund of any Tax previously paid by the Borrower and for which the Borrower has indemnified the Bank pursuant to this Section 13.3, such Bank shall within thirty (30) days after receipt of such refund, and to the extent permitted by applicable law, pay to the Borrower the net amount of any such recovery after deducting taxes and expenses attributable thereto.

                      (e) EXEMPTION CERTIFICATE. Not later than: (a) the Closing Date, (b) in the case of any bank or financial institution that becomes a Bank after the Closing Date, the date of the instrument of assignment pursuant to which such bank or financial institution became a Bank, (c) annually on each Anniversary Date thereafter or (d) such other times as the Agent or the Borrower may reasonably request: (i) each Bank organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Borrower with duly completed copies of Form 1001 or Form 4224 or any successor form prescribed by the Internal Revenue Service of the United States certifying that such Bank is exempt from United States withholding taxes with respect to all payments to be made to such Bank hereunder or other document satisfactory to the Borrower and the Agent indicating that all payments to be made to such Bank hereunder are not subject to such taxes and
         (ii) each other Bank shall provide the Agent and the Borrower with a written statement which certifies that such Bank is not a non-resident alien or foreign corporation and which otherwise satisfies Treasury Regulation Section 1.1441-5(b) or any successor regulation under the Internal Revenue Code (each such certificate or statement, an "Exemption Certificate"). Unless the Agent and the Borrower have received an Exemption Certificate from such Bank, the Borrower, or the Agent if the Borrower has not withheld, may withhold taxes from such payments at the applicable

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



         statutory rate (subject, in the case of the Borrower to the requirements of Section 13.3(a) above); PROVIDED, HOWEVER, that if the Borrower has withheld the Borrower shall so notify the Agent. If the Borrower is required to pay additional amounts to any Bank pursuant to this Section 13.3, such Bank shall use reasonable efforts to designate a different Lending Office if such designation will thereafter avoid the need for any additional payments under this Section 13.3 and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A Bank which ceases to be exempt from United States withholding taxes shall notify the Agent and the Borrower promptly thereof.

                      (f) FURNISHING OF CERTIFICATE. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in Section 14.13 of this Agreement, the original or a certified copy of a receipt evidencing payment thereof. If Taxes ever become payable in respect of any payment hereunder or under the Notes made during a Fiscal Quarter, thereafter the Borrower will furnish to the Agent, within thirty (30) days after the end of such Fiscal Quarter, at such address, a certificate from the Borrower stating that any payments made during such Fiscal Quarter are exempt from or not subject to Taxes.

                      (g) SURVIVAL OF PROVISION. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and liabilities of the Borrower contained in this Section
         13.3 shall survive the payment in full of the Obligations.

         13.4 LOSSES. If any payment of principal of, or Rate Conversion or Rate Continuation of, any LIBOR Rate Advance is not paid when due or is made on a day other than on the last day of an Interest Period relating to such Advance, as a result of a payment or Rate Conversion or Rate Continuation pursuant to the provisions of Section 2.7 of this Agreement or acceleration of the maturity of the Revolving Credit Notes pursuant to Section 10 of this Agreement or for any other reason (other than by reason of a mandatory prepayment under Section 2.6(e)), the Borrower shall, upon demand by any Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Rate Conversion or Rate Continuation, including, without limitation, any loss, cost or expense (other than any expenses directly attributable to loan origination efforts) incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance.

         13.5 INDEMNIFICATION FOR REQUESTS. Whenever the Borrower: (a) shall revoke any Credit Request, any Rate Conversion/Continuation Request involving any LIBOR Rate Advance, (b) shall for any other reason fail to borrow pursuant to any such Rate Conversion/Continuation Request or otherwise comply therewith,
(c) shall fail to fulfill, on or before the date specified in any such request, the applicable conditions set forth in Section 3 of this Agreement or (d) shall fail to honor any prepayment notice with respect to LIBOR Rate Advances, then, in each case on any Bank's demand, the Borrower shall indemnify each Bank and the Agent against any loss, cost or expense incurred by such Bank or the Agent as a result of any such failure by the Borrower, including, without limitation, any loss, cost or expense

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



incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank or the Agent to fund the LIBOR Rate Advance to be made by such Bank or the Agent in connection with such request when such LIBOR Rate Advance, as a result of such failure by the Borrower, is not made on such date.

         13.6 GENERAL INDEMNITY. The Borrower shall indemnify and hold harmless the Agent and each Bank, and the respective directors, officers, employees and Affiliates thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever including, without limitation, reasonable fees and disbursements of counsel and settlements costs, which may be imposed on, incurred by, or asserted against the Agent, any Bank or the respective directors, officers, employees and Affiliates thereof in any in connection with any investigative, administrative or judicial proceeding (whether the Agent or such Bank is or is not designated as a party thereto) relating to or arising out of this Agreement or any other Loan Document, the transactions contemplated thereby, or any actual or proposed use of proceeds hereunder or thereunder, except that neither the Agent nor any Bank nor any such directors, officers, employees and Affiliates thereof shall have the right to be indemnified hereunder for its own negligence or willful misconduct as determined by a court of competent jurisdiction.

         13.7 CERTIFICATE FOR INDEMNIFICATION. Each demand by Agent or a Bank for payment pursuant to this Section 13 shall be accompanied by a certificate setting forth the reason for the payment, the amount to be paid, and the computations and assumptions in determining the amount, which certificate shall be presumed to be correct. In determining the amount of any such payment thereunder, each Bank may use reasonable averaging and attribution methods.

         13.8 DUTY TO MITIGATE; STANDARD TREATMENT. Each Bank seeking payment pursuant to this Section 13 shall use reasonable efforts and take all reasonable actions to avoid the cause of the payment and to minimize the amount thereof. Each Bank agrees that it will not seek compensation or reimbursement provided for in this Section 13 unless such Bank as a matter of policy intends generally to seek comparable compensation or reimbursement from other borrowers similarly situated and similarly documented financial accommodations.

SECTION 14    GENERAL.

              This Agreement and the other Loan Documents shall be governed by the following provisions:

         14.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or the Notes or any Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks (or, if unanimous consent of all Banks is required as hereinafter provided, all of the Banks), the Agent, the Borrower, and, only with respect to amendments and waivers of, or consents regarding, provisions of this Agreement directly affecting the rights of the Letter of Credit Bank, the Letter of Credit Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Unanimous consent of all Banks shall be

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required with respect to (a) the extension of maturity of any Note, or the extension of the payment date for interest, principal and/or fees thereunder, or
(b) any reduction in the rate of interest on the Notes, or in any amount of principal or interest due on any Note, or in the manner of pro rata application of any payments made by the Borrower to the Banks hereunder, or (c) any change in any percentage voting requirement in this Agreement, or (d) any change in the dollar amount or percentage of the Banks' Commitments or any Bank's Commitment, or (e) any change in the amount of, or extension of the payment date for, any fees payable under Section 2.9 of this Agreement, or (f) any change in the definitions "Collateral" or "Required Banks" under this Agreement, or (g) subject to the Agent's exercise of its Permitted Discretion pursuant to Section 2.2, any change in the definitions of "Eligible Inventory" or "Eligible Accounts" under this Agreement, or (h) any change in any provision of this Agreement which requires all of the Banks to take any action under such provision, or (i) any increase in the percentages stated as advance rates in the definition of "Borrowing Base", or (j) any change in Section 11, 12.1, 12.2 or this Section 14.1 itself. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by the Borrower to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section 14.1, regardless of its failure to agree thereto.

         14.2 GENERAL APPOINTMENT AS ATTORNEY-IN-FACT. In addition to the provisions of Sections 4.6 and 5.8 of this Agreement, the Borrower hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Borrower and in the name of the Borrower or in its own name, from time to time following the occurrence of an Event of Default (unless waived in writing by the Required Banks pursuant to this Agreement), in the Agent's reasonable discretion, for the purpose of carrying out the terms of this Agreement, without notice (except as specifically provided herein) to or assent by the Borrower, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, including, without limiting the generality of the foregoing, the power and right, on behalf of the Borrower, to do the following, upon notice to the
Borrower: (a) to pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against the Collateral, to effect any repairs or any insurance, called for by the terms of this Agreement and to pay all or any part of the premiums therefor and the costs thereof, and otherwise to itself perform or comply with, or otherwise cause performance or compliance with, any of the covenants or other agreements of the Borrower contained in this Agreement which the Borrower has failed to perform or with which the Borrower has not complied; (b) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (c) to defend any suit, action or proceeding brought against the Borrower with respect to any Collateral; (d) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; and (e) to generally sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes; and to do, at the Agent's option and the Borrower's expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent's security interest therein, in order to effect the intent of this Agreement, all as fully and effectively as the Borrower

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might do. The Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

                      (a) AGENT NOT LIABLE. The powers conferred on the Agent hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for its own gross negligence or willful misconduct.

                      (b) PERFORMANCE BY AGENT OF THE BORROWER'S OBLIGATIONS. If the Borrower fails to perform or comply with any of its agreements contained herein and the Agent shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of the Agent incurred in connection with such performance or compliance, together with interest thereon at the highest rate of interest that would from time to time apply to any Type of Borrowing under Section 2.11, shall be payable by the Borrower to the Agent on demand and upon the expiration of five (5) calendar days after such demand the Borrower shall be deemed to have delivered a Deemed Credit Request in the relevant amounts. The Agent will notify the Borrower as soon as it is practicable of any action taken by it of the nature referred to herein.

         14.3 CUMULATIVE PROVISIONS. Each right, power or privilege specified or referred to in this Agreement is in addition to and not in limitation of any other rights, powers and privileges that the Agent and the Banks may otherwise have or acquire by operation of Law, by other contract or otherwise.

         14.4 BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and shall be binding upon and inure to the benefit of the Borrower, the Agent, the Banks and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Banks.

         14.5 COSTS AND EXPENSES. The Borrower agrees to pay on demand all reasonable costs and expenses of: (a) the Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent) in connection with (i) the preparation, execution, delivery, administration, modification, amendment and waiver of this Agreement or the other Loan Documents, and (ii) the arrangement on or after the Closing Date of a syndicate of lenders to purchase a portion of the Commitments, and (b) the Agent, the Letter of Credit Bank and the Banks (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent, the Letter of Credit Bank and the Banks) in connection with the enforcement of, the exercise of remedies under, or the preservation of rights and remedies under this Agreement or any of the other Loan Documents (including any collection, bankruptcy or other enforcement proceedings arising with respect to the Borrower, this Agreement, or any Event of Default under this Agreement).


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         14.6 SURVIVAL OF PROVISIONS. All representations and warranties made in or pursuant to this Agreement shall survive the execution and delivery of this Agreement and of the Notes. The provisions of Sections 12.3 and 13 of this Agreement shall survive the payment of the Obligations and any other
Indebtedness owed by the Borrower hereunder and the termination of this Agreement (whether by acceleration or otherwise).

         14.7 IMMEDIATE U.S. FUNDS. Unless specifically designated otherwise, any reference to money is a reference to lawful money of the United States which, if in the form of credits, shall be in immediately available funds.

         14.8 CAPTIONS. The several captions to different Sections and the respective subsections thereof are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement.

         14.9 SHARING OF INFORMATION. Subject to the provisions of Section 12.3, each Bank shall have the right to furnish to its Affiliates, its accountants, its employees, its officers, its directors, its legal counsel, potential participants, and to any governmental agency having jurisdiction over such Bank, information concerning the business, financial condition, and property of the Borrower, the amount of the Advances of the Borrower hereunder, and the terms, conditions and other provisions applicable to the respective parts thereof.

         14.10 INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, taken, received or reserved by the Bank, shall exceed the maximum lawful rate that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of the rate of interest and all such charges payable, contracted for, charged, taken, received or reserved in respect of the Advances of the Banks to the Borrower shall be equal to the Maximum Lawful Rate; PROVIDED, that, if any time thereafter the applicable interest rate, together with all fees and charges that are treated as interest under applicable law as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, taken, received or reserved by the Banks shall be less than the Maximum Lawful Rate, the Borrower shall continue to pay such interest and fees hereunder at the Maximum Lawful Rate until such time as the total interest received by the Agent for the benefit of the Banks, is equal to the total interest and fees that would have been received had the interest rate payable hereunder been (but for the operation of this Section 14.10) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest payable hereunder shall be paid at the rate(s) of interest and the charges provided in Sections 2.10 of this Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this Section 14.10 shall again apply. In no event shall the total interest, together with all fees and charges that are treated like interest, received by any Bank pursuant to the terms hereof exceed the amount which such Bank could lawfully have received had the interest and such fees and charges due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at the daily rate equal to the Maximum Lawful Rate divided by the number of days in

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the year in which such calculation is made. If, notwithstanding the provisions of this Section 14.10, a court of competent jurisdiction shall finally determine that a Bank has received interest, or fees and charges that are treated like interest, hereunder in excess of the Maximum Lawful Rate, the Agent shall, to the extent permitted by applicable Law, promptly apply such excess to the principal amounts owing to such Bank and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

         14.11 LIMITATION OF LIABILITY. To the extent permitted by applicable law, no claim may be made by the Borrower, the Agent, the Letter of Credit Bank, any Bank or any other Person against the Agent, the Letter of Credit Bank or any Bank or the Affiliates, directors, officers, employees, agents, attorneys and consultants of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Agent, the Letter of Credit Bank, the Borrower and the Banks hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

         14.12 ILLEGALITY. If any provision in this Agreement or any other Loan Document shall for any reason be or become illegal, void or unenforceable, that illegality, voidness or unenforceability shall not affect any other provision.

         14.13 NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing and shall be given solely: (a) by hand delivery or by overnight courier delivery service, with all charges paid,
(b) by facsimile transmission, if confirmed same day in writing by first class mail mailed, or (c) by registered or certified mail, postage prepaid and addressed to the parties. For the purposes of this Agreement, such notices shall be deemed to be given and received: (i) if by hand or by overnight courier service, upon actual receipt, (ii) if by facsimile transmission, upon receipt of machine-generated confirmation of such transmission (and provided the above-stated written confirmation is sent) or (iii) if by registered or certified mail, upon the first to occur of actual receipt or the expiration of 48 hours after deposit with the U.S. Postal Service; PROVIDED, HOWEVER, that notices from the Borrower to Agent or the Banks pursuant to any of the provisions hereof, including without limitation Sections 2 and 8.1 of this Agreement, shall not be effective until actually received by the Agent or the Banks, as the case may be. Notices or other communications hereunder shall be addressed, if to the Borrower, at the address specified on the signature pages of this Agreement; if to the Agent, at the address of the Agent specified on the signature pages of this Agreement; if to a Bank, at the address of such Bank specified on the signature pages of this Agreement; and, if to the Letter of Credit Bank, at the address of the Letter of Credit Bank specified on the signature pages of this Agreement.

         14.14 GOVERNING LAW. This Agreement and the other Loan Documents and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Ohio (without giving effect to the conflict of laws rules thereof).


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         14.15 ENTIRE AGREEMENT. This Agreement and the other Loan Documents referred to in or otherwise contemplated by this Agreement set forth the entire agreement of the parties as to the transactions contemplated by this Agreement.

         14.16 JURY TRIAL WAIVER. EACH OF THE BORROWER, THE AGENT, THE LETTER OF CREDIT BANK AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE BORROWER, THE AGENT, THE LETTER OF CREDIT BANK AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

         14.17 JURISDICTION; VENUE; INCONVENIENT FORUM.

                      (a) JURISDICTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY OHIO STATE COURT OR FEDERAL COURT OF THE UNITED STATED OF AMERICA SITTING IN CUYAHOGA COUNTY, OHIO, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH OHIO STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION.

                      (b) VENUE; INCONVENIENT FORUM. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT IN ANY OHIO STATE OR FEDERAL COURT SITTING IN OHIO. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH

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COURT.  THE BORROWER CONFIRMS THAT THE FOREGOING WAIVERS ARE
INFORMED AND FREELY MADE.

         14.18 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so Executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

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



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the date first above written.

                             PARAGON CORPORATE HOLDINGS INC.


                             /s/ Frank J. Rzicznek
                             --------------------------------------------------
                             By: Frank J. Rzicznek
                             Its: Chief Financial Officer

                             Address for notices:

                             5700 West Touhy
                             Niles, Illinois 60714
                             Attention: President
                             Telecopy: 847-647-0634

                             With a copy to:

                             Paragon Corporate Holdings Inc.
                             6140 Parkland Boulevard
                             Mayfield Heights, Ohio 44124
                             Attention: Chief Financial Officer
                             Telecopy: 440-449-3111

                             With a copy to:

                             Squire, Sanders & Dempsey LLP
                             127 Public Square
                             Cleveland, Ohio 44114
                             Attention: David A. Zagore
                             Telecopy: 216-479-8780

                             KEY CORPORATE CAPITAL INC., as Agent


                             /s/ David R. Baker
                             --------------------------------------------------
                             By: David R. Baker
                             Its: Senior Vice President


                             127 Public Square
                             Cleveland, Ohio 44114
                             Attention: Manager
                             Telecopy: (216) 689-4077


                             Payment Office:

                             127 Public Square
                             Cleveland, Ohio 44114

                             BANKS


                             KEY CORPORATE CAPITAL INC., as a Bank


                             /s/ David R. Baker
                             --------------------------------------------------
                             By:  David R. Baker
                             Title: Senior Vice President


                             Address for Notices:

                             127 Public Square
                             Cleveland, Ohio 44114
                             Attention: Manager
                             Telecopy: (216) 689-4077


                             Lending Office:

                             127 Public Square
                             Cleveland, Ohio 44114

                             LETTER OF CREDIT BANK
                             ---------------------


                             KEY CORPORATE CAPITAL INC., as Letter
                               of Credit Bank


                             /s/ David R. Baker
                             --------------------------------------------------
                             By: David R. Baker
                             Its: Senior Vice President


                             127 Public Square
                             Cleveland, Ohio 44114
                             Attention: Manager
                             Telecopy: (216) 689-4077

                                     Annex I

            CREDIT AND SECURITY AGREEMENT, DATED AS OF APRIL 1, 1998,
   AMONG PARAGON CORPORATE HOLDINGS INC., THE AGENT, THE LETTER OF CREDIT BANK
                                  AND THE BANKS


                    COMMITMENTS AND PERCENTAGES OF THE BANKS



===============================================================================
                                                                 Ratable
                                    Revolving Credit             Portion
Name of Bank                           Commitment               (percent)
------------                           ----------
===============================================================================
Key Corporate Capital
Inc.                                        $32,000,000                100%
-------------------------------------------------------------------------------

===============================================================================
Total Commitment                            $32,000,000                100%
----------------
===============================================================================

                                    ANNEX II
                                       TO
                          CREDIT AND SECURITY AGREEMENT

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "A.B. DICK" means A.B. Dick Company, a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

                  "A.B. DICK ACCUMULATED DEPRECIATION INVENTORY" means Inventory of A.B. Dick that is the subject of an excess inventory reserve, obsolete inventory reserve or accumulated depreciation reserve.

                  "A.B. DICK ELIGIBLE ACCOUNTS" means Eligible Accounts of A.B. Dick.

                  "A.B. DICK ELIGIBLE INVENTORY" means Eligible Inventory owned by A.B. Dick.

                  "A.B. DICK GUARANTY AGREEMENT" means that certain Subsidiary Guaranty, dated as of the date hereof, executed by A.B. Dick in favor of the Agent for the benefit of the Banks and the Letter of Credit Bank, substantially in the form of EXHIBIT E hereto.

                  "A.B. DICK INTERCOMPANY LOANS" means the loans from the Borrower to A.B. Dick using the proceeds of the Advances hereunder.

                  "ACCOUNTS" means "accounts" (as defined in the UCC) including, without limitation, all present and future rights to payment for goods sold or leased or for services rendered, which are not evidenced by Instruments or Chattel Paper, and whether or not they have been earned by performance.

                  "ACCOUNT CREDITOR" means any Person to whom an Account Debtor is or becomes obligated under, with respect to, or on account of an Account.

                  "ACCOUNT DEBTOR" means any Person who is or becomes obligated to an Account Creditor under, with respect to, or on account of an Account.

                  "ACCUMULATED FUNDING DEFICIENCY" has the meaning ascribed thereto in section 302(a)(2) of ERISA.

                  "ACQUISITION" means any transaction or series of transactions pursuant to or as a result of which a Subsidiary Guarantor merges or consolidates with or otherwise acquires any Person or all or a substantial portion of the ownership interests or assets or properties of any Person or of a going concern business (as defined in accordance with GAAP).

                  "ACQUISITION CONSIDERATION" means, with respect to any Acquisition, the aggregate consideration (whether in cash or stock or other securities) and transaction costs payable in connection therewith, including customary indemnities and holdbacks and any debt owed to the seller.

                  "ADVANCE" means a Revolving Credit Advance.

                  "ADVANTAGE" means any payment (whether made voluntarily or involuntarily, by offset of any deposit or other Indebtedness or otherwise) received by a Bank in respect of the Obligations if the payment results in any other Bank's having more than its Ratable Portion of the Obligations in question.

                  "AFFILIATE" means, with respect to a specified Person, any other Person: (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person, (b) which beneficially owns or holds with power to vote five percent (5%) or more of any class of the voting stock of such specified Person, (c) five percent (5%) or more of the voting stock of which other Person is beneficially owned or held by such specified Person, or (d) who is an executive officer or director of such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "AGENT" means Key Corporate Capital Inc., a Michigan corporation, in its capacity as agent for the Banks.


                  "AGENT SPECIAL ADVANCES" has the meaning specified in Section 2.4(d).

                  "AGREEMENT" means this Credit and Security Agreement and each amendment, supplement or modification, if any, to this Credit and Security Agreement.

                  "ALTERNATE BASE RATE" means, for any day, a rate per annum equal to the higher of: (a) the rate of interest which is established from time to time by KCCI at its principal office in Cleveland, Ohio as its "prime rate" or "base rate" in effect, such rate to be adjusted automatically, without notice, as of the opening of business on the effective date of any change in such rate (it being agreed that: (i) such rate is not necessarily the lowest rate of interest then available from KCCI on fluctuating rate loans and (ii) such rate may be established by KCCI by public announcement or otherwise) and (b) the Federal Funds Rate in effect on such day plus one half of one percent (1/2 of 1%) per annum.

                  "ALTERNATE BASE RATE ADVANCE" means an Advance which bears interest as provided in Section 2.10(a)(i) of this Agreement.

                  "ALTERNATE BASE RATE BORROWING" means a Borrowing consisting of Alternate Base Rate Advances.

                  "APPLICABLE REVOLVING CREDIT MARGIN" means (i) from the Closing Date until July 1, 1998, 2.75% per annum with respect to LIBOR Rate Advances and 0.75% per annum with respect to Alternate Base Rate Advances, and (ii) with respect to any Margin Adjustment Date after the Closing Date, the percentage applicable to a LIBOR Rate Advance corresponding to the Consolidated Fixed Charge Coverage Ratio of the Borrower set forth below (determined on the basis of the Consolidated Fixed Charge Coverage Ratio for the Cumulative Four Fiscal Quarter Period ending on the Determination Date applicable to such Margin Adjustment Date and calculated in accordance with Section 2.10(b) of this Agreement):


================================================================================
Consolidated                                                        Alternate
Fixed Charge                              LIBOR Rate                Base Rate
Coverage Ratio                            Advance                   Advance
================================================================================
      * = 1.2 to 1.0 but                     3.00%                     1.00%
     **   1.4 to 1.0
--------------------------------------------------------------------------------
      * = 1.4 to 1.0 but                     2.75%                     0.75%
     **   1.6 to 1.0
--------------------------------------------------------------------------------
      * = 1.6 to 1.0 but                     2.50%                     0.50%
     **   1.8 to 1.0
--------------------------------------------------------------------------------
      * = 1.8 to 1.0                         2.25%                     0.25%
================================================================================

*  Greater than or equal to
** Less than

                  "ASSIGNMENT AGREEMENT" has the meaning specified in Section 12.1(b).

                  "AVERAGE COMMITMENTS" means, as at any date of determination, an amount equal to the average amount for the twelve (12) months (or such shorter period as shall commence with the Closing Date) ending prior to such date of determination of the aggregate Revolving Credit Commitments of the Banks.

                  "BANKS" means the financial institutions listed on the signature pages hereof as "Banks" and the successors thereto and assignees thereof.

                  "BORROWER" means Paragon Corporate Holdings Inc., a Delaware corporation.

                  "BORROWER CASH COLLATERAL ACCOUNT" means that certain commercial deposit account, Account No. _____________ at KeyBank National Association, Cleveland, Ohio, in the name of the Agent for the benefit of the Banks, designated as the "Paragon Corporate Holdings Inc. Cash Collateral Account for the benefit of Key Corporate Capital Inc., as Agent for the benefit of the Banks" which shall be: (a) maintained by the Borrower with KeyBank National Association pursuant to the Restricted Account Agreement, without liability by the Agent or KeyBank National Association to pay interest thereon, and (b) from which account the Agent shall have the irrevocable and exclusive right to withdraw funds until all of the Obligations are paid, performed, satisfied and enforced in full.


                  "BORROWING" means a group of Advances of a single Type made by the Banks on a single date and as to which a single Interest Period is in effect (I.E., any group of Advances made by the Banks of a different Type, or having a different Interest Period (regardless of whether such Interest Period commences on the same date as another Interest Period), or made on a different date shall be considered to comprise a different Borrowing).

                  "BORROWING BASE" means, at any date of determination, an amount not in excess of the difference of the following:

                  (a)      the sum of:

                           (i) eighty-five percent (85%) of the amount due and owing on the Curtis Eligible Accounts; PLUS

                           (ii) eighty percent (80%) of the amount due and owing on the A.B. Dick Eligible Accounts; PLUS

                           (iii) the lesser of:

                                    (x) Six Million Four Hundred Thousand
                                    Dollars ($6,400,000) or

                                    (y) sixty percent (60%) of the cost or
                                    market value (whichever is lower) of the Curtis Eligible Inventory; PLUS

                           (iv)     the lesser of:

                                    (x) Nine Million Six Hundred Thousand
                                    Dollars ($9,600,000) or

                                    (y) sixty percent (60%) of the cost or
                                    market value (whichever is lower) of the A.B. Dick Eligible Inventory; PLUS

                           (v) ten percent (10%) of the cost or market value (whichever is lower) of the A.B. Dick Accumulated Depreciation Inventory; MINUS

                  (b)      the Reserve Amount.

                  "BORROWING BASE CERTIFICATE" has the meaning specified in
         Section 8.1Z(d)(ii) of this Agreement.

                  "BUSINESS DAY" means: (i) a day of the year on which banks are not required or authorized to close in Cleveland, Ohio and (ii) if the applicable Business Day relates to LIBOR Rate Advances, a day of the year which is a Business Day described in clause (i) above and which is also a day on which dealings in Dollar deposits are carried on in the London interbank market and banks are open for business in London.

                  "CAPITAL EXPENDITURES" means any and all amounts invested, expended or incurred (including Indebtedness under Capitalized Leases) by a Person in respect of the purchase, acquisition, improvement, renovation or expansion of any land and depreciable or amortizable property of such Person (including, without limitation, expenditures required to be capitalized in accordance with GAAP), each as determined on a consolidated basis in accordance with GAAP.

                  "CAPITALIZED LEASES" means, in respect of any Person, any lease of property imposing obligations on such Person, as lessee of such property, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

                  "CASH COLLATERAL ACCOUNTS" means the Borrower Cash Collateral Account and each of the Subsidiary Guarantor Cash Collateral Accounts.

                  "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Bank or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) above. Notwithstanding the foregoing, up to 40% of the Cash Equivalents of the kinds described in clauses (ii), (iii) and (v) above at any one time held by the Borrower or any Subsidiary Guarantor may be invested in securities, certificates of deposit, eurodollar time deposits, bankers' acceptances and commercial paper having maturities of not more than one year after the date of acquisition.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 ET SEQ.

                  "CHANGE IN CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than Robert J. Tomsich or his Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Borrower, (iii) the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), directly or indirectly, of more of the voting stock of the Borrower (measured by voting power rather than number of shares) than is at the time "beneficially owned" (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) by Robert J. Tomsich and his Related Parties in the aggregate, (iv) the first day on which a majority of the members of the Board of Directors of the Borrower are not Continuing Directors or (v) the failure of the Borrower to "beneficially own" (as defined above) one hundred percent (100%) of the voting stock of any Subsidiary Guarantor.

                  "CHATTEL PAPER" means "chattel paper" as defined in the UCC.

                  "CLOSING DATE" means the date and the time as of which the initial Revolving Credit Borrowing is advanced under this Agreement.

                  "COLLATERAL" means (i) all assets of the Borrower in which a security interest or Lien is granted to the Agent for the benefit of the Banks and the Letter of Credit Bank pursuant to Section 4.1 hereof and (ii) all other property of the Borrower or the Subsidiary Guarantors that is subject to any Lien in favor of the Agent for the benefit of the Banks and the Letter of Credit Bank from time to time which secures the repayment of the Obligations.

                  "COLLECTIONS" means all payments to the Borrower from Account Debtors in respect of Accounts.

                  "COMBINED BORROWING ENTITIES" means, collectively, the Borrower and each of the Subsidiary Guarantors.

                  "COMMITMENTS" means, with respect to any Bank, such Bank's Revolving Credit Commitment and Letter of Credit Commitment.

                  "CONSOLIDATED CAPITAL EXPENDITURES" means, with respect to any Person and for any period, all Capital Expenditures of such Person and its Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED EBITDA" means, with respect to any Person and for any cumulative fiscal period, the Consolidated Net Income of such Person and its Subsidiaries for such period PLUS Consolidated Interest Expense of such Person and its Subsidiaries for such period PLUS federal, state and local taxes of such Person and its Subsidiaries for such period PLUS depreciation of such Person and its Subsidiaries for such period PLUS amortization of such Person and its Subsidiaries for such period, each as determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED FIXED CHARGE COVERAGE RATIO" means, for any Cumulative Four Quarter Fiscal Period, the ratio of: (a) the sum of (i) the Consolidated EBITDA LESS (ii) the Consolidated Capital Expenditures to (b) the sum of (i) Consolidated Interest Expense PLUS, (ii) the scheduled principal payments in respect of Consolidated Senior Debt and Consolidated Subordinated Debt as at the Fiscal Quarter ending immediately prior to the Cumulative Four Quarter Fiscal Period in question, PLUS (iv) cash Distributions made by such Person to its shareholders.

                  "CONSOLIDATED INTEREST EXPENSE" means, with respect to any Person and for any period, the net amount of interest expense of such Person and its Subsidiaries for such period on the aggregate principal amount of the Indebtedness of such Person and its Subsidiaries plus any capitalized interest of such Person or its Subsidiaries which accrued during such period, each as determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED NET INCOME" means, with respect to any Person and for any period, net income (or loss) of such Person and its Subsidiaries for such period (after taxes and extraordinary items but without giving effect to any gain from re-appraisal or write-up of assets after January 31, 1996), as determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED SENIOR DEBT" means, with respect to any Person and as at any date of determination, all Indebtedness for borrowed money of such Person and its Subsidiaries outstanding at such date including, without limitation, all Capitalized Leases and all then outstanding Obligations owing to the Banks under this Agreement, each as determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED SUBORDINATED DEBT" means, with respect to any Person and as at any date of determination, all Indebtedness for borrowed money constituting Subordinated Indebtedness of such Person and its Subsidiaries outstanding as of such date, as determined on a consolidated basis in accordance with GAAP.

                  "CONSOLIDATED UNFUNDED CAPITAL EXPENDITURES" means, with respect to any Person and for any period, all Capital Expenditures of such Person and its Subsidiaries during such period (other than those funded by purchase money Indebtedness or Indebtedness for borrowed money other than under the Revolving Credit Commitment), as determined on a consolidated basis in accordance with GAAP.

                  "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Borrower who (i) was a member of such Board of Directors on the Closing Date or (ii) was nominated for election or elected to such Board of Directors with the approval of Robert J. Tomsich or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

                  "CONTRACT RECEIVABLES" means Accounts of Curtis with respect to Account Debtors who have been granted extended payment terms by Curtis and as to which the Agent has agreed from time to time.

                  "CONTROL ACCOUNT" has the meaning set forth in Section 2.1(d) of this Agreement.

                  "CREDIT EVENT" means: (a) the incurrence of the obligation of:
         (i) each Bank to make or participate in a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing, (ii) the Letter of Credit Bank to issue any Letter of Credit, or (iii) any Bank to participate in the risk of any Letter of Credit, (b) the making of a Revolving Credit Advance by any Bank, (c) the issuance of any Letter of Credit by the Letter of Credit Bank and the participation by the Banks in the risk thereof, (d) the delivery by the Borrower of (x) a Credit Request requesting a Revolving Credit Borrowing or a Letter of Credit or (y) a Rate Conversion/Continuation Request requesting the conversion or continuation of a LIBOR Borrowing, (e) a Rate Conversion or Rate Continuation, or (f) the receipt or acceptance by or on behalf of the Borrower of proceeds of any Revolving Credit Borrowing.

                  "CREDIT REQUEST" has the meaning specified in Section 2.3(a) of this Agreement.

                  "CUMULATIVE FOUR QUARTER FISCAL PERIOD" means a period consisting of four consecutive Fiscal Quarters, whether or not in the same Fiscal Year of the Borrower.

                  "CURTIS" means Curtis Industries, Inc., a Delaware corporation.

                  "CURTIS ELIGIBLE ACCOUNTS" means Eligible Accounts of Curtis.

                  "CURTIS ELIGIBLE INVENTORY" means Eligible Inventory owned by Curtis.

                  "CURTIS GUARANTY AGREEMENT" means that certain Subsidiary Guaranty, dated as of the date hereof, executed by Curtis in favor of the Agent for the benefit of the Banks and the Letter of Credit Bank, substantially in the form of EXHIBIT E hereto.

                  "CURTIS INTERCOMPANY LOANS" means loans from the Borrower to Curtis using the proceeds of Advances hereunder.

                  "DEEMED CREDIT REQUEST" has the meaning specified in Section 2.3(b) of this Agreement.

                  "DEFAULT UNDER ERISA" means: (a) the occurrence or existence of a material Accumulated Funding Deficiency in respect of any Employee Benefit Plan within the scope of Section 302(a) of ERISA, or (b) any failure by Borrower or any Subsidiary to make a full and timely payment of premiums required by Section 4001 of ERISA in respect of any Employee Benefit Plan, or (c) the occurrence or existence of any material liability under Section 4062, 4063, 4064, 4069, 4201, 4217 or 4243 of ERISA in respect of any Employee Benefit Plan, or (d) the occurrence or existence of any material breach of any other law or regulation in respect of any such Employee Benefit Plan, or (e) the institution or existence of any action for the forcible termination of any such Employee Benefit Plan which is within the scope of Section 4001(a)(3) or (15) of ERISA.

                  "DEPOSIT ACCOUNT" means (a) any deposit account and (b) any demand, time, savings, passbook, or a similar account, in either case maintained with any Person by the Borrower or any of its Affiliates, other than an account evidenced by a certificate of deposit.

                  "DISTRIBUTION" means, in respect of a Person, a payment made, liability incurred or other consideration given by such Person for the purchase, acquisition, redemption or retirement of any capital stock (whether added to treasury or otherwise) of such Person or as a dividend, return of capital or other distribution in respect of the capital stock of such Person (other than any stock dividend or stock split payable solely in capital stock of such Person).

                  "DOLLARS" and the sign "$" each means lawful money of the United States.

                  "ELIGIBLE ACCOUNTS" means, with respect to any Person, only such Accounts of such Person as the Agent, in its reasonable discretion, shall from time to time consider to be Eligible Accounts and, by way of example and not limitation, excluding Accounts which:

                           (a) either: (i) remain unpaid more than ninety (90)
                  days after the original invoice date or (ii) have an original due date greater than ninety (90) days after the original date of invoice, PROVIDED, HOWEVER, that, in respect of Curtis, Contract Receivables shall be deemed to be Eligible Accounts in an amount not to exceed, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000);

                           (b) have arisen from services performed by the
                  Account Creditor to or for the Account Debtor outside the ordinary course of business;

                           (c) have arisen from the sale by the Account Creditor
                  of goods where such goods have not been shipped or delivered to the Account Debtor;

                           (d) have arisen from transactions which are not
                  complete, are not bona fide, or require further acts on the part of the Account Creditor to make such Account payable by the Account Debtor;

                           (e) have arisen in connection with sales of goods
                  which were shipped or delivered to the Account Debtor on other than an absolute sale basis, such as shipments or deliveries made on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding;

                           (f) have arisen in connection with sales of goods
                  which were, at the time of sale thereof, subject to any Lien, except the security interest in favor of the Agent created by the Loan Documents;

                           (g) are subject to any provision prohibiting
                  assignment or requiring notice of or consent to such assignment;

                           (h) are subject to any Lien other than the Lien in
                  favor of the Agent;

                           (i) are Accounts with respect to which the Account
                  Debtor is currently asserting setoff, counterclaim, defense, allowance, dispute, or adjustment rights, or are Accounts that have arisen in connection with the sale of goods which have been returned, rejected, repossessed, lost or damaged;

                           (j) are owed from an Account Debtor about which the
                  Account Creditor has received notice that such Account Debtor is the subject of Financial Impairment or has suspended normal business operations, dissolved, liquidated or terminated its existence;

                           (k) are owed by any Account Debtor located in New
                  Jersey or Minnesota unless the Account Creditor has filed all legally required Notice of Business Activities Reports with the New Jersey Department of Taxation or the Minnesota Department of Revenue, respectively;

                           (l) are Accounts with respect to which the Account
                  Debtor is located in any jurisdiction which requires that the Account Creditor, in order to sue any Person in such jurisdiction's courts, either (i) qualify to do business in such jurisdiction or (ii) file a report with the taxation division of such jurisdiction for the then current year, unless the Account Creditor has fulfilled such requirements to the extent applicable for the then current year;

                           (m) are evidenced by Chattel Paper or any Instrument
                  of any kind (including, without limitation, any promissory notes);

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




                           (n) are Accounts with respect to which any of the
                  representations, warranties, covenants and agreements contained in this Agreement or any of the other Loan Documents are not or have ceased to be complete and correct or have been breached;

                           (o) are Accounts with respect to which the Account
                  Debtor is also a supplier or creditor of the Account Creditor, except to the extent that the aggregate amount owed to the Account Creditor by such Account Debtor exceeds the aggregate amount owed to such Account Debtor by the Account Creditor;

                           (p) are Accounts with respect to which the Agent does
                  not have a first priority, perfected security interest;

                           (q) represent a progress billing or have had the time
                  for payment extended by the Account Creditor without the consent of the Agent (for the purposes hereof, "progress billing" means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor's obligation to pay such invoice is conditioned upon the Account Creditor's completion of any further performance under the contract or agreement);

                           (r) are owed by a Person that is not a citizen of or
                  organized under the laws of the United States or any State or are owed by any Person located outside of the United States unless (i) such Accounts are owed by an Account Debtor located in Canada and the Agent has a first priority lien perfected to its satisfaction in such Accounts, or (ii) payment of such Accounts is guaranteed by a letter of credit in form and substance and issued by a financial institution satisfactory to the Agent, in its sole discretion, and which has been transferred or assigned to the Agent as security for the Obligations.

                           (s) are owed any government or any department,
                  agency, or instrumentality thereof;

                           (t) are owed by any State or any department, agency,
                  or instrumentality thereof unless the Account Creditor has complied with any applicable statutory or regulatory requirements thereof in respect of the Agent's security interest therein as granted hereunder;

                           (u) are owed by an Affiliate of the Account Creditor;

                           (v) are owed by an Account Debtor with respect to
                  which more than fifty percent (50%) of the balances then outstanding on Accounts owed by such Account Debtor and its Affiliates to the Account Creditor has remained unpaid for more than ninety (90) days from the dates of their original due dates, as applicable; or

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




                           (w) are, in the Agent's reasonable credit judgment,
                  Accounts of an Account Debtor which is deemed to be an unacceptable credit risk or Accounts which are otherwise deemed unacceptable. The Agent shall use reasonable efforts to notify the Borrower of any such determination under this clause (v), but shall not be liable for any damages arising out of any failure to so notify the Borrower.

                  "ELIGIBLE ASSIGNEE" means (i) a Bank or any Affiliate thereof;
         (ii) a commercial bank having total assets in excess of $1,000,000,000;
         (iii) a finance company, insurance company, other financial institution or fund, reasonably acceptable to the Agent and approved by the Borrower, which is regularly engaged in making, purchasing or investing in loans; (iv) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having total assets in excess of $1,000,000,000; or (v) a finance company, insurance company, bank, other financial institution or fund reasonably acceptable to the Agent and the Borrower.

                  "ELIGIBLE INVENTORY" means, with respect to any Person, only such Inventory of such Person, valued at the lower of cost (on a first in, first out basis) or market, as the Agent, in its reasonable discretion, shall from time to time consider to be Eligible Inventory and, by way of example and not limitation, excluding Inventory which:

                           (a) consists of obsolete, damaged, defective,
                  unmerchantable, spoiled, outdated or unsalable items;

                           (b) consists of goods not held for sale, such as work
                  in process, any labels, any maintenance items, any supplies and packaging, and any Inventory used in connection with research and development; PROVIDED, that (i) raw materials shall be considered goods not held for sale under this clause
                  (b) and (ii) work in process consisting of replacement parts of A.B. Dick shall not be considered goods not held for sale under this clause (b);

                           (c) is "R3500 Inventory" of A.B. Dick or is subject
                  to a Lien other than in favor of the Agent;

                           (d) is not subject to a first priority, perfected
                  security interest in favor of the Agent;

                           (e) is located at a location not owned by the Person
                  owning such Inventory and for which such Person has not delivered to the Agent an appropriate landlord or warehouseman's waiver, in form and substance satisfactory to the Agent;

                           (f) is in the possession of a bailee or other third
                  Person including Inventory held by a third party for processing or Inventory purchased by but not yet delivered to such Person and for which such Person has not delivered to

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



                  the Agent an appropriate bailee's waiver, in form and substance satisfactory to the Agent;

                           (g) is held by such Person on consignment or
                  Inventory held by or placed into the possession of a third Person for sale or display by that third Person;

                           (h) is located outside of the United States;

                           (i) is manufactured, produced or purchased pursuant
                  to any contract with the United States government, any agency or instrumentality thereof or prime contractor thereof, which contract provides for progress or advance payments to the extent such Inventory is identified to such contract; or

                           (j) is, in the Agent's reasonable credit judgment,
                  Inventory which is otherwise deemed ineligible.

                  "EMPLOYEE BENEFIT PLAN" means an "employee benefit plan" as defined in Section 3(3) of ERISA of the Borrower or any of its ERISA Affiliates or any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA or any "pension plan" as defined in Section 3(2) of ERISA or any "welfare plan" as defined in Section 3(1) of ERISA.

                  "ENVIRONMENTAL CLAIMS" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, complaints, liens, notices of non-compliance, requests for information, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, instituted by any Person, including, without limitation, (a) by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or (b) by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health or the environment.

                  "ENVIRONMENTAL LAWS" means any federal, state or local law, regulation, ordinance, or order pertaining to the protection of the environment and the health and safety of the public, including (but not limited to) CERCLA, RCRA, the Hazardous Materials Transportation Act, 49 USC Section 1801 et seq., the Federal Water Pollution Control Act (33 USC Section 1251 et seq.), the Toxic Substances Control Act (15 USC
         Section 2601 et seq.) and the Occupational Safety and Health Act (29 USC Section 651 et seq.), and all similar state, regional or local laws, treaties, regulations, statutes or ordinances, common law, civil laws, or any case precedents, rulings, requirements, directives or requests having the force of law of any foreign or domestic governmental authority, agency or tribunal, and all foreign equivalents thereof, as the same have been or hereafter may be amended, and any and all analogous future laws, treaties, regulations, statutes or ordinances, common law, civil laws, or any case precedents, rulings, requirements, directives or requests having the force of law of any foreign or domestic governmental authority, agency or tribunal and the regulations promulgated pursuant thereto, which governs: (a) the existence, cleanup and/or remedy of contamination on property; (b) the emission or discharge of Hazardous Materials into the environment; (c) the control of hazardous wastes; (d) the use, generation, transport, treatment, storage, disposal, removal or recovery of Hazardous Materials; or (e) the maintenance and development of wetlands.

                  "ENVIRONMENTAL PERMITS" means all permits, approvals, certificates, notifications, identification numbers, licenses and other authorizations required under any applicable Environmental Laws or necessary for the conduct of business.

                  "ENVIRONMENTAL REMEDIATION" means any curative measure taken in respect of any non-compliance with, or otherwise related to, any Environmental Law.

                  "EQUIPMENT" means "equipment" (as defined in the UCC) and fixtures (as defined in the UCC) including, without limitation, all machinery, equipment, furniture, furnishings, fixtures, and packaging production equipment, parts, material handling equipment, supplies, and motor vehicles (titled and untitled) of every kind and description, now or hereafter owned by the Borrower, or in which the Borrower may have or may hereafter acquire any interest, wheresoever located.

                  "ERISA" means the Employee Retirement Income Security Act of 1974 (Public Law 93-406), as amended, and in the event of any amendment affecting any section thereof referred to in this Agreement, that reference shall be a reference to that section as amended, supplemented, replaced or otherwise modified.

                  "ERISA AFFILIATE" of any Person means any other Person that for purposes of Title IV of ERISA is a member of such Person's controlled group, or under common control with such Person, within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time.

                  "ERISA REGULATOR" means any governmental agency (such as the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation) having any regulatory authority over any Employee Benefit Plan.

                  "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "EUROCURRENCY RESERVE PERCENTAGE" means, for any Interest Period in respect of any LIBOR Rate Advance, as of any date of determination, the aggregate of the then stated maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, applicable to such Interest Period (if more than one such percentage is applicable, the daily average of such percentages for those days in such Interest Period during which any such percentages shall be so applicable) by the Board of Governors of the Federal Reserve System, any successor thereto, or any other banking authority, domestic or foreign, to which the Agent or any Bank may be subject in respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board) or in respect of any other category of liabilities including deposits by reference to which the interest rate on LIBOR Rate Advances is determined or any category of extension of credit or other assets that include the LIBOR Rate Advances. For purposes hereof, such reserve requirements shall include, without limitation, those imposed under Regulation D of the Federal Reserve Board and the LIBOR Rate Advances shall be deemed to constitute Eurocurrency Liabilities subject to such reserve requirements without benefit of credits for proration, exceptions or offsets which may be available from time to time to any Bank under said Regulation D.

                  "EVENT OF DEFAULT" has the meaning specified in Section 9 of this Agreement.

                  "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest one hundredth of one percent (1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of Cleveland on the Business Day next succeeding such day, PROVIDED that: (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such a rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any Business Day, the Federal Funds Rate for such Business Day shall be the average of quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

                  "FIELD EXAM MATERIALS" means the following materials delivered to the Agent prior to the Closing Date and from time to time thereafter under this Agreement: accounts receivable reconciliation report, daily service and non-service billings report, accounts payable agings, past-due reports, credit memo analysis documents, shipping documentation, invoices, purchase orders, gross margin reports, inventory turn analysis reports, inventory summary reports, availability calculations, inventory-by-location reports, reserve analysis and unit placement report (slow moving report).

                  "FINANCIAL IMPAIRMENT" means, in respect of a Person, the distressed economic condition of such Person manifested by any one or more of the following events:

                           (a) the discontinuation of the business of the
                  Person;

                           (b) the adjudication of the Person as a debtor or
                  having an order for relief under Title 11 of the United States Code entered against the Person;

                           (c) the Person ceases or is unable or admits in
                  writing its inability, to make timely payment upon the Person's debts, obligations, or liabilities as they mature or come due;

                           (d) assignment by the Person for the benefit of
                  creditors;

                           (e) voluntary institution by the Person or consent
                  granted by the Person to the involuntary institution (whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting: (i) the jurisdiction of the forum or (ii) any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise) of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction;

                           (f) voluntary application by the Person for or
                  consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (i) for the Person or (ii) of or for all or any substantial part of the Person's property;

                           (g) the commencement or filing against a Person,
                  without such Person's application, approval or consent, of an involuntary proceeding or an involuntary petition seeking: (a) liquidation, reorganization or other relief in respect of such Person, its debts or all or a substantial part of its assets under any Federal, state or foreign bankruptcy, insolvency, receivership, or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, and, in any such case, either (i) such proceeding or petition shall continue undismissed for sixty (60) days or (ii) an order or decree approving or ordering any of the foregoing shall be entered; or

                           (h) any judgment, writ, warrant of attachment,
                  execution, or similar process is issued or levied involving an amount which is deemed by the Agent to be material, against any Person or against such Person's assets and such judgment, writ, warrant of attachment, execution, or similar process is not released, vacated, or fully bonded within thirty (30) days after it is issued, levied or rendered.

                  "FISCAL MONTH" means any of the twelve consecutive monthly fiscal accounting periods collectively forming a Fiscal Year of the Borrower.

                  "FISCAL QUARTER" means any of the four consecutive three-month fiscal accounting periods collectively forming a Fiscal Year of the Borrower and ending on March 31, June 30, September 30 and December 31 of each calendar year.

                  "FISCAL YEAR" means the Borrower's regular annual accounting period for federal income tax purposes ending on December 31 of each calendar year.

                  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession and which have been applied in the preparation of the financial statements referred to in Section 1.3 of this Agreement and otherwise consistently applied.

                  "GEC" means General Electric Company, Ltd.

                  "GEC INDEMNITY" means the indemnification obligations of GEC to the Borrower or any Subsidiary Guarantor under a certain Purchase Agreement between the Borrower and GEC, dated January 17, 1997.

                  "GENERAL INTANGIBLES" means all "general intangibles" (as defined in the UCC) of the Borrower including, without limitation, all present and future choses in action, causes of action and all other intangible personal property of the Borrower of every kind and nature (other than Accounts), now or hereafter arising, all corporate or other business records; inventions, designs, blueprints, patents and patent applications, trademarks and trademark applications, trade names, trade secrets, goodwill, registrations, copyrights, licenses, franchises, customer lists, tax refunds, tax refund claims, rights and claims against carriers and shippers, and rights to indemnification.

                  "GUARANTOR" means a Person who pledges his credit or property in any manner for the payment or other performance of Indebtedness, agreements or other obligation of another Person including, without limitation, any guarantor (whether of collection or payment), any obligor in respect of a standby letter of credit or surety bond issued for the account of another Person, any surety, any co-maker, any endorser, and any Person who agrees conditionally or otherwise to make any loan, purchase or investment in order thereby to enable another Person to prevent or correct a default of any kind.

                  "GUARANTY" means the obligation of a Guarantor.

                  "GUARANTY AGREEMENT" means, collectively, the A.B. Dick Guaranty Agreement, the Curtis Guaranty Agreement, and the agreements of any Guarantor(s) of the Obligations incurred after the Closing Date.

                  "HAZARDOUS MATERIAL" means and includes: (a) any asbestos or other material composed of or containing asbestos which is, or may become, even if properly

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



         managed, friable, (b) petroleum and any petroleum product, including crude oil or any fraction thereof, and natural gas or synthetic natural gas liquids or mixtures thereof, (c) any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) CERCLA or RCRA, any so-called "Superfund" or "Superlien" law, or any other applicable Environmental Laws, and (d) any other substance whose generation, handling, transportation, treatment or disposal is regulated pursuant to any Environmental Laws.

                  "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (iii) agreements entered into for the purpose of fixing or hedging the risks associated with fluctuations in foreign exchange rates.

                  "INDEBTEDNESS" means, with respect to any Person, without duplication, (a) indebtedness for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person for the deferred purchase price of property or services (other than accrued liabilities incurred in the ordinary course of business), (d) obligations of such Person as lessee under Capitalized Leases, (e) all obligations of such Person as an account party in respect of letters of credit or banker's acceptances, (f) liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA, (g) obligations of a third party secured by any Lien on the properties or assets of such Person, (h) obligations of such Person in respect of currency or interest rate swap or interest rate cap or comparable transactions, (i) obligations secured by any Lien on the properties or assets of such Person and (j) obligations under any direct or indirect Guaranty in respect of indebtedness or obligations of a third party of the kinds referred to in clauses (a) through (i) above.

                  "INSTRUMENTS" means "instruments" as defined by the UCC.

                  "INTELLECTUAL PROPERTY" means all inventions, designs, patents, and applications therefor, trademarks, service marks, trade names, and registrations and applications therefor, copyrights, any registrations therefor, and any licenses thereof, whether now owned or existing or hereafter arising or acquired.

                  "INTERCOMPANY LOANS" means loans from the Borrower to a Subsidiary Guarantor using the proceeds of Advances hereunder and includes, as of the Closing Date, A.B. Dick Intercompany Loans and Curtis Intercompany Loans. All funds downstreamed by the Borrower to a Subsidiary Guarantor using the proceeds of Advances hereunder are deemed to be Intercompany Loans.

                  "INTERCOMPANY NOTE" means, in respect of any Intercompany Loan, the promissory note evidencing such Intercompany Loan, substantially in the form of EXHIBIT L-1.

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




                  "INTERCOMPANY SECURITY AGREEMENT" means, in respect of any Intercompany Loan, the security agreement securing such Intercompany Loan, substantially in the form of EXHIBIT L-2.

                  "INTEREST PERIOD" means, for each LIBOR Rate Advance comprising a Borrowing, the period commencing on the date of such LIBOR Rate Advance or the date of the Rate Conversion or Rate Continuation of any Advances into such LIBOR Rate Advance and ending on the numerically corresponding day of the period selected by the Borrower pursuant to the provisions hereof and each subsequent period commencing on the last day of the immediately preceding Interest Period in respect of such LIBOR Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions hereof; PROVIDED, HOWEVER, that the duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may select by delivery to the Agent of a Credit Request therefor in accordance with Section 2.3(a) of this Agreement and; PROVIDED, FURTHER, that:

                         (i) the Interest Period for each LIBOR Rate Advance comprising part of the same Borrowing shall be of the same duration;

                        (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; PROVIDED, HOWEVER, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

                       (iii) if the Interest Period commences on a Business Day for which there is no numerical equivalent in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of that calendar month; and

                        (iv) with respect to LIBOR Rate Advances comprising any Revolving Credit Borrowing, no Interest Period may end on a date later than the Revolving Credit Termination Date.

                  "INVENTORY" means all "inventory" (as defined in the UCC) now owned or hereafter acquired by the Borrower including, without limitation, all goods, merchandise, work-in-process, raw materials, finished goods, and inventory held for lease to other Persons, all other materials, supplies, and tangible personal property of any kind, nature, or description held for sale or lease or for display or demonstration, or furnished or to be furnished under contracts of service, or which are or which might be used or consumed in connection with the manufacturing, packing, shipping, advertising, selling, leasing, or furnishing of such goods, merchandise, or other personal property, all documents of title or other documents pertaining thereto, and all proceeds of the foregoing.

                  "INVESTMENT ACCOUNT" means Account No. _____________ at KeyBank National Association, Cleveland, Ohio, or such other account(s) as the Borrower shall from time to time designate to the Agent in writing.

                  "INVESTMENT PROPERTY" means all "Investment Property" (as defined in the UCC from and after January 1, 1998) now or hereafter acquired by the Borrower.

                  "KCCI" means Key Corporate Capital Inc., a Michigan corporation.

                  "LAW" means any law, treaty, regulation, statute or ordinance, common law, civil law, or any case precedent, ruling, requirement, directive or request having the force of law of any foreign or domestic governmental authority, agency or tribunal.

                  "LC EXPOSURE" means, with respect to any Bank, at any time of determination, such Bank's Ratable Portion of the sum of: (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, PLUS (b) the aggregate amount that has been drawn under such Letters of Credit for which the Letter of Credit Bank or the Banks, as the case may be, have not at such time been reimbursed by the Borrower.

                  "LENDING OFFICE" means, with respect to any Bank, the office of such Bank specified as its "Lending Office" under its name on the signature pages hereto, or such other office of such Bank as such Bank may from time to time specify in writing to the Borrower and the Agent as the office at which Advances are to be made and maintained.

                  "LETTER OF CREDIT" means each Trade Letter of Credit or Standby Letter of Credit.

                  "LETTER OF CREDIT BANK" means Key Corporate Capital Inc., a Michigan corporation and its successors and assigns.

                  "LETTER OF CREDIT COLLATERAL ACCOUNT" has the meaning set forth in Section 10.9.

                  "LETTER OF CREDIT COMMITMENT" means the commitment of the Letter of Credit Bank to issue Letters of Credit for the account of the Borrower in an undrawn face amount of up to Three Million Dollars ($3,000,000).

                  "LIBOR RATE ADVANCE" means an Advance which bears interest as provided in Section 2.10(a)(ii) of this Agreement.

                  "LIBOR RATE BORROWING" means a Borrowing consisting of LIBOR Rate Advances.

                  "LIEN" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "LOAN ACCOUNT" has the meaning set forth in Section 2.1(c).

                  "LOAN DOCUMENTS" means this Agreement, any note, mortgage, security agreement, or other lien instrument, reimbursement agreement, financial statement, audit report, environmental audit, notice, request of advance, interest rate swap or hedge agreement, cash management agreement, officer's certificate or other writing of any kind which is now or hereafter required to be delivered by or on behalf of the Borrower to the Agent, the Letter of Credit Bank or the Banks (or any of their respective Affiliates) in connection with this Agreement, including, without limitation, the Revolving Credit Notes and the other writings referred to in Sections 2 and 3 of this Agreement.

                  "LONDON INTERBANK OFFERED RATE" means, for any Interest Period with respect to a LIBOR Rate Borrowing, the quotient (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%) of: (x) the per annum rate of interest, determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Rate Advance, appearing on Page 3750 of the Telerate Service (or any successor or substitute page of such Service, or any successor to or substitute for such Service providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period DIVIDED BY (y) a number equal to 1.00 MINUS the Eurocurrency Reserve Percentage. In the event that such rate quotation is not available for any reason, then the rate (for purposes of clause (x) hereof) shall be the rate, determined by the Agent as of approximately 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period pertaining to such LIBOR Rate Advance, to be the average (rounded upwards, if necessary, to the nearest one sixteenth of one percent (1/16th of 1%) of the per annum rates at which Dollar deposits in immediately available funds in an amount comparable to KCCI's Ratable Portion of such LIBOR Borrowing and with a maturity comparable to such Interest Period are offered to the prime banks by leading banks in the London interbank market. The London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

                  "LONG-TERM DEBT" means long-term debt of the Borrower and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

                  "MARGIN ADJUSTMENT DATE" has the meaning specified in Section 2.10(b) of this Agreement.

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




                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on:
         (a) the business, properties, operations or condition (financial or otherwise) of the Borrower or any Subsidiary Guarantor, (b) a material portion of the Collateral, (c) the Borrower's ability to repay the Obligations, (d) the Agent's security interest and lien or the priority thereof, or (e) the legality, validity or enforceability of this Agreement, the other Loan Documents or any Lien created hereby or thereby.

                  "MATERIAL BUSINESS AGREEMENT" means each agreement of the Borrower (not including Material License Agreements) set forth on the Supplemental Schedule as being an agreement the termination of which could reasonably be expected to result in liabilities or losses in excess of $300,000.

                  "MATERIAL LICENSE AGREEMENT" means each license agreement of the Borrower in respect of Third Party Intellectual Property set forth on the Supplemental Schedule as being a license agreement the termination of which could reasonably be expected to result in liabilities or losses in excess of $300,000.

                  "MAXIMUM LAWFUL RATE" has the meaning specified in Section 14.10.

                  "MULTIEMPLOYER PLAN" means any Employee Benefit Plan which is a "multiemployer plan" as such term is defined in section 4001(a)(3) of ERISA.

                  "NET PROCEEDS" means (i) the cash proceeds (including cash proceeds subsequently received in respect of non-cash consideration initially received) from any sale, transfer or other disposition (other than (A) any sale of inventory in the ordinary course, (B) the sale of up to $250,000 of Equipment that is obsolete or otherwise no longer used or useful during any Fiscal Year and (C) proceeds from the sale of assets of A.B. Dick resulting from the relocation of A.B. Dick's offices and manufacturing facilities during 1998) of any asset of the Borrower or any of its Subsidiaries to any Person (other than the Borrower or any other Subsidiary of the Borrower) net of selling expenses, including any reasonable broker's fees or commissions, costs of discontinuing operations associated with such assets and sales, transfer and similar taxes and (ii) the cash proceeds from the issuance and/or sale of equity or debt securities of the Borrower or any of its Subsidiaries pursuant to any public offering or issuance or sale of any equity securities of the Borrower or any of its Subsidiaries pursuant to any private placement (other than the Senior Note Offering), net of transaction costs.

                  "NOTES" means, collectively, each of the Revolving Credit Notes executed and delivered by the Borrower to the Banks under this Agreement.

                  "OBLIGATIONS" means the present and future obligations of the Borrower and/or its Subsidiaries to the Banks under this Agreement or any Loan Document including, without limitation, the outstanding principal and accrued interest in respect of any Revolving Credit Advances and LC Exposure (including interest accruing after a petition for relief under the federal bankruptcy laws has been filed), the reimbursement

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



         obligation in respect of the LC Exposure, all fees owing to the Letter of Credit Bank, the Banks or the Agent under this Agreement and the other Loan Documents, any amounts owing under any Reimbursement Agreement, the amounts owing by the Borrower and/or its Subsidiaries under any interest rate cap or hedge agreement, the reimbursement obligations of the Borrower under Letters of Credit, the Related Expenses, and any expenses, taxes, Other Taxes, compensation, indemnification obligations or other amounts owing by the Borrower to the Agent, the Letter of Credit Bank or any Bank under this Agreement, the Notes or any Loan Document.

                  "OPERATING ACCOUNT" means account no._________________, maintained by and in the name of the Borrower with KeyBank National Association for the purposes of disbursing the proceeds of Revolving Credit Advances, which account shall in no case be a payroll account.

                  "OTHER TAXES" has the meaning specified in Section 13.3(b) of this Agreement.

                  "PARENT COMPANY" means NES Group, Inc., a Delaware corporation.

                  "PAYMENT OFFICE" means such office of the Agent specified as its "payment office" under its name on the signature pages hereto, or such other office as the Agent may from time to time specify in writing to the Borrower and the Banks as the office to which payments are to be made by the Borrower or the Banks, as the case may be.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any other governmental authority succeeding to any of its functions.

                  "PC+ PRODUCTS" means all products and services sold or leased by Curtis in connection with the PC+ product.

                  "PERMITTED ACCOUNT" has the meaning set forth in Section 6.3.

                  "PERMITTED ACQUISITION" means:

                  (i) with respect to any Acquisition which will be funded, in whole or in part, with Advances or proceeds of Advances, an Acquisition by a Subsidiary Guarantor (or a Subsidiary of such a Subsidiary Guarantor organized for the purpose of effecting such Acquisition) with respect to which all of the conditions set forth below shall have been satisfied in full:

                           (a) the primary business activity of the Acquisition
                  target is the same or substantially similar to the business activities of the acquiring Person;

                           (b)(i) Neither the Borrower nor any of its
                  Subsidiaries shall have assumed or agreed to remain liable with respect to any Indebtedness (including any material tax or ERISA liability) of the Acquisition target, except (A) to the extent permitted under Section 8.3(c) and (B) obligations of the Acquisition target incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and (ii) any other such liabilities or obligations not permitted to be assumed or otherwise supported by the Borrower or its Subsidiaries hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such Acquisition;

                           (c) no Event of Default or Potential Default exists
                  immediately prior to such Acquisition or would occur immediately after giving effect thereto;

                           (d) the Agent and the Banks are satisfied that, after
                  giving effect to the proposed Acquisition, the Borrower and each of its Subsidiary Guarantors shall be in compliance with the provisions of Section 8.4, determined on a pro forma basis giving effect to the proposed Acquisition; and

                           (e) if such Acquisition has Acquisition Consideration
                  exceeding $20,000,000, such Acquisition shall have been approved in writing by the Required Banks, in their reasonable discretion; and

                  (ii) with respect to any Acquisition funded other than as described in clause (a) above, an Acquisition of the Borrower or a Subsidiary Guarantor that is permitted by the Senior Note Documents, so long as no Event of Default or Potential Default exists immediately prior to such Acquisition or would occur immediately after giving effect thereto.

                  "PERMITTED DISCRETION" means the good faith judgment or good faith exercise of discretion by the Agent to the extent based upon any factor or circumstance which the Agent believes in good faith (the burden of establishing lack of good faith being on the Borrower): (a) will or could reasonably be expected to adversely affect the value of any Collateral (ordinary wear and tear excepted), the enforceability or priority of the Agent's Liens thereon in favor of the Banks or the amount which the Agent and the Banks would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (b) suggests that any collateral report or financial information delivered to the Agent by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect; (c) could reasonably be expected to increase materially the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or to which any of the Collateral is subject; or (d) creates or could reasonably be expected to create a Potential Default or Event of Default. In exercising such judgment, the Agent may consider in good faith such factors or circumstances already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) the financial and business condition of the Borrower,
         (ii) changes in collection history and dilution with respect to the Accounts, (iii) material changes in demand for, and changes in pricing of, Inventory, (iv) changes in any concentration of risk with respect to Accounts or Inventory, (v) any other factors or circumstances that will or could reasonably be expected to have a Material Adverse Effect,
         (vi) history of
         charge-backs or other credit adjustments, and (vii) any other factors that change or could reasonably be expected to materially change the credit risk of lending to any of the Borrowers on the security of the Accounts or the Inventory.

                  "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  "POTENTIAL DEFAULT" means an event, condition or thing which with the lapse of any applicable grace period or with the giving of notice or both would constitute, an Event of Default referred to in
         Section 9 of this Agreement and which has not been appropriately waived in writing in accordance with this Agreement or fully corrected, prior to becoming an actual Event of Default.

                  "PROCEEDS" means all "proceeds" (as defined in the UCC) of any and all of the Collateral made or due and payable to the Borrower from time to time including, without limitation, all proceeds in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any Person acting under color of governmental authority) and, to the extent not otherwise included, all payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the Collateral.

                  "PRODUCTS" means property directly or indirectly resulting from any manufacturing, processing, assembling or commingling of any Inventory.

                  "PROPERTIES" has the meaning specified in Section 7.9 of this Agreement.

                  "RATABLE PORTION" means, in respect of any Bank, the quotient (expressed as a percentage) obtained at any time by dividing: (x) such Bank's Revolving Credit Commitment at such time BY (y) the aggregate amount of the Revolving Credit Commitments of all of the Banks; PROVIDED, HOWEVER, that if all of the Revolving Credit Commitments are terminated pursuant to the terms hereof, then, Ratable Portion means the quotient (expressed as a percentage) obtained by dividing (x) the aggregate amount of such Bank's Advances by (y) the aggregate amount of Advances of all of the Banks outstanding at such time.

                  "RATE CONTINUATION" means a continuation of LIBOR Rate Advances having a particular Interest Period as LIBOR Rate Advances having an Interest Period of the same duration pursuant to Section 2.7 of this Agreement.

                  "RATE CONVERSION" means a conversion pursuant to Section 2.7 of this Agreement of Advances of one Type into Advances of another Type and, with respect to LIBOR Rate Advances, from one permissible Interest Period to another permissible Interest Period.

                  "RATE CONVERSION/CONTINUATION REQUEST" has the meaning specified in Section 2.7 of this Agreement.

                  "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 ET SEQ.

                  "REGULATORY CHANGE" means, as to any Bank, any change in United States federal, state or foreign Laws or regulations or the adoption or making of any interpretations, directives or requests of or under any United States federal, state or foreign Laws or regulations (whether or not having the force of Law) by any court or governmental authority charged with the interpretation or administration thereof.

                  "REIMBURSEMENT AGREEMENT" has the meaning set forth in Section 2.8(b) of this Agreement.

                  "RELATED PARTY" means, with respect to any Person, (A) any 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Person; or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or other Persons beneficially holding an 80% or more controlling interest of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (A); or (C) the estate of such Person until such estate is distributed pursuant to his will or applicable state law.

                  "REMITTANCES" means, in respect of any Person, all payments of every kind (other than Collections in respect of Accounts) to such Person, including, without limitation, payments on Indebtedness owing to such Person (including Intercompany Loans), cash payments in respect of Inventory sales, payments in respect of other dispositions of Collateral (other than Inventory in the ordinary course of business) and real property of such Person, insurance proceeds, condemnation awards and tax refunds.

                  "REPORTABLE EVENT" means any of the events set forth in
         Section 4043 of ERISA excluding those events for which the requirement of notice has been waived by the PBGC.

                  "REQUIRED BANKS" means, at any time, Banks having at least sixty percent (60%) of the aggregate amount of the Revolving Credit Commitments of all of the Banks at such time; PROVIDED, HOWEVER, that if all of the Revolving Credit Commitments are terminated pursuant to the terms hereof, then, Required Banks means Banks having at least sixty percent (60%) of the aggregate amount of Advances of all of the Banks outstanding at such time.

                  "RESERVE AMOUNT" means an amount determined by the Agent, in its Permitted Discretion, as a reserve against Collateral values and potential or anticipated obligations of the Borrower but without duplication of amounts already reserved against the value of Collateral under the definitions of "Eligible Inventory" or "Eligible Accounts." Without limiting the generality of the foregoing, the Reserve Amount shall include: (a) tax liabilities and other obligations owing to governmental entities, (b) litigation liabilities, (c) amounts that are required to be expended in order for Borrower and each of Borrower's operations and property to comply with Environmental Laws or in order to correct any violation by Borrower or each of Borrower's operations or property of Environmental Laws, (d) the anticipated costs and expenses relating to the liquidation of Collateral, (e) unpaid sales taxes, (f) liabilities and other obligations owing by Borrower to any lessor of real property leased by Borrower or to any warehouseman, and
         (g) reserves for any claims asserted or likely to be asserted (in Agent's sole determination) that have resulted or would result in Liens on the Collateral.

                  "RESTRICTED ACCOUNT AGREEMENT" means that certain _________ Agreement, dated as of April 1, 1998, between the Borrower, the Agent and KeyBank National Association.

                  "REVOLVING CREDIT ADVANCE" means an Advance made by a Bank to the Borrower pursuant to Section 2.1 of this Agreement (whether an Advance made by a Bank pursuant to a Credit Request or an Advance made by a Bank by reason of a Deemed Credit Request), including Settlement Advances and Agent Special Advances;

                  "REVOLVING CREDIT BORROWING" means a Borrowing consisting of Revolving Credit Advances.

                  "REVOLVING CREDIT COMMITMENT" means, in respect of any Bank, the commitment of such Bank to advance Revolving Credit Advances up to the amount set forth in Annex I.

                  "REVOLVING CREDIT NOTE" means a promissory note of the Borrower payable to the order of a Bank, in substantially the form of EXHIBIT A-1 hereto, and in the original principal amount of such Bank's Revolving Credit Commitment, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Revolving Credit Advances made by such Bank.

                  "REVOLVING CREDIT TERMINATION DATE" means April 1, 2003, or earlier if terminated pursuant to the terms of this Agreement.

                  "SENIOR NOTES" means the 9-5/8% Series A Senior Notes due 2008 issued by the Borrower in an aggregate principal amount of up to $150,000,000 in connection with the Senior Note Offering.

                  "SENIOR NOTE INDENTURE" means that certain Senior Note Indenture between the Borrower and Norwest Bank Minnesota, National Association, as Trustee, dated April 1, 1998.

                  "SENIOR NOTE OFFERING" means the offering by the Borrower of its Senior Notes pursuant to the Senior Note Indenture.

                  "SENIOR NOTE OFFERING DOCUMENTS" means each agreement, instrument, report, statement or other document or writing executed or delivered in connection with the consummation of the Senior Note Offering.

                  "SETTLEMENT" has the meaning set forth in Section 2.4(e) of this Agreement.

                  "SETTLEMENT DATE" has the meaning set forth in Section 2.4(e)(i) of this Agreement.

                  "SETTLEMENT ADVANCE" has the meaning set forth in Section 2.4(e) of this Agreement.

                  "SOLVENT" means, with respect to any Person, as of any date of determination, that: (a) the fair value of the property of the Person as of such date is greater than the total amount of the liabilities (including contingent liabilities computed at the amount that, in light of all the facts and circumstances existing as of such date, represents the amount that can reasonably be expected to become an actual or matured liability) of the Person, (b) the present fair salable value of the assets of the Person as of such date is not less than the amount that will be required to pay the probable liabilities of the Person on its debts as they become absolute and matured, (c) the Person is able to pay all liabilities of the Person as those liabilities mature, and
         (d) the Person does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage. The determination of whether a Person is Solvent shall take into account all such Person's Properties and liabilities regardless of whether, or the amount at which, any such Property or liability is included on a balance sheet of such Person prepared in accordance with GAAP, including Properties such as contingent contribution or subrogation rights, business prospects, distribution channels and goodwill. The determination of the sum of a Person's Properties at a fair valuation or the present fair saleable value of a Person's Properties shall be made on a going concern basis unless, at the time of such determination, the liquidation of the business in which such Properties are used or useful is in process or is demonstrably imminent. In computing the amount of contingent or unrealized Properties or contingent or unliquidated liabilities at any time, such Properties and liabilities will be computed at the amounts which, in light of all the facts and circumstances existing at such time, represent the amount that reasonably can be expected to become realized Properties or matured liabilities, as the case may be. In computing the amount that would be required to pay a Person's probable liability on its existing debts as they become absolute and matured, reasonable valuation techniques, including a present value analysis, shall be applied using such rates over such periods as are appropriate under the circumstances, and it is understood that, in appropriate circumstances, the present value of contingent liabilities may be zero.

                  "STANDBY LETTER OF CREDIT" means any letter of credit issued by the Letter of Credit Bank from time to time at the request of the Borrower pursuant to the terms of this Agreement that is not a Trade Letter of Credit.

                  "SUBORDINATED INDEBTEDNESS" means, with respect to a specified Person, any and all Indebtedness owing by such specified Person to any other Person, now or hereafter existing, that is expressly subordinated and made junior to the payment and performance in full of the Obligations and which subordination is evidenced by a written agreement in form and substance satisfactory to the Agent and the Banks.

                  "SUBSIDIARY" means, in respect of a corporate Person at any time, a corporation or other business entity the shares constituting a majority of the outstanding capital stock (or other form of ownership) or constituting a majority of the voting power in any election of directors (or shares constituting both majorities) of which are (or upon the exercise of any outstanding warrants, options or other rights would be) owned directly or indirectly at such time by such Person or another subsidiary of such Person or any combination of the foregoing.

                  "SUBSIDIARY GUARANTOR" means any Subsidiary that is also a Guarantor of the Borrower's Obligations under this Agreement, and includes, as of the Closing Date, Curtis and A.B. Dick.

                  "SUBSIDIARY GUARANTOR BLOCKED ACCOUNT" means the blocked account established by each Subsidiary Guarantor with KeyBank National Association pursuant to the security agreement executed by such Subsidiary Guarantor in favor of the Agent.

                  "SUBSIDIARY GUARANTOR CASH COLLATERAL ACCOUNT" means the cash collateral account established by each Subsidiary Guarantor with KeyBank National Association pursuant to the security agreement executed by such Subsidiary Guarantor in favor of the Agent.

                  "SUBSIDIARY GUARANTOR LOCKBOX" means the lockbox established by each Subsidiary Guarantor pursuant to the security agreement executed by such Subsidiary Guarantor in favor of the Agent.

                  "SUPPLEMENTAL SCHEDULE" means the schedule which is attached hereto as Annex II and is incorporated into this Agreement.

                  "THIRD PARTY INTELLECTUAL PROPERTY" means any Intellectual Property not owned by the Borrower or a Subsidiary.

                  "TRADE LETTER OF CREDIT" means any letter of credit used for the purchase of goods in the ordinary course of the account party's business, issued by the Letter of Credit Bank from time to time at the request of the Borrower pursuant to the terms of this Agreement.

                  "TYPE" means, when used in respect of any Advance, the LIBOR Rate or the Alternate Base Rate in effect in respect of such Advance.

                  "UCC" means the Uniform Commercial Code in effect in the State of Ohio from time to time.

                  "UNITED STATES" and "U.S." each means United States of
         America.

                  "WITHDRAWAL LIABILITY" means (in respect of the Borrower, its Subsidiaries and their ERISA Affiliates and for the purposes of clause
         (iii) of Section 8.3(j) of this Agreement), at any date of determination, the amount equal to the aggregate present value (as defined in section 3 of ERISA) at such date of the amount claimed to have been incurred as a result of a withdrawal LESS any portion thereof as to which the Borrower reasonably believes, after appropriate consideration of the possible adjustments arising under subtitle E of Title IV of ERISA, the Borrower, its Subsidiaries and their ERISA Affiliates will have no liability; PROVIDED; HOWEVER, that the Borrower shall obtain promptly written advice from independent actuarial consultants supporting such determination.

                                    ANNEX III
                                       TO
                          CREDIT AND SECURITY AGREEMENT

                    CONDITIONS PRECEDENT TO INITIAL ADVANCES

                                    ANNEX IV
                                       TO
                          CREDIT AND SECURITY AGREEMENT


                              SUPPLEMENTAL SCHEDULE